SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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EnPro Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EnPro Industries, Inc. 2014 Annual Meeting

Annual Meeting of Shareholders

The Annual Meeting of Shareholders of

EnPro Industries, Inc. will be held at:

5605 Carnegie Boulevard, Suite 500

Charlotte, North Carolina 28209

on

Wednesday, April 30, 2014 at 11:30 a.m.

EnPro Industries, Inc. 2014 Annual Meeting

Annual Meeting of Shareholders

The Annual Meeting of Shareholders of

EnPro Industries, Inc. will be held at:

5605 Carnegie Boulevard, Suite 500

Charlotte, North Carolina 28209

on

Wednesday, April 30, 2014 at 11:30 a.m.

Proxy voting options

Your vote is important!

Whether or not you expect to attend in person, we urge you to vote your shares by phone, via the Internet, or by signing, dating, and returning the enclosed proxy card or voting instruction form at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares will save us the expense and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your stock at the meeting if you desire to do so, as your vote by proxy is revocable at your option.

Voting by the Internet or telephone is fast and convenient, your vote is immediately confirmed and tabulated, and our postage and proxy tabulation costs are reduced.

If you prefer, you can vote by mail by returning the enclosed proxy card or voting instruction form in the addressed, prepaid envelope provided.

Please do not return the enclosed paper ballot if you are voting via the Internet or by telephone.

Vote by Internet

www.proxyvote.com

24 hours a day / 7 days a week

Instructions:

1.	Read the accompanying Proxy Statement.

2.	Go to the following website: www.proxyvote.com

3.	Have your proxy card or voting instruction form in hand and follow the instructions. You can also register to receive all future shareholder communications electronically, instead of in print. This means that the annual report, Proxy Statement, and other correspondence will be delivered to you via e-mail.

Vote by telephone

1-800-690-6903 via touch tone phone

toll-free 24 hours a day / 7 days a week

Instructions:

1.	Read the accompanying Proxy Statement.

2.	Call toll-free 1-800-690-6903.

3.	Have your proxy card or voting instruction form in hand and follow the instructions.

5605 Carnegie Boulevard, Suite 500

Charlotte, North Carolina 28209

Dear Shareholder:

On behalf of the board of directors and management of EnPro Industries, Inc., I invite you to our annual meeting of shareholders. The meeting will be held at the company’s headquarters located at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina on Wednesday, April 30, 2014 at 11:30 a.m.

The attached Notice of Annual Meeting of Shareholders and Proxy Statement contain details of the business to be conducted at the annual meeting.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy via the Internet, by phone, or by signing, dating, and returning the enclosed proxy card in the enclosed envelope. If you attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

Sincerely,

Stephen E. Macadam

President and Chief Executive Officer

March 20, 2014

5605 Carnegie Boulevard, Suite 500

Charlotte, North Carolina 28209

Notice of 2014 Annual Meeting of Shareholders

Date:	April 30, 2014

Time:	11:30 a.m. Eastern Time

Place:	5605 Carnegie Boulevard, Suite 500

Charlotte, North Carolina 28209

Record date:	March 7, 2014. Only shareholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the annual meeting.

Proxy voting:	Important. Please vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares via the Internet, by telephone, or by signing, dating, and returning the enclosed proxy card or voting instruction form will save the expenses and extra work of additional solicitation. If you wish to vote by mail, we have enclosed an addressed envelope, postage prepaid if mailed in the United States. Submitting your proxy now will not prevent you from voting your shares at the meeting, as your proxy is revocable at your option.

Items of business:	•	To elect nine directors from among the nominees described in the accompanying proxy statement

•	To adopt a resolution approving, on an advisory basis, the compensation paid to our named executive officers as disclosed in the accompanying proxy statement

•	To approve an amendment and restatement of our Amended and Restated 2002 Equity Compensation Plan

•	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014

•	To transact other business that may properly come before the annual meeting or any adjournment of the meeting

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 30, 2014: The proxy statement and 2013 annual report to shareholders are available at: http://2014annualmeeting.enproindustries.com.

By Order of the Board of Directors,

Robert S. McLean

Secretary

March 20, 2014

EnPro Industries, Inc.

2014 Proxy Statement

Proxy statement summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting.

Annual meeting of shareholders

Time, Place and Voting Matters

Date:	April 30, 2014

Time:	11:30 a.m. Eastern Time

Place:	5605 Carnegie Boulevard, Suite 500 Charlotte, North Carolina 28209

Record date:	March 7, 2014

Voting:	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Meeting agenda

•	Election of nine directors

•	Advisory vote to approve executive compensation

•	Approval of an amendment and restatement of our Amended and Restated 2002 Equity Compensation Plan

•	Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014

•	Transact other business that may properly come before the meeting

Voting recommendations

Matter	Board vote recommendation

Election of directors	For each director nominee

Advisory vote to approve executive compensation	For

Approval of an amendment and restatement of our Amended and Restated 2002 Equity Compensation Plan	For

Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014	For

Our director nominees

See “Proposal 1 — Election of directors” and “Corporate governance policies and practices” for more information.

The following table provides summary information about each director nominee. Each director is elected annually.

Name	Age	Director since	Occupation	Inde- pendent	Other public boards	Committee memberships
						AC	CC	NC	EC

Stephen E. Macadam	53	2008	President and CEO, EnPro		1				C

Thomas M. Botts	59	2012	Retired Executive VP, Global Manufacturing, Shell Downstream Inc.	—	1	M	M	M

Peter C. Browning	72	2002	Managing Director, Peter C. Browning & Assocs.; Former Dean, McColl School of Business, Queens University	—	3	M	C	M	M

Felix M. Brueck	58	2014	Director Emeritus, McKinsey & Company, Inc.	—	—	M	M	M

B. Bernard Burns, Jr.	65	2011	Managing Director, McGuire Woods Capital Group	—	—	M	M	M

Diane C. Creel	65	2009	Retired Chairman, CEO and President, Ecovation, Inc.	—	2	M	M	M

Gordon D. Harnett*	71	2002	Former Chairman and CEO, Materion Corporation	—	2	M	M	C	M

David L. Hauser	62	2007	Former Chairman and CEO, FairPoint Communications	—	—	C,F	M	M

Kees van der Graaf	64	2012	Former member of the board and executive committee, Unilever NV and Unilever PLC	—	2	M	M	M

AC	— Audit and Risk Management Committee

CC	— Compensation and Human Resources Committee

NC	— Nominating and Corporate Governance Committee

EC	— Executive Committee
*	— Chairman of the Board of Directors

C	— Chair

M	— Member

F	— Financial expert

Corporate governance matters

Our board of directors and management firmly embrace good and accountable corporate governance and believe that an attentive, performing board is a tangible competitive advantage. To that end, the board has undertaken substantial efforts to ensure the highest standards of corporate governance.

•	Annual director elections. Since the inception of our company, our directors have been elected to serve one-year terms. Accordingly, our full board of directors is up for election at each annual meeting of shareholders.

•	Majority voting in director elections. Under our Corporate Governance Guidelines, any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election must promptly offer his or her resignation. The board’s Nominating and Corporate Governance Committee will then consider the resignation and recommend to the board whether to accept or reject it. The board will act on the Nominating Committee’s recommendation within 90 days after the shareholders’ meeting, and the board’s decision (including an explanation of the process by which the decision was reached) will be publicly disclosed on Form 8-K. Any director who offers his or her resignation may not participate in the board’s discussion or vote.
•	Independent Chairman of the Board. Since the inception of our company, we have maintained separate the positions of Chairman of the Board of Directors, which is a non-executive position filled by an independent director, and Chief Executive Officer, who is the principal executive officer of our company.

•	CEO is only employee on the board. Our Corporate Governance Guidelines provide that normally the Chief Executive Officer should be the only employee who also serves as a director. Since the inception of our company, this has been the case.

•	Executive sessions of non-management directors. The non-management directors meet periodically in executive session without members of management present. These sessions are presided over by the Chairman of the Board of Directors.

•	Director stock-ownership requirements. Our board has adopted stock ownership requirements pursuant to which a director has until five years after the date the individual becomes a director to accumulate ownership of shares having a value equal to at least five times the annual cash retainer paid to directors. All directors who have served on the board for at least five years comply with these requirements.

Executive compensation matters

See “Compensation discussion and analysis,” “Executive compensation” and “Proposal 2 — Advisory vote approving executive compensation” for more information.

Our board of directors recommends that shareholders vote to approve, on a non-binding basis, the compensation paid to our company’s named executive officers as reported in this proxy statement.

We provide the following summary of our executive compensation practices and our 2013 business accomplishments in support of the board’s recommendation.

Our compensation practices

Our programs are designed to reward success

We design our executive officer compensation programs to attract, motivate, and retain the key executives who drive our success. Our objective is to establish pay practices that reward them for superior performance and align their interests as managers of our company with the long-term interests of our shareholders.

We achieve our objectives through compensation that:

•

is primarily performance based, with the percentage of an executive officer’s total compensation opportunity that is based on our financial performance increasing with the officer’s level of responsibility;

•	is significantly stock-based in order to ensure our executives have common interests with our shareholders;

•	enhances retention of our executives by subjecting much of their total compensation to multi-year vesting;

•	links a significant portion of total pay to the execution of strategies intended to create long-term shareholder value;

•	provides our executives with an opportunity for competitive total pay; and

•	does not encourage our executives to take unnecessary or excessive risks.

We have engaged with our shareholders and made changes in 2013 to address their concerns

Prior to making executive compensation decisions for 2013, we engaged in a wide-ranging dialogue with numerous shareholders, which included conversations with many of our largest shareholders. Although from this dialogue we concluded that there was no consensus among our shareholders for any specific change to the design of our compensation program, we carefully considered the diverse views expressed by shareholders who provided us with feedback. We made several changes to our 2013 compensation program, including the following:

•	we fundamentally changed the design of our long-term incentive compensation plan to set an enduring standard which measures and rewards performance based on the equity value we create;

•	we raised stock ownership and retention requirements not only for our executive officers, but for all senior leaders;

•	we adjusted our long-term compensation program to make a greater proportion payable in our stock rather than in cash; and

•	we modified the composition of the peer group used for compensation benchmarking purposes to include companies whose sizes and products are more comparable to those of EnPro.

At our 2013 annual meeting, shareholders approved (by a vote of 96.8% of shares voted for or against) the resolution approving, on an advisory basis, the compensation paid to our company’s named executive officers.

We employ best practices in executive compensation

Our executive compensation practices include:

•	a policy requiring executives to own stock in our company, with ownership requirements increasing with levels of responsibility;

•	a policy prohibiting executives and directors from hedging ownership of EnPro stock;

•	no separate retirement plans for our CEO;

•

the use by our Compensation and Human Resources Committee of an independent executive compensation consultant which reports directly to that committee and does not provide any services to our company other than the assistance that it provides to that committee;

•	no special perquisites for any employee; and

•

a clawback policy for the recovery of performance-based compensation in the event an executive officer engages in fraud or willful misconduct that caused, directly or indirectly, the need for a material restatement of our financial results.

Our 2013 accomplishments

We were challenged to maintain our objectives for growth in 2013 as activity in many of our markets slowed compared to activity in 2012. In this environment, we sought to maintain a stable operating base that will enable us to take advantage of improving conditions as they arise in the future. Several accomplishments helped us achieve our goal.

•

We built on the advantages brought to us by businesses we acquired in previous years. Acquisitions enable us to grow in the semiconductor, aerospace, water and waste water, upstream oil and gas, and heavy-duty trucking markets and expand our presence in key geographic markets. They give us access to faster growing markets and to new segments of markets that we have served historically. Stemco, our heavy-duty truck business, is a prime example of how acquisitions benefit our business. Through acquisition, Stemco has repositioned itself from a provider of wheel-end products to a provider of a full suite of wheel-end, brake and suspension components. The size of its addressable market has increased from about $200 million to about $2 billion, its sales have more than doubled in five years and it is developing a state-of-the-art distribution center that will enable it to send customers a complete bundle of Stemco products in a single, cost effective shipment.

•	Fairbanks Morse Engine (“FME”) countered a softening outlook for new engine orders from the U.S. Navy, long the primary source of new engine demand at FME, by capturing key orders in commercial markets and exploring improvements in a proprietary design that may open up even more opportunities for new engine sales. The commercial awards included contracts to supply multiple engines and auxiliary equipment for pumping applications on an oil pipeline in South America and to supply a combined heat-and-power system based on a dual-fuel (natural gas or biodiesel) engine to a Veterans Administration hospital in Houston. To improve the commercial viability of its proprietary opposed-piston engine design, FME has teamed with Achates Power, Inc., a company dedicated to developing technology to improve the performance of opposed-piston diesel engines. With Achates, FME is exploring ways to reduce emissions and fuel consumption in opposed-piston engines, a design that has proven reliable over many decades in critical standby and emergency power applications. Advancing this technology could open a significant market for FME.

•	We made substantial changes at Compressor Products International (“CPI”) that we believe will enable us to realize the true value of this business after several years of operational and market-based challenges. Ken Walker, who has led our GGB Bearing Technology business since 2009, took additional responsibility for the leadership of CPI in 2013 with the objective of implementing the same successful practices that enabled GGB to improve its financial performance despite relatively lower levels of demand for its products in recent years. Mr. Walker has identified a number of opportunities for operational and commercial improvement at CPI that we believe will benefit the business’ performance over the course of 2014.

•	We continued to support our subsidiary, Garlock Sealing Technologies LLC (“GST LLC”), in its efforts to reach a permanent resolution of all current and future asbestos claims against it. We were very gratified when, on January 10, 2014, Judge George Hodges of the U.S. Bankruptcy Court for the Western District of North Carolina issued an opinion estimating GST LLC’s liability for mesothelioma claims at $125 million. At a trial in July and August, 2014, GST LLC offered compelling evidence that the liability was no more than this amount compared to the nearly $1.3 billion sought by representatives of the asbestos claimants. While there is much work left to be done before reaching a final resolution of asbestos claims against GST LLC, we hope the judge’s estimate will lead to an expeditious conclusion to the case, the reconsolidation of GST LLC into EnPro and a finality that will allow all of EnPro to move forward and achieve its full potential.

Our accomplishments in 2013 were reflected in our share price, which improved 41% during the course of the year compared to a 29.6% improvement in the Standard & Poor’s 500 Index and a 37% improvement in the Russell 2000 Index. In 2014, our share price has increased even more, following the announcement of the judge’s opinion in GST LLC’s asbestos claims resolution process. Our $71.63 closing share price as of February 28, 2014 represents a 24.2% increase from its closing price on December 31, 2013, compared to an average decline of 1.1% among the peer group of companies listed on page 32 of this proxy statement.

We pay for performance

Our compensation program allows our Compensation and Human Resources Committee and the board of directors to determine pay based on a comprehensive view of factors designed to produce long-term business success. The correlation between our financial results and the compensation awarded to executive officers demonstrates the success of this approach.

The following chart sets forth the total compensation, as reported in the summary compensation table in our annual proxy statements, paid to our Chief Executive Officer for each of the full years he has served as our CEO in comparison to the improvement in our earnings before interest, taxes, depreciation, amortization expense, asbestos expense and other selected items (or, adjusted EBITDA-A). Adjusted EBITDA-A is a primary metric we use to evaluate our performance and one used in determining annual and long-term incentive compensation during this period.

Because a significant component of the CEO’s total compensation opportunity is long-term cash incentive compensation based on performance over a three-year cycle, the correlation for any single year may be skewed. For 2013, approximately 33% of the CEO’s reported total compensation was long-term cash incentive performance compensation for the three-year cycle ending with 2013.

(Annex A to this proxy statement sets forth the calculation of adjusted EBITDA-A, which is not a measure under U.S. generally accepted accounting principles. The financial results of Garlock Sealing Technologies LLC have not been included in our consolidated financial results since June 5, 2010, when GST LLC and certain affiliated companies (which, together with GST LLC, we collectively refer to as “GST”) filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code as the initial step in a process to resolve all current and future asbestos claims. However, because GST LLC continues to be our subsidiary, oversight of this business and its financial results continues to be a responsibility of our executive officers and the financial measures used under our incentive compensation plans include GST LLC’s results, the performance of this business since June 5, 2010 has been separately included in this chart.)

Amendment and restatement of our equity compensation plan

See “Proposal 3 — Approval of an amendment and restatement of our Amended and Restated 2002 Equity Compensation Plan” for more information.

We ask that our shareholders approve the amendment and restatement of our Amended and Restated 2002 Equity Compensation Plan (the “Equity Plan”). Awards under the Equity Plan may be made to any salaried, full-time employee of EnPro or any of our majority-owned subsidiaries or, in certain circumstances, to our outside directors. The amendment and restatement of the Equity Plan would increase the number of shares of our common stock issuable in connection with awards under the Equity Plan by 900,000 shares. By increasing the number of shares authorized to be available for delivery under the Equity Plan by 900,000 shares, we would have an aggregate of 1,019,321 shares available for future awards, which would represent approximately 4.3 percent of our fully diluted shares.

Auditors

See “Proposal 4 — Ratification of PricewaterhouseCoopers LLP as our company’s independent registered public accounting firm for 2014” and “Independent registered public accounting firm” for more information.

We ask that our shareholders ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014. Below is summary information about PricewaterhouseCoopers’ fees for services provided in years 2013 and 2012.

Year ended December 31	2013	2012
Audit fees	$1,875,300	$1,531,800
Audit-related fees	12,800	23,200
Tax fees	—	1,600
All other fees	2,000	28,700

Total	$1,890,100	$1,585,300

2015 annual meeting

Shareholder proposals submitted for inclusion in our 2015 proxy statement pursuant to SEC Rule 14a-8 must be received by us by November 20, 2014. Notice of shareholder proposals, including nominations for election of directors, to be raised from the floor of the

2015 annual meeting of shareholders outside of SEC Rule 14a-8 must be delivered to us no earlier than December 31, 2014 and no later than January 30, 2015.

General information

The enclosed proxy is solicited on behalf of the board of directors of EnPro Industries, Inc., in connection with our annual meeting of shareholders to be held on Wednesday, April 30, 2014, at 11:30 a.m. at the company’s headquarters located at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina, and at any adjournment or postponement of the meeting. You may use the enclosed proxy card whether or not you attend the meeting. If you are a registered shareholder (that is, you hold shares directly registered in your own name), you may also vote by telephone or over the Internet by following the instructions on your proxy card. If your shares are held through an account maintained by a bank, securities broker or other nominee, which is referred to as holding in “street name,” you will receive separate voting instructions with your proxy materials. Although most brokers and nominees offer telephone and Internet voting, availability and specific procedures depend on their voting arrangements.

Your vote is very important. For this reason, we encourage you to date, sign, and return your proxy card in the enclosed envelope or to cast your votes by telephone or over the Internet. Doing so will permit your shares of our common stock to be represented at the meeting by the individuals named on the enclosed proxy card.

This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

We are mailing our 2013 annual report, including financial statements, with this proxy statement to each registered shareholder. We will begin mailing these materials on or around March 20, 2014. Any shareholder may receive an additional copy of these materials by request to our shareholder relations department. You may reach the shareholder relations department via email to investor@enproindustries.com or by calling 704-731-1522.

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act on proposals for the following matters:

•	Electing nine directors;

•	Adopting a resolution approving, on an advisory basis, the compensation paid to our named executive officers as disclosed in this proxy statement;

•	Approving an amendment and restatement of our Amended and Restated 2002 Equity Compensation Plan; and

•	Ratifying the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014.

Our board of directors has submitted these proposals. Other business may be addressed at the meeting if it properly comes before the meeting. We are not aware of any other business.

Who is entitled to vote at the meeting?

You may vote if you owned EnPro common stock as of the close of business on the record date, March 7, 2014. Each share of common stock is entitled to one vote on each matter considered at the meeting. At the close of business on the record date, 21,901,515 shares of EnPro common stock were outstanding and eligible to vote, which amount does not include 201,750 shares held by a subsidiary. The enclosed proxy card shows the number of shares that you are entitled to vote.

Who can attend the meeting?

All registered shareholders as of the record date (or their duly appointed proxies), beneficial owners presenting satisfactory evidence of ownership as of the record date, and our invited guests may attend the meeting.

How do I vote?

If you are a registered shareholder, you have four voting options:

•	over the Internet, which we encourage if you have Internet access, at the address shown on the enclosed proxy card;

•	by telephone through the number shown on the enclosed proxy card;

•	by mail, by completing, signing, dating and returning the enclosed proxy card; or

•	in person at the meeting.

Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. If you choose to attend the meeting, please bring proof of stock ownership and proof of identification for entrance to the meeting.

If you hold your EnPro shares in street name, your ability to vote by Internet or telephone depends on the voting process of the bank, broker or other nominee through which you hold the shares. Please follow their directions carefully. If you want to vote EnPro shares that you hold in street name at the meeting, you must request a legal proxy from your bank, broker or other nominee and present that proxy, together with proof of identification, for entrance to the meeting.

Every vote is important! Please vote your shares promptly.

How do I vote my 401(k) shares?

Proxies will also serve as voting instructions to the plan trustee with respect to shares held in accounts under the EnPro Industries, Inc. Retirement Savings Plan for Salaried Employees and the EnPro Industries, Inc. Retirement Savings Plan for Hourly Employees. If you participate in either of these plans, are a registered shareholder of record, and the plan account information is the same as the information we have on record with our transfer agent, the enclosed proxy card represents all of the shares you hold, both within the plan and outside it. If you hold your shares outside the plan in street name, or if your plan account information is different from the information on record with the transfer agent, then you will receive separate proxies, one for the shares held in the plan and one for shares held outside the plan.

What can I do if I change my mind after I vote my shares?

Even after you have submitted your vote, you may revoke your proxy and change your vote at any time before voting begins at the annual meeting. If you are a registered shareholder, you may do this in three ways:

•	by timely delivering to our Secretary, or at the meeting, a later dated signed proxy card;

•	by voting on a later date by telephone or over the Internet (only your last dated proxy card or telephone or Internet vote is counted); or

•	if you attend the meeting, by voting your shares in person.

Your attendance at the meeting will not automatically revoke your proxy; you must specifically revoke it.

If you hold your shares in street name, you should contact your bank, broker or other nominee to find out how to revoke your proxy. If you have obtained a legal proxy from your nominee giving you the right to vote your shares, you may vote by attending the meeting and voting in person or by sending in an executed proxy with your legal proxy form.

Is there a minimum quorum necessary to hold the meeting?

In order to conduct the meeting, a majority of EnPro shares entitled to vote must be present in person or by proxy. This is called a quorum. If you return valid proxy instructions or vote in person at the meeting, you will be considered part of the quorum. For purposes of determining whether a quorum is present, abstentions and broker “non-votes” will be counted as shares that are present and entitled to vote.

How will my vote be counted?

If you provide specific voting instructions, your EnPro shares will be voted as you have instructed. If you hold shares in your name and sign and return a proxy card or vote by telephone or Internet without giving specific voting instructions, your shares will be voted as our board of directors has recommended. If you hold your shares in your name (you are the record holder) and do not give valid proxy instructions or vote in person at the meeting, your shares will not be voted.

If you hold your shares in street name and do not give your bank, broker or other nominee instructions on how you want your shares to be voted, those shares are considered “uninstructed” and a bank, broker or other nominee generally has the authority to vote those shares only on matters that are determined to be “routine” under the New York Stock Exchange rules. Under the New York Stock Exchange’s rules, the election of directors and matters related to executive compensation are not considered to be “routine” for this purpose, which means that a broker or broker nominee may not provide a proxy with voting instructions on these matters unless it receives voting instructions from the beneficial owner of the shares. Accordingly, unless instructed by the beneficial owner, a broker or broker nominee may not provide voting instructions with respect to the vote on Proposals 1, 2 and 3 described in this proxy statement.

The vote to ratify the appointment of our independent accounting firm and any other business that may properly come before the meeting are considered routine under the New York Stock Exchange rules, which means that a bank, broker or other nominee has voting discretion as to any uninstructed shares on those matters.

What vote is required to approve each item?

Directors are elected by a plurality of the votes cast at the meeting. “Plurality” means that the director nominees who receive the largest number of votes cast are elected, up to the maximum number of directors to be elected at the meeting. The maximum number to be elected is nine. Shares not voted will have no impact on the election of directors. Unless proper voting instructions are to “Withhold” authority for any or all nominees, the proxy given will be voted “For” each of the nominees for director.

Under our Corporate Governance Guidelines, any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election must promptly offer his or her resignation. The board’s Nominating and Corporate Governance Committee will then consider the resignation and recommend to the board whether to accept or reject it. The board will act on the Nominating Committee’s recommendation within 90 days after the shareholders’ meeting, and the board’s decision (including an explanation of the process by which the decision was reached) will be publicly disclosed on Form 8-K. Any director who offers his or her resignation may not participate in the board’s discussion or vote.

The resolution to approve, on an advisory basis, the compensation paid to our named executive officers will be approved if more votes are cast “For” the resolution than are cast “Against” the resolution. Although this advisory vote is non-binding, as provided by law, our board will review the results of the votes and, consistent with our record of shareholder engagement, will take them into account in making determinations concerning executive compensation.

The amendment and restatement of our Amended and Restated 2002 Equity Compensation Plan will be approved if a majority of the votes cast on the proposal are cast “For” approval.

The ratification of the appointment of our independent accounting firm and any other business as may properly come before the meeting, or any adjournment of the meeting, will be approved if more votes are cast “For” such proposal than are cast “Against” it.

How do abstentions and broker non-votes count for voting purposes?

Because directors are elected by a plurality of the votes cast, broker non-votes and abstentions will not count in determining the outcome of the election of directors. Because the applicable rules of the New York Stock Exchange require approval of the proposed amendment and restatement of our Amended and Restated 2002 Equity Compensation Plan by a majority of the votes cast on the proposal, abstentions, which will be considered to be votes “cast,” will have the effect of a vote “Against” approval, and broker non-votes, which are not considered to be votes “cast,” will not count in determining the outcome. For the advisory vote on executive compensation, the ratification of the appointment of our independent accounting firm and with respect to any other business as may properly come before the meeting or any adjournment of the meeting, only votes “For” or “Against” the proposal count — accordingly, broker non-votes, if any, and abstentions will not be counted in determining the outcome of the votes on those proposals. Abstentions and broker non-votes will count for determining whether a quorum is present.

Is there a list of shareholders entitled to vote at the annual meeting?

You may examine a list of the shareholders entitled to vote at the meeting. We will make that list available at our main executive offices at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina, from March 20, 2014 through the end of the meeting. The list will also be available for inspection at the meeting.

What are the board’s recommendations?

Your board of directors recommends that you vote:

•	“FOR” each of our nominees to the board of directors;

•	“FOR” the resolution approving, on an advisory basis, the compensation paid to our named executive officers as disclosed in this proxy statement;

•	“FOR” approval of the proposed amendment and restatement of our Amended and Restated 2002 Equity Compensation Plan; and

•	“FOR” ratifying PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014.

Proxy cards or telephone and Internet instructions to vote the proxy that are validly submitted and timely received, but that do not contain instructions on how you want to vote, will be voted in accordance with the board’s recommendations.

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in their own discretion.

How can I find out the results of the vote?

We will publish final voting results in a report on Form 8-K to be filed with the Securities and Exchange Commission (SEC) within four business days after the meeting. In addition, we intend to post the voting results from the meeting on our website, www.enproindustries.com.

What is “householding” and how does it affect me?

To reduce the expenses of delivering duplicate proxy materials to our shareholders, we are relying on SEC rules that allow us to deliver only one proxy statement and annual report to multiple shareholders who share an address unless we have received contrary instructions from any shareholder at that address. If you share an address with another shareholder and have received only one proxy statement and annual report, you may write or call us to request a separate copy of these materials and we will promptly send them to you at no cost to you.

For future meetings, if you hold shares directly registered in your own name, you may request separate copies of our proxy statement and annual report. Alternatively, you may request that we send only one set of materials if you are receiving multiple copies. You may make any of these requests by contacting us at investor@enproindustries.com or by calling 704-731-1522.

If your shares are held in the name of a bank, broker or other nominee and you wish to receive separate copies of our proxy statement and annual report, or request that we send only one set of these materials to you if you are receiving multiple copies, please contact your nominee.

Can I access these proxy materials on the Internet?

You can access this proxy statement and our 2013 annual report to shareholders, which includes our 2013 annual report on Form 10-K, on the Internet site at http://2014annualmeeting.enproindustries.com. If you are a registered shareholder, you can choose to receive these documents over the Internet in the future by accessing www.proxyvote.com and following the instructions provided on that website. This could help us save significant printing and mailing expenses. If you choose to receive your proxy materials and annual report electronically, then prior to next year’s shareholder meeting you will receive an e-mail notification when the materials and annual report are available for on-line review, as well as the instructions for voting electronically over the Internet. Your choice for electronic distribution will remain in effect until you revoke it by sending a written request to our offices at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina 28209, Attention: Shareholder Relations.

If your shares are held through a bank, broker or other nominee, check the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

Who will solicit votes and pay for the costs of this proxy solicitation?

We will pay the costs of the solicitation. Our officers, directors and employees may solicit proxies personally, by telephone, mail or facsimile, or via the Internet. These individuals will not receive any additional compensation for their solicitation efforts. You may also be solicited by means of press releases issued by EnPro, postings on our website, www.enproindustries.com, and advertisements in periodicals. We have engaged AST Phoenix Advisors to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that together are not expected to exceed $20,000 in the aggregate. In addition, upon request we will reimburse banks, brokers and other nominees representing beneficial owners of shares for their expenses in forwarding voting materials to their customers who are beneficial owners and in obtaining voting instructions.

Who will count the votes?

Broadridge Financial Solutions will act as the master tabulator and count the votes.

Beneficial ownership of our common stock

Beneficial owners of 5% or more of our common stock

The following table sets forth information about the individuals and entities who held more than five percent of our common stock as of February 28, 2014. This information is based solely on SEC filings made by the individuals and entities by that date.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
T. Rowe Price Associates, Inc. et al.(2)	3,239,758	15.4%
100 E. Pratt Street
Baltimore, Maryland 21202

BlackRock, Inc. et al.(3)	2,148,990	10.2%
40 East 52nd Street
New York, New York 10022

Franklin Resources, Inc. et al.(4)	1,365,114	6.5%
One Franklin Parkway
San Mateo, California 94403 - 1906

The Vanguard Group, Inc.(5)	1,246,537	5.9%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

Greywolf Capital Management LP et al.(6)	1,169,260	5.6%
4 Manhattanville Road, Suite 201
Purchase, New York 10577

Keeley Asset Management Corp. et al.(7)	1,109,117	5.3%
401 South LaSalle Street
Chicago, Illinois 60605

(1)	Applicable percentage ownership is based on 21,012,591 shares of our common stock outstanding at February 28, 2014, other than shares held by our subsidiaries.

(2)	This information is based on a Schedule 13G amendment dated February 11, 2014 filed with the SEC by T. Rowe Price Associates, Inc. and T. Rowe Price New Horizons Fund, Inc. as of December 31, 2013. In the Schedule 13G amendment, T. Rowe Price Associates, Inc. reports sole voting power over 392,300 shares and sole dispositive power over 3,239,758 shares and T. Rowe Price New Horizons Fund, Inc. reports sole voting power over 1,669,400 shares. T. Rowe Price Associates, Inc. has notified us that these shares are owned by various individual and institutional investors, including T. Rowe Price New Horizons Fund, Inc. (which reports beneficial ownership of 1,669,400 shares), to which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the shares, and, although for purposes of the reporting requirements of the Securities Act of 1934 it is deemed to be a beneficial owner of such shares, it expressly disclaims that it is, in fact, the beneficial owner of such shares.

(3)	This information is based on a Schedule 13G amendment dated February 7, 2014 filed with the SEC by BlackRock, Inc. as of January 31, 2014. BlackRock, Inc. reports sole voting power over 2,083,128 shares and sole dispositive power over 2,148,990 shares.

(4)	This information is based on a Schedule 13G amendment filed with the SEC on February 12, 2014 by Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisory Services, LLC reporting beneficial ownership as of December 31, 2013. The address listed in the table above is for Franklin Resources, Inc., Charles B. Johnson and Rupert H. Johnson, Jr. Franklin Advisory Services, LLC reported its address in the Schedule 13G amendment as One Parker Plaza, Ninth Floor, Fort Lee, New Jersey 07024-2938. The Schedule 13G amendment reported that Franklin Advisory Services, LLC has sole voting power with respect to 1,275,114 shares and sole dispositive power with respect to 1,365,114 shares, and that none of the other reporting persons has sole or shared power to vote, dispose or direct the disposition of any shares.

(5)	This information is based on a Schedule 13G dated February 12, 2014 filed with the SEC by The Vanguard Group, Inc. reporting beneficial ownership as of December 31, 2013. The Vanguard Group, Inc. reports sole voting power with respect to 32,326 shares, sole dispositive power with respect to 1,215,911 shares and shared dispositive power with respect to 30,626 shares. The Vanguard Group, Inc. also reports that Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 30,626 shares as a result of its serving as investment manager of collective trust accounts and that Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 1,700 shares as a result of its serving as investment manager of Australian investment offerings.

(6)	This information is based on a Schedule 13G amendment filed with the SEC on February 14, 2014 by Greywolf Capital Management LP, Greywolf Capital Partners II LP, Greywolf Capital Overseas Master Fund, Greywolf Advisors LLC, Greywolf GP LLC and Jonathan Savitz reporting beneficial ownership as of December 31, 2013. The address listed in the table above is for each of the foregoing other than Greywolf Capital Overseas Master Fund which reports the address of its principal office as 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007. The Schedule 13G amendment reported that each of Greywolf Capital Partners II LP and Greywolf Advisors LLC had shared voting and shared dispositive power over 498,989 shares, Greywolf Capital Overseas Master Fund had shared voting and shared dispositive power over 670,271 shares, and each of Greywolf Capital Management LP, Greywolf GP LLC and Jonathan Savitz had shared voting and shared dispositive power over 1,169,260 shares.

(7)	This information is based on a Schedule 13G amendment dated February 7, 2014 filed with the SEC by Keeley Asset Management Corp. and John L. Keeley, Jr. reporting beneficial ownership as of December 31, 2013. Keeley Asset Management Corp. reports sole voting power over 1,039,797 shares and sole dispositive power over 1,107,987 shares. Mr. Keeley reports beneficial ownership of 1,130 shares, but that he does not have sole or shared power to vote, dispose or direct the disposition of any shares.

Director and executive officer ownership of our common stock

The following table sets forth information as of February 28, 2014 about the shares of our common stock beneficially owned by our directors and the executive officers listed in the summary compensation table included in this proxy statement. It also includes information about the shares of our common stock that our current directors and executive officers own as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Directors’ Phantom Shares(2)	Directors’ Stock Units(3)	Percent of Class(4)
Stephen E. Macadam	272,888	—	—	1.3%
Thomas M. Botts	—	3,841	1,093	*
Peter C. Browning	4,340	29,784	7,599	*
Felix Brueck	—	1,251	—	*
B. Bernard Burns, Jr.	4,625	4,927	—	*
Diane C. Creel	1,000	9,812	—	*
Gordon D. Harnett	2,060	29,784	6,483	*
David L. Hauser	800	16,777	5,902	*
Wilbur J. Prezzano, Jr.	—	16,914	14,955	*
Kees van der Graaf	—	4,204	—	*
Alexander W. Pease	7,156	—	—	*
Richard L. Magee	73,291	—	—	*
Dale A. Herold	35,259	—	—	*
Kenneth D. Walker	21,250	—	—	*
Anthony R. Gioffredi	42,445	—	—	*
25 directors and executive officers as a group	584,622	117,294	36,032	2.8%

*	Less than 1%

(1)	These numbers include the following shares that the individuals may acquire within 60 days after February 28, 2014 through the exercise of stock options or the vesting of restricted stock units: Mr. Macadam, 108,340 option shares; all directors and executive officers as a group, 108,340 option shares. The numbers also include 1,586 shares held in our Retirement Savings Plan for Salaried Employees allocated to Mr. Magee, 333 shares allocated to Mr. Walker and 5,703 shares allocated to Mr. Gioffredi and 11,239 shares in the aggregate allocated to members of all directors and executive officers as a group. The numbers also 15,000 restricted shares held by Mr. Herold, 5,000 restricted shares held by Mr. Walker and 26,330 restricted shares held by all directors and executive officers as a group. The numbers also include 9,000 shares held in an IRA by Mr. Gioffredi and 9,690 shares in the aggregate held by all directors and executive officers as a group. All other ownership is direct, except that the amount reported as held by Mr. Pease and by all directors and executive officers as a group includes 50 shares held indirectly, which shares are owned by family members. The amounts reported do not include restricted stock units and option shares as follows: Mr. Macadam, 46,316 restricted stock units and 16,948 option shares; Mr. Pease, 21,062 restricted stock units; Mr. Herold, 7,577 restricted stock units; Mr. Walker, 6,595 restricted stock units; and all directors and executive officers as a group, 134,053 restricted stock units and 16,948 option shares.

(2)	These numbers reflect the phantom shares awarded under our Outside Directors’ Phantom Share Plan and the phantom shares awarded to non-employee directors under our Amended and Restated 2002 Equity Compensation Plan. When they leave the board, these directors will receive cash in an amount equal to the value of the phantom shares awarded under the Outside Directors’ Phantom Share Plan and shares of our common stock for phantom shares awarded under the Amended and Restated 2002 Equity Compensation Plan. See “Corporate Governance Policies and Practices — Director Compensation.” Because the phantom shares are not actual shares of our common stock, these directors have neither voting nor investment authority in common stock arising from their ownership of these phantom shares.

(3)	These numbers reflect the number of stock units credited to those non-employee directors who have elected to defer all or a part of the cash portion of their annual retainer and meeting fees pursuant to our Deferred Compensation Plan for Non-Employee Directors. See “Corporate Governance Policies and Practices — Director Compensation.” Because the stock units are not actual shares of our common stock, the directors have neither voting nor investment authority in common stock arising from their ownership of these stock units.

(4)	These percentages do not include the directors’ phantom shares or stock units described in Notes 2 and 3. Applicable percentage ownership is based on 21,012,591 shares of our common stock outstanding at February 28, 2014, other than shares held by our subsidiaries.

Section 16(a) beneficial ownership reporting compliance

Section 16(a) of the Exchange Act requires our directors and officers and people who own more than 10% of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock. The SEC requires these people to give us copies of all Section 16(a) reports they file.

We have reviewed the copies of all reports furnished to us. Based solely on this review, we believe that no director, officer, or 10% shareholder failed to timely file in 2013 any report required by Section 16(a).

Proposal 1 — Election of directors (Item 1 on the proxy card)

One of the purposes of the meeting is the election of nine directors to hold office until the annual shareholders’ meeting in 2015 or until their respective successors are elected and qualified. Our board of directors presently consists of ten directors, all of whom were elected at the 2013 annual meeting of shareholders other than Felix M. Brueck who was elected by the board of directors in February 2014 to fill a vacancy created by the expansion of the size of the board. All of the nominees are incumbent directors whose terms would otherwise expire upon the election of directors at the meeting. Consistent with the maximum age provisions of our Corporate Governance Guidelines, Wilbur J. Prezzano, Jr., a current director, has not been nominated for re-election at the 2014 annual meeting and will retire from the board of directors at that time. The board of directors has adopted a resolution to reduce the size of the board to nine directors effective upon the commencement of the annual meeting.

All nominees have indicated that they are willing to serve as directors if elected. Properly executed proxies that do not contain voting instructions will be voted for the election of each of these nominees. If any nominee should become unable or unwilling to serve, the proxies will be voted for the election of such person as the board of directors may designate to replace such nominee. Under our bylaws no person is eligible to be elected as a director if he or she is less than 18 years of age.

The board of directors unanimously recommends that you vote “FOR” the election of each of the nominees for director named below.

Nominees for election

Stephen E. Macadam

Age 53

Director since 2008

Mr. Macadam has served as our Chief Executive Officer and President since April 2008. Prior to accepting these positions with EnPro, Mr. Macadam served as Chief Executive Officer of BlueLinx Holdings Inc. since October 2005. Before joining BlueLinx Holdings Inc., Mr. Macadam was the President and Chief Executive Officer of Consolidated Container Company LLC since August 2001. He served previously with Georgia-Pacific Corp. where he held the position of Executive Vice President, Pulp & Paperboard from July 2000 until August 2001, and the position of Senior Vice President, Containerboard & Packaging from March 1998 until July 2000. Mr. Macadam held positions of increasing responsibility with McKinsey and Company, Inc. from 1988 until 1998, culminating in the role of principal in charge of McKinsey’s Charlotte, North Carolina operation. Mr. Macadam received a B.S. in mechanical engineering from the University of Kentucky, an M.S. in finance from Boston College and an M.B.A. from Harvard University, where he was a Baker Scholar.

Mr. Macadam’s employment agreement provides that during the term of his employment with EnPro he will be included in the slate of nominees nominated by the board of directors for election as a member of the board.

Public company directorships in the last five years:

•	Axiall Corporation

Qualifications:

As the company’s Chief Executive Officer and President, Mr. Macadam’s active involvement in our company’s operations provides our board of directors with specific knowledge of our businesses, our people, our challenges and our prospects for continued growth.

Thomas M. Botts

Age 59

Director since 2012

Mr. Botts joined the board of directors in July 2012. Mr. Botts retired from Royal Dutch Shell on December 31, 2012. In his last role at Shell, Mr. Botts was executive vice president, global manufacturing, Shell Downstream Inc., responsible for Shell’s global manufacturing business, which included all of Shell’s refineries and chemical complexes around the world. Mr. Botts joined Shell in 1977 as a production engineer and served in a number of corporate and operating roles in his career including executive vice president for exploration and production (E&P) in Europe, leading Shell’s largest E&P unit. He held those responsibilities from 2003 to 2009. He has been a member of the board of directors of the National Association of Manufacturers, and a member of the American Petroleum Institute Downstream Committee, a member of the council of overseers for the Jones Graduate School of Business at Rice University. He currently is a non-Executive Director for John Wood Group PLC based in the United Kingdom, Chairman of the Governor’s Task Force at the University of Wyoming, and a member of the Society of Petroleum Engineers. Mr. Botts received a B.S. in Civil Engineering from the University of Wyoming.

Public company directorships in the last five years:

•	John Wood Group PLC

Qualifications:

Mr. Botts brings to our board thirty-five years of global business experience in manufacturing, extensive experience in our oil, gas and petrochemical markets, successful results-oriented leadership and experience in business transformation in large scale, multi-country organizations.

Peter C. Browning

Age 72

Director since 2002

Since 2009, Mr. Browning has served as Managing Director of Peter C. Browning Partners, a board governance advisory firm. He was the Dean of the McColl School of Business at Queens University from March 2002 through May 2005. He served as Non-Executive Chairman of Nucor Corporation, a steel manufacturer, from September 2000 to May 2006. From 1998 to 2000, Mr. Browning was President and Chief Executive Officer, and from 1995 to 1998, President and Chief Operating Officer, of Sonoco Products Company, a manufacturer of industrial and consumer packaging. Prior to joining Sonoco Products Company, Mr. Browning served from 1990 to 1993 as Chairman, President and Chief Executive Officer of National Gypsum Company, guiding that company through its emergence from Chapter 11 bankruptcy proceedings in 1993. Prior to joining National Gypsum Company, Mr. Browning spent 24 years with Continental Can Company, rising to Executive Vice President — Operating Officer from an initial position as a sales trainee. Mr. Browning is a founding member of the Lead Director Network and a member of the faculty for The Conference Board’s Directors’ Institute. He was named as an Outstanding Director in 2004 by the Outstanding Directors Institute and was selected by the National Association of Corporate Directors for its 2010 and 2011 Directorship 100, its list of the most influential people in the corporate boardroom community. He is a lifetime member of the Council on the Chicago Booth School of Business. Mr. Browning received a B.A. from Colgate University and an M.B.A. from the University of Chicago.

Public company directorships in the last five years:

•	Acuity Brands, Inc. (lead director)

•	Lowe’s Companies, Inc.

•	Nucor Corporation

•	The Phoenix Companies (former)

Qualifications:

Mr. Browning’s unique breadth and depth of experience and expertise, including more than 35 years of domestic and international manufacturing experience, provides him with valuable insight into the governance and management issues facing public manufacturing companies, including corporate governance, board performance and dynamics, executive leadership transition and succession planning.

Felix M. Brueck

Age 58

Director since 2014

Mr. Brueck serves as a Director Emeritus of McKinsey & Company, Inc., a global consulting firm, following his retirement in 2012 as a Director of McKinsey. During his almost 30-year career with McKinsey, Mr. Brueck specialized in counseling clients in operational and organizational transformations of entire companies, major functions or business units in technologically complex industries. He was based in offices in Munich, Tokyo and Cleveland. While at McKinsey, Mr. Brueck led the Firm’s Manufacturing Practice in the Americas and its Organizational Effectiveness Practice in the Americas. He was a founder of McKinsey’s Performance Transformation Practice. Prior to joining McKinsey, Mr. Brueck worked as an engineer for Robert Bosch GmbH. Mr. Brueck received a Dipl. Ing. (the equivalent of a Master’s Degree in Mechanical Engineering) from RWTH Aachen University in Germany and a Master’s Degree in International Management from Thunderbird School of Global Management.

Qualifications:

Mr. Brueck’s experience as a consultant with McKinsey for almost 30 years provides the board with additional expertise and insights into operational and organizational strategies and structures across a broad range of industries, including industrial manufacturing, chemicals, semiconductors, pharmaceuticals and medical devices. He also provides expertise and experience in developing leadership and optimizing productivity. Mr. Brueck’s experiences advising companies around the world also deepens the board’s expertise regarding global markets, business environments and practices.

B. Bernard Burns, Jr.

Age 65

Director since 2011

Since 2001, Mr. Burns has served as a managing director of the McGuireWoods Capital Group, a merger and acquisition advisory group. He also is of counsel to the law firm of McGuireWoods LLP and was a partner of that firm from 2001 to 2011. Mr. Burns served in various executive capacities with United Dominion Industries Limited, a diversified industrial manufacturer, from 1989 until that firm was acquired in 2001, including as Senior Vice President and General Counsel from 1993 to 1996, Executive Vice President and Chief Administrative Officer in 2000 and as president of various operating segments and divisions from 1996 to 1999 and from 2000 to 2001. He is a director of several privately held companies. Mr. Burns earned a B.A. from Furman University and a J.D. from the Duke University School of Law and completed the Advanced Management Program at Duke University’s Fuqua School of Business.

Qualifications:

Mr. Burns’ legal expertise, his extensive merger and acquisitions background and experience and his experience as a member of senior management of a large diversified industrial company, for which he held a number of positions, including General Counsel and president of major operating divisions, provides our board with valuable insights on legal and corporate governance matters, evaluation of acquisition alternatives and operating issues.

Diane C. Creel

Age 65

Director since 2009

Prior to her retirement in September 2008, Ms. Creel served from May 2003 as Chairman, Chief Executive Officer and President of Ecovation, Inc., a waste-to-energy systems company. Prior to joining Ecovation, Ms. Creel served as Chief Executive Officer and President of Earth Tech, Inc., an international consulting engineering firm, from January 1991 to May 2003. She previously served as Chief Operating Officer of Earth Tech from 1987 to 1993 and Vice President from 1984 to 1987. Ms. Creel was director of business development and communications for CH2M Hill from 1978 to 1984, manager of communications for Caudill Rowlett Scott from 1976 to 1978, and director of public relations for LBC&W, Architects-Engineers-Planners from 1971 to 1976. Ms. Creel has a B.A. and M.A. from the University of South Carolina.

Public company directorships in the last five years:

•	Allegheny Technologies Incorporated (lead director)

•	Timken Corporation

•	Goodrich Corporation (former)

Qualifications:

Ms. Creel’s extensive senior management experience, including her service as CEO of two companies for a combined fifteen years, allows her to provide our board of directors with meaningful guidance with respect to mergers and acquisitions, environmental matters, corporate governance, strategic planning, finance, and executive compensation and benefits.

Gordon D. Harnett

Age 71

Director since 2002

Mr. Harnett has served as the Non-executive Chairman of the Board of EnPro since 2010. He retired as Chairman and Chief Executive Officer of Materion Corporation (formerly known as Brush Engineered Materials Inc.), a provider of metal-related products and engineered material systems, in May 2006. Prior to joining Materion Corporation in 1991, Mr. Harnett served from 1988 to 1991 as a Senior Vice President of B.F. Goodrich Company, and from 1977 to 1988, he held a series of senior executive positions with Tremco Inc., a wholly owned subsidiary of Goodrich, including President and Chief Executive Officer from 1982 to 1988. Mr. Harnett received a B.S. from Miami University and an M.B.A. from Harvard University.

Public company directorships in the last five years:

•	Acuity Brands, Inc.

•	PolyOne Corporation (lead director)

•	The Lubrizol Corporation (former)

Qualifications:

Mr. Harnett brings to our board of directors a deep knowledge of the manufacturing industry, leadership experience from serving as Chairman and Chief Executive Officer of a multinational corporation, a broad understanding of international operations gained through a variety of senior leadership positions and corporate governance expertise from his service, including as lead director, on other companies’ boards of directors.

David L. Hauser

Age 62

Director since 2007

From August 2010 until March 2011, Mr. Hauser served as a consultant to FairPoint Communications, Inc., a communications services company. From July 2009 to August 2010, Mr. Hauser served as Chairman of the Board and Chief Executive Officer of FairPoint Communications, Inc. In October 2009, FairPoint Communications and all of its direct and indirect subsidiaries filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York. In evaluating this event with respect to the nomination of Mr. Hauser for reelection to the board of directors, the Nominating and Corporate Governance Committee considered the well-publicized challenges facing FairPoint Communications at the time Mr. Hauser accepted his position as Chairman of the Board and Chief Executive Officer, his awareness of those challenges and his commitment to FairPoint Communications in the face of those challenges. The Nominating and Corporate Governance Committee and the full board support the nomination of Mr. Hauser for re-election to the board in 2013.

Prior to joining FairPoint Communications, Mr. Hauser had a 35-year career with Duke Energy Corporation, one of the largest electric power companies in the United States. Mr. Hauser served as Group Executive and Chief Financial Officer of Duke Energy Corporation from April 2006 until June 30, 2009, and as Chief Financial Officer and Group Vice President from February 2004 to April 2006. He was acting Chief Financial Officer from November 2003 to February 2004 and Senior Vice President and Treasurer from June 1998 to November 2003. During his first 20 years with Duke Energy Corporation, Mr. Hauser served in various accounting positions, including controller. Mr. Hauser is a member of the board of trustees of Furman University and a member of the board of trustees of the University of North Carolina at Charlotte. Mr. Hauser has retired as a member of the North Carolina Association of Certified Public Accountants. Mr. Hauser received a B.A. from Furman University and an M.B.A. from the University of North Carolina at Charlotte.

Public company directorships in the last five years:

•	FairPoint Communications, Inc. (former)

Qualifications:

Along with his experience and expertise in strategic and corporate planning, Mr. Hauser, as the former Chief Financial Officer of a major corporation and through his experience and training in various other accounting and financial reporting roles, provides our board of directors with valuable insight into accounting, financial controls and financial reporting matters.

Kees van der Graaf

Age 64

Director since 2012

Between 2008 and 2011, Mr. van der Graaf served as an Executive-in-Residence with IMD International, an international business school based in Lausanne, Switzerland. In 2011, he also served as Co-director of the IMD Global Center. Prior to joining IMD, Mr. van der Graaf enjoyed a 32-year career with Unilever NV and Unilever PLC which operate the Unilever Group, a multinational supplier of fast-moving consumer goods. At Unilever, Mr. van der Graaf served as President of Ice Cream and Frozen Foods — Europe from 2001 to 2004 and as a member of the Board and Executive Committee of Unilever NV and Unilever PLC from 2004 to 2008 with responsibilities during that period for the Global Foods division and later for European Business group. Mr. van der Graaf is a member of the board of directors of Ben & Jerry’s, a wholly owned subsidiary of Unilever, which is charged with preserving and expanding Ben & Jerry’s social mission, brand integrity and product quality. He is also a member of the supervisory boards of several privately held European-based companies and serves as chairman of the supervisory board of the University of Twente in The Netherlands. Mr. van der Graaf received a degree in mechanical engineering and an M.B.A. from the University of Twente.

Public company directorships in the last five years:

•	Carlsberg A/S

•	OCI N.V.

Qualifications:

Mr. van der Graaf brings to our board of directors extensive experience in executive management positions in global public corporations and a geographic background and management experience in European markets, business environments and practices.

Board leadership structure

The primary responsibility of our board of directors is to oversee and direct management in its conduct of our business. Members of the board are kept informed of our business through discussions with the Chairman and the officers, by reviewing materials provided to them, and by participating in meetings of the board and its committees. In addition, the non-management directors meet periodically in executive session without members of management present. These sessions are presided over by the Chairman of the Board of Directors, Mr. Harnett.

Since the inception of our company, we have maintained separate the positions of Chairman of the Board of Directors, which is a non-executive position filled by an independent director, and Chief Executive Officer, who is the principal executive officer of our company. We believe that this structure continues to be appropriate for our company given the individuals serving in those positions, particularly the experience of our current Chairman as a former chief executive officer of a publicly held diversified industrial manufacturer supplying a wide variety of industries and as the lead independent director of another public company, his knowledge of and familiarity with our company and its businesses through his service on our board of directors from our inception as a public company in 2002, and his ability to serve as a sounding board for our Chief Executive Officer.

Committee structure

Our board of directors has four committees: an Executive Committee, an Audit and Risk Management Committee, a Compensation and Human Resources Committee, and a Nominating and Corporate Governance Committee. In order to maximize board efficiency, all of our independent directors serve on each committee other than the Executive Committee. For a list of our independent directors, see “Corporate Governance Policies and Practices — Director Independence.”

Each board committee operates in accordance with a written charter that the board has approved. You may obtain copies of these charters on our website at www.enproindustries.com by clicking on “Investor” and then “Corporate Governance” and looking under “Committee Charters.” Copies of the charters are also available in print to any shareholder who requests them.

Executive Committee. The current members of the Executive Committee are Mr. Macadam (Chairman), Mr. Browning and Mr. Harnett. The Executive Committee did not meet in 2013. The primary function of this committee is to exercise the powers of the board as and when directed by the board or when the board is not in session, except those powers which, under North Carolina corporate law, may not be delegated to a committee of directors.

Audit and Risk Management Committee. The Audit and Risk Management Committee, or Audit Committee, met four times in 2013. It assists the board in monitoring the integrity of our financial statements, compliance with legal and regulatory requirements, management of significant risk areas (including insurance, pension, asbestos, environmental and litigation) and the qualifications, independence and performance of our internal auditors and independent registered public accounting firm. This committee has the sole authority to appoint or replace our independent registered public accounting firm and to approve all related fees. Mr. Hauser is the current committee chairman.

Compensation and Human Resources Committee. The Compensation and Human Resources Committee, or Compensation Committee, met four times in 2013. Mr. Browning is the current committee chairman. The primary function of the Compensation Committee is to assist the board and management in exercising oversight concerning the appropriateness and cost of our compensation and benefit programs, particularly for executives. The Compensation Committee sets the salaries and annual bonus and long-term award opportunities for our senior executives, assesses the performance of our CEO, and oversees succession planning programs. The committee has delegated responsibility for the design, administration, asset management and funding policies of our qualified and non-qualified benefit plans to a benefits committee consisting of members of management. However, the Compensation Committee has expressly retained the authority to approve benefit plan amendments (other than amendments resulting from collective bargaining agreements) that would materially affect the cost, basic nature or financing of these plans. In addition, the Compensation Committee approves all formal policies established by the benefits committee and reviews the benefits committee’s activities at least once per year.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee met five times in 2013. The primary function of this committee is to assist the board and management in exercising sound corporate governance. This committee identifies and nominates individuals who are qualified to become members of the board, assesses the effectiveness of the board and its committees, and recommends board committee assignments. It also reviews various corporate governance issues, including those items discussed below under “Corporate Governance Policies and Practices.” Mr. Harnett currently chairs this committee.

Risk oversight

As discussed above, the Audit and Risk Management Committee assists the board in monitoring compliance with legal and regulatory requirements and the management of significant risk areas (including insurance, pension, asbestos, environmental, litigation and all incentive compensation plans, including for non-executive personnel). The company’s internal audit group periodically performs an enterprise risk analysis of the company and reports the results of its analysis to the

Audit and Risk Management Committee. The head of the internal audit group reports directly to the Audit and Risk Management Committee and customarily attends meetings of that committee. In addition, the company’s General Counsel customarily attends meetings of the Audit and Risk Management Committee. All of our independent directors currently serve on the Audit and Risk Management Committee.

Meetings and attendance

The board met five times in 2013. All directors attended at least 75% of the total number of meetings of the full board and of the board committees on which they serve.

It is our policy to encourage all directors to attend the annual meeting of shareholders. All of our current directors then in office attended our 2013 annual meeting.

Corporate governance policies and practices

Our board of directors and management firmly embrace good and accountable corporate governance and believe that an attentive, performing board is a tangible competitive advantage. To that end, the board has undertaken substantial efforts to ensure the highest standards of corporate governance.

Corporate Governance Guidelines and Code of Business Conduct

The board regularly reviews our Corporate Governance Guidelines, taking into account recent trends in corporate governance and any new rules adopted by the New York Stock Exchange (NYSE) and the SEC. Among other things, these guidelines specify that:

•	normally the Chief Executive Officer should be the only employee who also serves as a director;

•	a substantial majority of the members of the board should be independent directors;

•	the board should hold regularly scheduled executive sessions without management present;

•	board members should attend our annual shareholders’ meeting; and

•	the board should evaluate its performance and contributions, and those of its committees, on an annual basis.

Our Corporate Governance Guidelines require any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election to tender a resignation to the board Chairman.

Our Corporate Governance Guidelines also include a provision that prohibits hedging or monetization transactions with respect to EnPro stock.

We also have a Code of Business Conduct. The Code covers, among other things, conflicts of interest,

corporate opportunities, confidentiality, protection and proper use of company assets, fair dealing, compliance with laws (including insider trading laws), the accuracy and reliability of our books and records, and the reporting of illegal or unethical behavior. It applies to our directors and all of our employees, including our principal executive, financial and accounting officers. Pursuant to the Code, all conflict of interest transactions, including related party transactions we would be required to disclose in our proxy statement, must be presented to a member of our internal Corporate Compliance Committee or an attorney in our legal department, who are authorized by the Code to present such transactions to our Chief Executive Officer and the Audit and Risk Management Committee. The Code does not otherwise establish specific procedures and policies for the approval or ratification of conflict of interest transactions, and we would develop such procedures on a case-by-case basis as the need arises. Each year, we ask all members of the board and all officers to certify their compliance with the Code. Each member of the board and each officer certified compliance without exception in the first quarter of 2014.

Copies of our Corporate Governance Guidelines and Code of Business Conduct are available on our website at www.enproindustries.com. From our home page, click on the “Investor” tab and then on “Corporate Governance.”

Director independence

As described in our Corporate Governance Guidelines, the board believes that a substantial majority of the board should consist of independent directors. At its February 2014 meeting, the board of directors made a determination as to the independence of each nominee for election as a director at the annual meeting. In making these determinations, the board used the definition of an “independent director” in the NYSE listing standards and the categorical standards set forth in our Corporate Governance Guidelines. Under these guidelines, a director will be independent only if the board affirmatively determines that the director has no material relationship with our company (either directly or as a director, partner, shareholder or officer of an organization that has a relationship with us).

Under our Corporate Governance Guidelines, a director will not fail to be deemed independent solely as a result of a relationship we have with an organization with which the director is affiliated as a director, partner, shareholder or officer, so long as:

•	the relationship is in the ordinary course of our business and is on substantially the same terms as those generally prevailing at the time for comparable transactions with non-affiliated persons; and

•	in the event of a relationship involving extensions of credit to us, the extensions of credit have complied with all applicable laws and no event of default has occurred.

In addition, under the guidelines, the board cannot conclude that a director is independent if he or she falls into one of the following categories:

•	the director is, or has been within the last three years, an employee of ours, or an immediate family member is, or has been within the last three years, an executive officer of ours;

•	the director or an immediate family member has received more than $120,000 during any 12-month period within the last three years in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	the director or an immediate family member is a current partner of our auditor; the director is a current employee of our auditor; the director has an immediate family member who is a current employee of our auditor and who personally works on our audit; or the director or an immediate family member was within the last three years a partner or employee of our auditor and personally worked on our audit within that time;

•	the director or an immediate family member is, or has been in the past three years, part of an interlocking directorate in which an executive officer of ours serves on the compensation committee of another company that employs the director;

•	the director is a current employee, or an immediate family member is a current executive officer, of a company that we do business with, and that company’s sales to or purchases from us in any of the last three fiscal years exceeded the greater of $1,000,000 or 2% of the other company’s consolidated annual revenues; or

•	the director or the director’s spouse serves as an officer, director or trustee of a charitable organization, and our discretionary charitable contributions to such organization exceeded the greater of $1,000,000 or 2% of the other organization’s annual revenues.

To assist in the board’s independence determinations, each director nominated for election at the 2014 annual meeting completed a questionnaire that included questions to identify any relationships with us or with any of our executive officers or other directors. After discussing all relationships disclosed in the responses to these questionnaires, the board determined that Mr. Botts, Mr. Browning, Mr. Brueck, Mr. Burns, Ms. Creel, Mr. Harnett, Mr. Hauser and Mr. van der Graaf are independent because none has a material relationship with the company other than as a director. As our Chief Executive Officer and President, Mr. Macadam is automatically disqualified from being an independent director.

“Audit committee financial expert”

The board of directors has determined that Mr. Hauser, the chairman of the Audit Committee, is an “audit committee financial expert” as that term is defined in Item 401(h) of the SEC’s Regulation S-K. At its February 2014 meeting, the board determined that Mr. Hauser, through his education and experience as a certified public accountant and his prior experience as the Chief Financial Officer of Duke Energy Corporation, has all of the following attributes:

•	an understanding of generally accepted accounting principles and financial statements;
•	the ability to assess the general application of those principles in connection with the accounting for estimates, accruals and reserves;

•	experience in preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that our financial statements can reasonably be expected to raise;

•	an understanding of internal controls and procedures for financial reporting; and
•	an understanding of audit committee functions.

Director candidate qualifications

When considering candidates for director, the Nominating and Corporate Governance Committee takes into account a number of factors, including whether the candidate is independent from management and the company, whether the candidate has relevant business experience, the composition of the existing board, matters of diversity (including diversity in professional experience and industry background), and the candidate’s existing commitments to other businesses. In addition, all candidates must meet the requirements set forth in our Corporate Governance Guidelines. Those requirements include the following:

•	candidates should possess broad training and experience at the policy-making level in business, government, education, technology or philanthropy;

•	candidates should possess expertise that is useful to our company and complementary to the background and experience of other board members, so that we can achieve and maintain an optimum balance in board membership;

•	candidates should be of the highest integrity, possess strength of character and the mature judgment essential to effective decision making;

•	candidates should be willing to devote the required amount of time to the work of the board and one or more of its committees. Candidates should be willing to serve on the board over a period of several years to allow for the development of sound knowledge of our business and principal operations;

•	candidates should be without any significant conflict of interest; and

•	candidates must be at least 18 years old and no candidate shall be nominated by the board of directors for election or re-election as a director after reaching age 72 unless the Nominating and Corporate Governance Committee and our board of directors, by a vote of a majority of directors not subject to such a determination, specifically determine that, in light of all the circumstances, it is in the best interests of our company and our shareholders that such candidate be nominated for election or re-election.

The Nominating and Corporate Governance Committee will consider recommending for nomination director candidates recommended by shareholders. Shareholders who wish to suggest that the board nominate a particular candidate should send a written statement addressed to our Secretary at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina 28209 in accordance with the timeline and procedures set forth in our bylaws for shareholders to nominate directors themselves. See “Shareholder Proposals” for a description of the requirements to be followed in submitting a candidate and the content of the required statements.

Nomination process

When seeking candidates for director, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management or others. The Nominating and Corporate Governance Committee may also engage the services of a third party to identify and evaluate candidates. After conducting an initial evaluation of a candidate, the Nominating and Corporate Governance Committee (or the committee Chairman) interviews that candidate if the committee believes the candidate might be a suitable director. The Nominating and Corporate Governance Committee may also ask the candidate to meet with management. If the Nominating and Corporate Governance Committee concludes that a candidate would be a valuable addition to the board and that the candidate meets all of the requirements for board membership, it will recommend to the full board that the candidate be nominated for election (or appointed, if the purpose of the committee’s search was to fill a vacancy).

Mr. Brueck was first elected as a director in February 2014 by the board of directors to fill a vacancy created by the board’s decision to increase the size of the board. Mr. Brueck had initially been recommended to the Nominating and Corporate Governance Committee by our Chief Executive Officer. The Nominating and Corporate Governance Committee evaluated Mr. Brueck and recommended that the board of directors expand the size of the board and elect Mr. Brueck to fill that vacancy.

Before recommending a sitting director for re-election, the Nominating and Corporate Governance Committee considers whether the director’s re-election would be consistent with the criteria for board membership in our Corporate Governance Guidelines (as described above) and applicable rules and requirements of the SEC and NYSE. This process includes a review on behalf of the Nominating and Corporate Governance Committee of the responses to the annual director questionnaires.

Mr. Browning is age 72. The determination to nominate him for re-election as a director was made by a unanimous vote of the Nominating and Corporate Governance Committee and our board of directors, other than Mr. Browning who recused himself from the vote in each instance. In making this determination, the Nominating and Corporate Governance Committee and board of directors evaluated Mr. Browning’s performance as a director and corporate governance expertise, as well as changes in the composition of the board of directors as other directors have retired from service, and the desirability of maintaining a level of continuity on the board of directors during the pendency of GST’s asbestos claims resolution process.

Our directors share certain characteristics and attributes that we believe are critical to effective board membership, including sound and mature business judgment essential to intelligent decision-making, experience at the policy-making level at a business, integrity and honesty, and the ability to collaborate in an effective manner at a board level. These characteristics and attributes and the specific employment and leadership experiences and other qualifications listed for each of our directors in his or her biography found above under the caption “Nominees for Election” led to the conclusion that these individuals should be nominated for election.

Communications with the board

Shareholders and other interested parties can send communications to the board anonymously and confidentially by means of the EnTegrity Assistance Line. You can find instructions for using the EnTegrity Assistance Line on our website at www.enproindustries.com. An independent third party staffs the line. We have instructed this third party that any report addressed to the board of directors be forwarded to the Chairman of the Audit and Risk Management Committee, a non-management director. Reports not addressed to the board of directors are forwarded to our Director of Internal Audit, who reports directly to the Audit and Risk Management Committee and is a member of our internal Corporate Compliance Committee. The Director of Internal Audit periodically updates the Audit and Risk Management Committee regarding the investigation and resolution of all reports of alleged misconduct (financial or otherwise).

Shareholders and other interested parties also may send written correspondence to the board care of our Secretary, addressed to 5605 Carnegie Boulevard,

Suite 500, Charlotte, North Carolina 28209. The board has established procedures for the handling of communications from shareholders and other interested parties and directed our Secretary to act as the board’s agent in processing these communications. All communications regarding matters that are within the scope of the board’s responsibilities are forwarded to the board Chairman, a non-management director. Communications regarding matters that are the responsibility of one of the board’s committees are also forwarded to the chairman of that committee. Communications that relate to ordinary business matters, such as customer complaints, are sent to the appropriate business. Solicitations, junk mail and obviously frivolous or inappropriate communications are not forwarded, but the Secretary will make them available to any director who wishes to review them.

In addition, security holders and other interested parties who attend our annual shareholders’ meeting will have an opportunity to communicate directly with the board.

Director compensation

Directors who are also employees receive no compensation for serving on our board. Our non-employee directors receive the following compensation:

•	an annual cash retainer of $75,000, paid in quarterly installments;

•	an annual fee of $12,000, paid in cash installments quarterly, for the chairman of our Compensation and Human Resources Committee (increased from $6,000 effective January 1, 2014);

•	an annual fee of $15,000, paid in cash installments quarterly, for the chairman of our Audit and Risk Management Committee (increased from $8,000 effective January 1, 2014);

•	an annual fee of $7,500, paid in cash installments quarterly, for the chairman of our Nominating and Corporate Governance Committee (increased from $6,000 effective January 1, 2014);

•	an additional annual fee of $40,000, paid in cash installments quarterly, for our Chairman for his service in that capacity (increased from $34,000 effective January 1, 2014);

•	a grant of phantom shares upon a director’s initial election or appointment to the board in an amount determined by the Nominating and Corporate Governance Committee; and
•	an annual grant of phantom shares equal in value to $90,000 (increased from $75,000 effective January 1, 2014).

Phantom shares are generally granted to non-employee directors at the first board meeting each year. Phantom shares are fully vested when awarded and are paid in shares of common stock when a director ceases his or her service on the board.

The board has adopted stock ownership requirements pursuant to which a director has until five years after the date the individual becomes a director to accumulate ownership of shares having a value equal to at least five times the annual cash retainer paid to directors. Phantom shares count toward the threshold established under our stock ownership requirements. If a director fails to maintain the required level of ownership, the director is required to retain 50% of any shares received under any company equity award plan until he or she satisfies the requirements. We examine compliance with this policy at our board of directors meeting held in February of each year. As of February 5, 2014, the date of our February 2014 Compensation and Human Resources Committee meeting, all directors who have served on the board for at least five years complied with the requirements.

Non-employee directors may participate in our Deferred Compensation Plan for Non-Employee Directors. Under this plan, non-employee directors may defer receipt of all or part of the cash portion of their annual retainer fee. Participants choose between two investment alternatives, a cash account and a stock account. Deferred fees in a director’s cash account are credited with an investment return based on the director’s selection from the same menu of investment options available under our Retirement Savings Plan for Salaried Employees (excluding our common stock). Deferred fees in a director’s stock account are credited with stock units that each have a value on a given date equal to the fair market value of one share of our common stock on that date. All amounts deferred are payable when a director ceases his or her service on the board. The following non-employee directors have the following deferred compensation balances under the plan as of December 31, 2013: Mr. Botts, 1,093 stock units; Mr. Browning, 7,599 stock units; Mr. Harnett, $206,479.17 and 6,483 stock units; Mr. Hauser, $338,528.16 and 5,902 stock units; and Mr. Prezzano, 14,955 stock units.

The following table presents the compensation we paid to all non-employee directors for their service in 2013.

2013 Non-Employee Director Compensation

Name (a)	Fees Earned or Paid in Cash ($)(1) (b)	Stock Awards ($)(2) (c)	Total ($) (h)
Thomas M. Botts	75,000	75,000	150,000
Peter C. Browning	81,000	75,000	156,000
B. Bernard Burns, Jr.	75,000	75,000	150,000
Diane C. Creel	75,000	75,000	150,000
Gordon D. Harnett	115,000	75,000	190,000
David L. Hauser	83,000	75,000	158,000
Wilbur J. Prezzano, Jr.	75,000	75,000	150,000
Kees van der Graaf	75,000	75,000	150,000

(1)	Messrs. Hauser and Botts deferred $83,000 and $37,500, respectively, of the fees earned in 2013 pursuant to our Deferred Compensation Plan for Non-Employee Directors. Of these amounts, Messrs. Hauser and Botts elected to defer $83,000 and $37,500, respectively, into a stock account and as a result an aggregate of 686 and 1,521.8025 stock units, respectively, were credited to them under our Deferred Compensation Plan for Non-Employee Directors. The grant date fair value of such stock units is equal to the dollar amount of the fees deferred into these stock accounts.

(2)	On February 5, 2013, each individual then serving as non-employee member of the board received a grant of 1,684 phantom shares to be settled in shares of common stock. The stated value is based on the closing price of our common stock on the preceding date, which was $44.54 per share. As of December 31, 2013, the non-employee directors held the following numbers of phantom shares, including phantom shares to be settled in cash:

Director	Number of Phantom Shares
Thomas M. Botts	2,590
Peter C. Browning	28,533
B. Bernard Burns, Jr.	3,676
Diane C. Creel	8,561
Gordon D. Harnett	28,533
David L. Hauser	15,526
Wilbur J. Prezzano, Jr.	16,497
Kees van der Graaf	2,953

Audit Committee report

The Audit Committee oversees the quality and integrity of our financial reporting processes and our systems of internal accounting controls. Management is responsible for preparing our financial statements and for establishing and maintaining adequate internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent integrated audit of those financial statements and the effectiveness of our internal control over financial reporting.

The Audit Committee has met and held discussions with management and PricewaterhouseCoopers LLP (PricewaterhouseCoopers), our independent registered public accounting firm for 2013, regarding our audited 2013 consolidated financial statements and our internal control over financial reporting. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles and that our internal control over financial reporting was effective as of December 31, 2013. The Audit Committee has reviewed and discussed the consolidated financial statements and our system of internal control over financial reporting with management and PricewaterhouseCoopers.

The Audit Committee also has discussed with PricewaterhouseCoopers the matters required to be discussed by Auditing Standard No.16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers relating to the independence of that firm that are required by Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with PricewaterhouseCoopers that firm’s independence from us.

The Audit Committee has further discussed with our internal auditors and PricewaterhouseCoopers the overall scope and plans for their respective 2013 audits. The Audit Committee met with the internal auditors and PricewaterhouseCoopers, with and without management present, to discuss the results of their examinations, the evaluations of our internal control over financial reporting, and the overall quality of our financial reporting.

In reliance upon the Audit Committee’s discussions with management and PricewaterhouseCoopers and the Audit Committee’s review of the representation of management and the report of PricewaterhouseCoopers to the Audit Committee, the Audit Committee recommended that the board of directors include our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013 to be filed with the SEC.

Audit and Risk Management Committee

Thomas M. Botts

Peter C. Browning

B. Bernard Burns, Jr.

Diane C. Creel

Gordon D. Harnett

David L. Hauser

Wilbur J. Prezzano, Jr.

Kees van der Graaf

February 5, 2014

Compensation and Human Resources Committee report on executive compensation

The Compensation and Human Resources Committee is responsible for developing and overseeing the implementation of our compensation philosophy and strategy. The committee assists the board of directors by exercising oversight concerning the appropriateness and cost of our compensation and benefit programs, particularly for the CEO and the other senior executives.

The section entitled “Compensation Discussion and Analysis” explains the material elements of our compensation program and provides an analysis of the material factors underlying the committee’s compensation policies and decisions. The committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussion with management, the committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in our annual report on Form 10-K for the year ended December 31, 2013.

Compensation and Human Resources Committee

Thomas M. Botts

Peter C. Browning

B. Bernard Burns, Jr.

Diane C. Creel

Gordon D. Harnett

David L. Hauser

Wilbur J. Prezzano, Jr.

Kees van der Graaf

February 5, 2014

Compensation discussion and analysis

This compensation discussion and analysis provides information about our 2013 compensation program for the following executive officers (collectively, “named executive officers” or “NEOs”) listed in the summary compensation table appearing in this proxy statement:

•	Stephen E. Macadam, our President and Chief Executive Officer (and our principal executive officer);

•	Alexander W. Pease, a Senior Vice President and our Chief Financial Officer (and our principal financial officer);

•	Richard L. Magee, former Senior Vice President;

•	Dale A. Herold, our Chief Customer Officer and Division President, Garlock;

•	Kenneth D. Walker, Segment President, Engineered Products and Division President, Compressor Products International; and

•	Anthony R. Gioffredi, former Division President, Compressor Products International.

We design our executive officer compensation programs to attract, motivate, and retain the key executives who drive our success. Our objective is to establish pay practices that reward them for superior performance and align their interests as managers of our company with the long-term interests of our shareholders.

We achieve our objectives through compensation that:

•	is primarily performance based, with the percentage of an executive officer’s total compensation opportunity that is based on our financial performance increasing with the officer’s level of responsibility;

•	is significantly stock-based in order to ensure our executives have common interests with our shareholders;

•	enhances retention of our executives by subjecting much of their total compensation to multi-year vesting;

•	links a significant portion of total pay to the execution of strategies intended to create long-term shareholder value;

•	provides our executives with an opportunity for competitive total pay; and

•	does not encourage our executives to take unnecessary or excessive risks.

Our executive compensation program is designed to tie pay to both annual and long-term performance. We have generally accomplished this by making annual and three-year incentive awards, with the amount to be paid under these awards based on our achievement of absolute performance goals established at the time these awards are made. Under these awards, poor performance leads to little or no actual payment while superior performance leads to significant payments relative to salary levels.

The following charts set forth the relative portion of the total 2013 in-service compensation of our CEO and the average of the four other NEOs employed at year end attributable to base salary, annual performance based cash compensation, long-term incentive performance-based cash compensation, long-term incentive performance-based equity compensation, other long-term equity compensation in the form of restricted stock units and other in-service (i.e., non-retirement) compensation.

In addition to incentivizing superior performance, another primary objective of our executive compensation program is to retain our executive officers. We also desire to be in a position to replace them with other high-caliber individuals should that need arise. A competitive pay package is vitally important to meet these objectives. Accordingly, it has been our practice to establish salaries and benefits, including post-employment benefits, at competitive levels.

From the date he was hired in 2008 through 2013, our CEO’s annual salary has not changed. In order to attract our CEO to EnPro in 2008, we provided a salary that was well above the median of our peer group. Each year since the CEO’s hire, our Compensation and Human Resources Committee (which we refer to in this section of the proxy statement as the “committee”) has taken into consideration the fact the CEO’s salary is above the median and decided not to increase the CEO’s salary.

Our compensation program allows the committee and the board of directors to determine pay based on a comprehensive view of factors designed to produce long-

term business success. The long-term correlation between our financial results and the compensation awarded to executive officers demonstrates the success of this approach.

The following chart sets forth the total compensation, as reported in the summary compensation table in our annual proxy statements, paid to our CEO for each of the full years he has served as our CEO, as well as our earnings before interest, taxes, depreciation, amortization expense, asbestos expense and other selected items (or, adjusted EBITDA-A), a primary metric we use to evaluate our performance and one used in determining annual and long-term incentive compensation during this period.

Because a significant component of the CEO’s total compensation opportunity is long-term cash incentive compensation based on performance over a three-year cycle, the correlation for any single year may be skewed. For 2013, approximately 33% of the CEO’s reported total compensation was long-term cash incentive performance compensation for the three-year cycle ending with 2013.

(Annex A to this proxy statement sets forth the calculation of adjusted EBITDA-A, which is not a measure under U.S. generally accepted accounting principles. The financial results of GST LLC have not been included in our consolidated financial results since June 5, 2010, when GST filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code as the initial step in a process to resolve all current and future asbestos claims. However, because GST LLC continues to be our subsidiary, oversight of this business and its financial results continues to be a responsibility of our executive officers and the financial measures used under our incentive compensation plans include GST LLC’s results, the performance of this business since June 5, 2010 has been separately included in this chart.)

Business highlights

We were challenged to maintain our objectives for growth in 2013 as activity in many of our markets slowed compared to activity in 2012. In this environment, we sought to maintain a stable operating base that will enable us to take advantage of improving conditions as they arise in the future. Several accomplishments helped us achieve our goal.

•	We built on the advantages brought to us by businesses we acquired in previous years. Acquisitions enable us to grow in the semiconductor, aerospace, water and waste water, upstream oil and gas, and heavy-duty trucking markets and expand our presence in key geographic markets. They give us access to faster growing markets and to new segments of markets that we have served historically. Stemco, our heavy-duty truck business, is a prime example of how acquisitions benefit our business. Through acquisition, Stemco has repositioned itself from a provider of wheel-end products to a provider of a full suite of wheel-end, brake and suspension components. The size of its addressable market has increased from about $200 million to about $2 billion, its sales have more than doubled in five years and it is developing a state-of-the-art distribution center that will enable it to send customers a complete bundle of Stemco products in a single, cost effective shipment.

•	Fairbanks Morse Engine countered a softening outlook for new engine orders from the U.S. Navy, long the primary source of new engine demand at FME, by capturing key orders in commercial markets and exploring improvements in a proprietary design that may open up even more opportunities for new engine sales. The commercial awards included contracts to supply multiple engines and auxiliary equipment for pumping applications on an oil pipeline in South America and to supply a combined heat-and-power system based on a dual-fuel (natural gas or biodiesel) engine to a Veterans Administration hospital in Houston. To improve the commercial viability of its proprietary opposed-piston engine design, FME has teamed with Achates Power, Inc., a company dedicated to developing technology to improve the performance of opposed-piston diesel engines. With Achates, FME is exploring ways to reduce emissions and fuel consumption in opposed-piston engines, a design that has proven reliable over many decades in critical standby and emergency power applications. Advancing this technology could open a significant market for FME.
•	We made substantial changes at Compressor Products International that we believe will enable us to realize the true value of this business after several years of operational and market-based challenges. Ken Walker, who has led our GGB Bearing Technology business since 2009, took additional responsibility for the leadership of CPI in 2013 with the objective of implementing the same successful practices that enabled GGB to improve its financial performance despite relatively lower levels of demand for its products in recent years. Mr. Walker has identified a number of opportunities for operational and commercial improvement at CPI that we believe will benefit the business’ performance over the course of 2014.

•	We continued to support our subsidiary, Garlock Sealing Technologies LLC, in its efforts to reach a permanent resolution of all current and future asbestos claims against it. We were very gratified when, on January 10, 2014, Judge George Hodges of the U.S. Bankruptcy Court for the Western District of North Carolina issued an opinion estimating GST LLC’s liability for mesothelioma claims at $125 million. At a trial in July and August, 2014, GST LLC offered compelling evidence that the liability was no more than this amount compared to the nearly $1.3 billion sought by representatives of the asbestos claimants. While there is much work left to be done before reaching a final resolution of asbestos claims against GST LLC, we hope the judge’s estimate will lead to an expeditious conclusion to the case, the reconsolidation of GST LLC into EnPro and a finality that will allow all of EnPro to move forward and achieve its full potential.

Our accomplishments in 2013 were reflected in our share price, which improved 41% during the course of the year compared to a 29.6% improvement in the Standard & Poor’s 500 Index and a 37% improvement in the Russell 2000 Index. In 2014, our share price has increased even more, following the announcement of the judge’s opinion in GST LLC’s asbestos claims resolution process. Our $71.63 closing share price as of February 28, 2014 represents a 24% increase from its closing price on December 31, 2013, compared to an average decline of 1.1% among the peer group of companies listed on page 32 of this proxy statement.

Shareholder engagement

Following the 2012 shareholder advisory vote on executive compensation and prior to making executive compensation decisions for 2013, we engaged in a wide-ranging dialogue with numerous shareholders, which included conversations with many of our largest shareholders. Although from this dialogue we concluded that there was no consensus among our shareholders for any specific change to the design of our compensation program, we carefully considered the diverse views expressed by shareholders who provided us with feedback and made several changes to our 2013 compensation programs, which are described below. The committee is committed to continued engagement with all shareholders to fully understand diverse viewpoints, while discussing and demonstrating the link between our executive compensation program and the long-term performance of our businesses.

At our 2013 annual meeting, shareholders approved (by a vote of 96.8% of shares voted for or against) the resolution approving, on an advisory basis, the compensation paid to our named executive officers. The committee typically establishes incentive compensation opportunities in February of each year. Accordingly, the compensation program and incentive compensation awards for 2013 were set in February 2013, before the shareholder vote at the 2013 annual meeting. The committee did not consider the favorable shareholder advisory vote in 2013 in structuring compensation awards for 2013 because the shareholder advisory vote on executive compensation was held in May 2013, after the 2013 compensation program had been designed and salary decisions and performance awards had been made. However, the committee considered the outcome of this vote in deciding not to materially alter our compensation policies and programs with respect to awards made in 2014, except as discussed below in “— Changes to compensation program in 2014.”

Changes to compensation program in 2013

The committee has made the following changes to our compensation program for compensation awards made in 2013:

•	fundamentally changed the design of our long-term incentive compensation plan to set an “enduring standard” by which to measure and reward performance based on the creation of equity value (which is discussed in more detail below);

•	raised stock ownership and retention requirements not only for the NEOs, but for all senior leaders (for more information, see “— Compensation program design — Stock ownership and retention requirements” below);

•	adjusted our long-term compensation program to shift a greater proportion of the target compensation opportunity to be payable in our stock rather than in cash, with the value at target level of our long-term compensation awards being split equally among performance shares, long-term incentive cash compensation awards and restricted stock units;

•	modified the peer group used for compensation benchmarking purposes to drop two companies that are now significantly larger than the company and to add three companies whose size and products are comparable to those of the company (for more information, see “— Compensation program design — Market competitiveness analyses” below), which more closely aligns the composition of this group to that of the peer group most recently used by independent proxy advisory firms; and
•	adopted a compensation program to incent officers to defer annual incentive compensation into accounts the value of which is based on the value of our common stock (for more information, see “— Compensation analysis — Retirement and other post-termination compensation — Deferred compensation and management stock plans” below).

For awards under our long-term incentive compensation plan we have historically used metrics such as cumulative earnings per share and cumulative EBITDA-A measured over a three-year performance cycle. Rapidly changing business conditions in recent years have made setting appropriate three-year performance targets particularly difficult.

For our long-term incentive compensation awards made in 2013, committee adopted a new plan design using an “enduring standard” by which to measure and reward performance. This standard compares the company’s calculated growth in equity value over the three-year performance period (2013 – 2015) to a defined cost of equity. The committee believes that the new plan design holds management accountable for not only earnings growth, but also the quality of any investments. It aligns management’s interests with those of shareholders by rewarding the creation of equity value in excess of the company’s defined cost of equity. Unlike a formula based solely on total shareholder return, payouts under the equity value plan are not subject to broader movements in the stock market, which are largely outside of management’s control.

Compensation practices

All of our non-management directors sit on our Compensation and Human Resources Committee. The committee’s primary function, as delegated to it by our board, involves oversight concerning the appropriateness and cost of our compensation programs, particularly the program for executive officers. The committee also approves all change in control agreements, the officers’ participation in all benefit and retirement plans and all material changes to these plans. The following discusses our general practices with respect to evaluating and awarding executive compensation.

The role of the executive officers

In reviewing the compensation of the CEO and the other executive officers, the committee is advised by its independent executive compensation consultant and our human resources staff. It is the committee’s practice to request and consider proposals by the CEO as to the appropriate levels of salary and incentive award opportunities for all executive officers other than the CEO. The committee establishes the CEO’s compensation independently of that of the other executive officers, so that an increase in the compensation of those officers, as proposed by the CEO, does not form the basis for a corresponding increase in the CEO’s compensation.

To set performance measures and levels for our annual and long-term incentive plans, our executive officers review the forecasts for each of our operating units, key economic indicators affecting our businesses, historical performance, recent trends, and our strategic plans. Our executive team proposes performance measures that it believes to be most important and meaningful to the achievement of our strategic goals. The executive team also proposes what it believes to be the appropriate weighting to give to each factor in the calculation of the overall incentive awards, and threshold, target and maximum payout levels appropriate for each of the performance measures we choose.

The committee, with the advice of its independent executive compensation consultant, reviews the proposed performance measures and weightings each December. At a subsequent meeting in February, the committee reviews and approves threshold, target and maximum payout levels and makes the final determination of what performance measures, weightings and payout levels will be used for each incentive award. The committee often directs members of management to work with its independent executive compensation consultant to provide information and otherwise help with the consultant’s analyses. However, the committee does not delegate any of its decision making authority to executive officers or other members of management.

The role of the executive compensation consultant

The committee has engaged Pearl Meyer & Partners to serve as its independent executive compensation consultant. At the committee’s request, Pearl Meyer & Partners does not provide any services to our company other than the assistance it provides to the committee.

The executive compensation consultant reports directly to the committee on all work assignments from the committee. In addition, Pearl Meyer & Partners confers with management from time to time at the request of the committee chairman.

Pearl Meyer & Partners’ work for the committee with respect to 2013 compensation decisions included:

•	analyzing the competitiveness of our executive compensation programs in the fall of 2012, which included a benchmarking study comparing the compensation paid to our top 15 executives to their counterparts at peer companies;

•	providing information about market trends in executive and director pay practices;

•	advising on compensation program design and structure;

•	reviewing the relationship between executive compensation and company performance;

•	reviewing the competitiveness of director compensation; and

•	assisting in the preparation of our proxy statement.

The independence of the executive compensation consultant

The committee has concluded that its compensation consultant, Pearl Meyer & Partners, is independent and does not have a conflict of interest in its engagement by the committee. In making this conclusion, the committee considered the following factors confirmed to the committee by the compensation consultant:

•	Pearl Meyer & Partners provides no other services to EnPro; it provides only executive and director compensation advisory services to the committee;

•	Pearl Meyer & Partners’ fees from us in 2013 represent less than 1% of its total revenue for 2013;

•	Pearl Meyer & Partners maintains a conflicts policy to prevent a conflict of interest or other independence issues;

•	none of the individuals on the Pearl Meyer & Partners team assigned to the engagement has any business or personal relationship with members of the committee outside of the engagement;

•	neither the individuals on the Pearl Meyer & Partners team assigned to the engagement, nor to our knowledge, Pearl Meyer & Partners, has any business or personal relationship with any of our executive officers outside of the engagement;

•	none of the individuals on the Pearl Meyer & Partners team assigned to the engagement maintains any direct individual position in our stock;

•	Pearl Meyer & Partners has regular discussions with only the members of the committee (or select members of the committee) present and when it interacts with management, it is at the committee chair’s request and/or with the chair’s knowledge and approval;

•	none of the individuals on the Pearl Meyer & Partners team assigned to the engagement have provided any gifts, benefits, or donations to us, nor have they received any gifts, benefits, or donations from us; and

•	Pearl Meyer & Partners is bound by strict confidentiality and information sharing protocols.

Compensation program design

Our executive compensation program reflects our corporate policies for executive compensation and stock ownership, which are described below. In designing a compensation program to achieve the objectives of those policies, the committee considered executive compensation and market competitiveness studies described below, internal pay fairness, and comprehensive compensation histories for each of the executive officers which include each element of compensation and benefits (salary, incentive awards, equity grants, retirement benefits, and possible severance or change in control payments). In addition, the committee considered the impact of tax and accounting rules, whether the structure of compensation programs would incentivize excessive risk taking and the continued uncertainty regarding the pace of an economic recovery in markets relevant to the company.

Policies regarding executive compensation

The committee has a policy of making variable compensation a significant component of each executive officer’s total compensation. In addition, the more responsibility an executive has, the higher is his or her variable compensation as a percentage of his total compensation. The term “variable compensation” refers to amounts that vary in amount depending on performance — poor performance leads to little or no awards while superior performance leads to superior payouts. In designing our variable compensation programs and in establishing performance targets, the committee seeks to incentivize continuous improvement in measures important to both our annual and long-term business plans.

The committee has policies aimed at more closely aligning management’s interests with those of our shareholders. The committee systematically includes some form of equity grant, or potential equity grant, as part of our executive compensation program. If our officers own shares of our common stock with values that are significant to them, we believe they will be more likely to act to maximize longer-term shareholder value instead of short-term gain.

When setting targeted in-service compensation for each of our executive officers, the committee considers individual performance, experience and tenure. In evaluating the reasonableness and competitiveness of targeted in-service compensation, the committee reviews compensation data for a broad survey group and for a peer group prepared by its independent executive compensation consultant, which groups are discussed below.

Stock ownership and retention requirements

Our stock ownership requirements mandate that each executive officer hold shares of our common stock with a market value at least equal to a specified multiple of base salary. The applicable multiple rises with the officer’s level of responsibility, and the multiples were increased in 2012. The minimum ownership levels are 5.0 times base salary for our CEO and 2.5 times base salary for all NEOs other than the CEO, and the minimum levels for the other executive officers range from 0.75 times to 1.5 times salary. Consistent with this policy, the committee has believed it appropriate to provide officers with an opportunity to earn shares as part of the long-term incentive award.

An executive officer has five years after becoming an executive officer to achieve the minimum required stock ownership level, and, for then-current officers, five years after the 2012 increase in the minimum required stock ownership level to achieve the increased level. If the executive officer fails to maintain the required level of ownership, the executive officer is required to retain 50%

of any shares received under any company equity award plan until he or she satisfies the requirement. Restricted shares of our common stock and restricted stock units are counted toward the minimum ownership level only after the restrictions lapse.

We examine compliance with this policy in connection with our board of directors meeting held in February of each year. As of February 5, 2014, the date of our February 2014 committee meeting, all of our named executive officers who have been executive officers for at least five years held at least the minimum number of shares.

Anti-hedging policy

We have adopted a policy included in our corporate governance guidelines prohibiting employees, officers and directors from engaging in any hedging or monetization transactions with respect to the company’s securities, including, but not limited to, through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in the company’s securities.

Clawback policy

The committee has adopted a clawback policy that allows for the recovery of performance-based compensation in the event an executive officer engages in fraud or willful misconduct that caused, directly or indirectly, the need for a material restatement of our financial results. This would include annual cash incentive awards under our annual incentive performance plan and cash or equity-based incentive awards under our long-term incentive performance plan. If, in the committee’s view, the performance-based compensation would have been lower if it had been based on the restated results, the committee will, to the extent permitted by law, seek recovery from that executive officer of performance-based compensation as it deems appropriate after a review of all relevant facts and circumstances.

Market competitiveness analyses

In 2012, in connection with evaluating target compensation levels set for 2013, the committee asked its independent executive compensation consultant to update its most recent study comparing our executive officers’ salaries, target annual incentive plan awards and target long-term incentive awards to those granted to officers in the same positions at other similarly sized diversified manufacturing companies. The study prepared by Pearl Meyer & Partners used compensation data for 2011 from a broad survey group and for a peer group consisting of 16 manufacturing companies within the industrials sector, with annual revenues of the peer companies ranging from $471 million to $2.6 billion, with median revenues of $1.24 billion. The market value for the peer companies at the time of the study ranged from $536 million to $3.3 billion, with median market value of $2.0 billion.

Because oversight of GST LLC, our subsidiary which has not been included in our consolidated results since it commenced the ACRP proceedings in 2010, continues to be a responsibility of our executive officers, for purposes of determining our size relative to peers, we include GST LLC’s net sales (which were approximately $244.8 million for the year ended December 31, 2013) with our consolidated revenues. (As noted above, the financial results of GST LLC have not been included in our consolidated financial results since June 5, 2010, when GST filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code as the initial step in a process to resolve all current and future asbestos claims.) The peer group of companies was as follows:

• Actuant Corporation	• Barnes Group, Inc.

• Circor International, Inc.	• Clarcor, Inc.

• Colfax Corporation	• Crane Co.

• Curtiss Wright Corp.	• Graco Inc.

• IDEX Corporation	• Kaydon Corporation

• Nordson Corporation	• Robbins & Myers, Inc.

• Trimas Corporation	• Woodward, Inc.

• Mueller Water Products, Inc.	• Watts Water Technologies, Inc.

We believe that for executive compensation purposes, the relative size and complexity of a company, not the specific category of products manufactured, is more important for compensation comparisons. We believe this peer group and the broader survey group are relevant for this purpose since we believe these types of companies are pertinent competitors for management personnel. The peer group of companies used for the 2012 study differed slightly from the most recent study conducted in 2009. The peer group for the 2012 study did not include two companies, Gardner Denver, Inc. and Regal Beloit Corporation, that are now significantly larger than the company, and added Curtiss Wright Corp., Mueller Water Products, Inc. and Watts Water Technologies, Inc., whose size and products are comparable to those of the company. These changes more closely aligned the composition of this group to that of the peer group most recently used by independent proxy advisory firms. Since the 2012 study was performed, two of the companies included in the peer group, Kaydon and Robbins & Myers, have been acquired.

The committee’s executive compensation consultant advised the committee regarding the specific compensation elements we awarded to each of our executive officers as compared to those awarded to executive officers with similar responsibilities of each member of the peer group and the broader survey group. Based on that analysis and the comparisons to the relevant medians of the peer group and survey group, Pearl Meyer & Partners advised the committee with respect to the named executive officers regarding adjustments to base salary, annual incentive award and long-term incentive award. The committee uses peer and survey compensation data to evaluate the reasonableness and competitiveness of the compensation programs and target compensation levels for executive officers.

Evaluation of incentives for excessive risk

In establishing the structure and levels of executive compensation, the committee has been mindful of the potential incentives for risk taking by management to achieve incentives. The committee has sought to balance fixed and variable compensation, short-term and long-term compensation, the performance metrics used in determining incentive compensation and the level of in-service and post-retirement benefits to mitigate against unnecessary or excessive risk taking. The committee has specifically evaluated whether the company’s compensation structure and practices establish incentives for unnecessary or excessive risk taking by management. The committee concluded that the company’s compensation structure and practices do not establish incentives for unnecessary or excessive risk taking by management.

Compensation analysis

The following section discusses and analyzes each element of our executive compensation program, including long-term incentive plan, or LTIP, awards made in 2011 and paid out for the 2011-2013 cycle, and LTIP awards made in 2013 for which scheduled payouts would not occur until 2016.

Annual performance incentive plan awards

The committee provides executive officers with an incentive opportunity each year so that they will have a personal financial incentive to help us reach annual business goals. Annual performance incentive plan awards for Mr. Macadam were made under our senior executive annual performance plan, which our shareholders approved in 2012. Annual performance incentive awards for Mr. Pease and Mr. Magee were made under a similar plan for other corporate officers that permits adjustments for unusual items, which adjustments are not permitted under our senior executive annual performance plan. Annual performance incentive plan awards for Mr. Herold, Mr. Walker and Mr. Gioffredi were made under a similar plan for division personnel, in which one-half of their award is based on the same corporate-wide performance measures and weightings applicable to the other NEOs under the senior executive annual performance plan and the remaining one-half is based on performance measures applicable to their respective divisions. We refer to these plans as the annual performance plans or annual plans.

For our annual plan award opportunities, we set threshold, target and maximum levels. Performance below the threshold level results in no payout, performance at or above the threshold level results in a payout at 200% of the amount at the target payout level. However, achievement of the threshold level of performance does not assure that an executive officer will receive the maximum incentive award, because the committee has retained “negative discretion” to reduce the award based upon the assessment of the company’s performance (and, for Messrs. Herold, Walker and

Gioffredi, also the performance of the relevant division) in light of the goals set at the target and maximum levels. In setting these levels, the committee anticipated exercising its negative discretion, if performance levels were not at the maximum level, to reduce annual incentive payments to executive officers to levels consistent with past practice — that is, that absent unusual circumstances payouts at a target level of performance would likely be in the range of 100% of the target payout and that payouts at a threshold level of performance would likely be in the range of 50% of the target payout.

For 2013, the performance measures and weightings for the senior executive annual performance plan were as follows:

Adjusted operating income	50%
Adjusted return on invested capital	50%

For 2013, the performance measures and weighting for the divisional component of the annual performance plan in which Messrs. Herold, Walker and Gioffredi participated were as follows, in each case with respect to the performance of the relevant division:

Adjusted operating income (division)	50%
Adjusted return on invested capital (division)	50%

For 2013, the committee selected these performance measures, which differed from the measures that the committee had used for the annual performance plans in the past, because these are the critical measures that we use in managing our businesses and are measures of our profitability and the performance of our assets relative to our investment. The committee selected these performance measures, set the performance goals and awarded the corresponding incentive opportunities after taking into account management’s recommendation.

These company-wide and divisional performance measures are discussed in greater detail in the following paragraphs. Because oversight of our GST LLC subsidiary and its financial results continues to be a responsibility of our executive officers, in establishing and measuring financial metrics under the annual plans (and all other incentive compensation plans) we include GST LLC’s results with our results as though it were consolidated.

Adjusted operating income

Adjusted operating income is an important measure of our profitability. The committee includes adjustments in this measure to eliminate the impact of asbestos expense, LIFO adjustments and certain selected expense and income items that do not reflect normal operating conditions because it believes that those adjustments result in a more accurate measure of the operating performance of our businesses.

Adjusted return on invested capital

The committee selected adjusted return on invested capital as a performance measure because we believe it is a comprehensive measure of the performance of our assets relative to our investment and measures our ability to generate earnings in relation to the investment required to generate those earnings.

The 2013 financial goals that corresponded to the threshold, target and maximum levels, and our actual 2013 performance and payout percentages with respect to each financial goal after the committee exercised its negative discretion, under the senior executive annual performance plan are set forth in the following table. With respect to the divisional component of the annual plan in which each of Messrs. Herold, Walker and Gioffredi participated, we have not included in this proxy statement the specific division financial goals and performance results because we believe that public disclosure of this confidential information would cause competitive harm to these businesses. At the time these specific division goals were set, the committee deemed the target levels set for each of the metrics to be reasonable “stretch” goals, with a maximum payout only in the event of superior performance.

	Performance Levels			Actual Performance
	Threshold	Target	Maximum	Amount	Payout %(2)
	(dollars in millions)
Adjusted operating income(1)	$153.6	$174.1	$202.9	$159.7	64.8%
Adjusted return on invested capital(1)	17.3%	19.2%	21.8%	18.6%	84.5%

(1)	Adjusted operating income and adjusted return on invested capital are not financial measures under GAAP. Adjusted operating income is calculated by taking each operating division’s operating income and adding back asbestos expense, LIFO adjustments and certain selected expenses that do not reflect normal operating conditions and subtracting certain selected income items that do not reflect normal operating conditions. Adjusted return on invested capital is calculated by taking adjusted operating income multiplied by the difference between 1 minus the tax rate (expressed as a fraction) then adding depreciation and amortization, with such amount then divided by the sum of average working capital, average gross property, plant and equipment and average gross software investment. For the corporate calculations, corporate administrative expenses are subtracted from the sum of the operating segments’ adjusted operating income.

(2)	The payout percentages reflect the committee’s exercise of negative discretion, as described below.

The plan payouts at the target performance level, as a percentage of base salary, for the named executive officers were as follows:

Target Payout, as Percentage of Salary
Macadam	105
Pease	65
Magee	65
Herold	55
Walker	55
Gioffredi	55

Mr. Macadam’s employment agreement provides that the target award level for his annual incentive awards be set at 100% of his salary. In 2013, in recognition of Mr. Macadam’s efforts during 2012, the company’s overall financial performance in 2012 and the significant progress on a number of key initiatives during 2012, the committee approved an increase in the target award level for his 2013 annual incentive award to 105% of his salary. The committee set the target award levels for the other named executive officers based on its historical levels of such awards, its review of the Pearl Meyer & Partners market studies and management recommendations.

In setting the levels of the performance goals, the committee combined a top-down, market expectations approach for estimating expected performance with a bottom-up, strategic review and forecast of each division. For operating performance, the performance levels set for 2013 reflected the Company’s expectations that it would record a slight increase in sales but a more substantial increase in profitability during the year. However, overall operating performance in 2013 was restricted by weak rates of growth in certain markets and declines in demand in others. As a result, overall adjusted operating income was only 64.8% of the target level and overall adjusted return on invested capital was only 84.5% of the target level. Performance of our divisions in 2013 varied, with the respective divisions for Mr. Herold achieving performance between target and maximum levels, the respective division for Mr. Walker achieving performance between the threshold and target levels and the respective division for Mr. Gioffredi achieving performance below the threshold level. Even though overall performance levels (and divisional performance levels for Messrs. Herold and Walker) exceeded the threshold performance levels which under the annual performance plans would provide for payouts at 200% of the amount at the target payout level, the committee exercised its negative discretion to reduce payouts under the plan to reflect that performance was less than the maximum level of performance. Accordingly, the committee reduced the payout with respect to each performance measure consistent with actual performance, resulting in a payout at 74.6% of the target payout levels for Messrs. Macadam, Pease and Magee, and payouts ranging from 37.3% to 126.6% of target levels for Messrs. Gioffredi, Walker and Herold.

The dollar amount of these payouts under the annual performance plans to each of the named executive officers is included in column (g) (see footnote 3) of the summary compensation table.

Long-term compensation

Awards made for 2011-2013 cycle

Each year the committee has granted long-term compensation to our executive officers to provide them with personal financial motivation to help us reach our longer-term goals. In addition to providing the officers with a long-term stake in our success, we believe these awards serve as a significant retention tool.

In 2011, the committee determined that half of the target long-term compensation granted to each NEO then employed by us would be in the form of a long-term incentive performance (or, LTIP) award payable in cash and that the remaining half of target long-term compensation would be an equity award that included both an LTIP award payable in shares and an award of restricted stock units as follows:

•	70% of the equity award to be an LTIP award of performance shares, and

•	30% of the equity award to be paid in time-vested restricted stock units, which vested in February 2014.

The amount of cash for a cash LTIP award payable, and the number of shares for an LTIP award of performance shares deliverable, are based on our performance against selected financial goals over a three-year period. For our LTIP award opportunities, we set threshold, target and maximum levels. Performance below the threshold level results in no payout, performance at the threshold level results in a payout at one half of the amount at the target level and performance at the maximum level or above results in a payout of twice the amount set for the target level. We extrapolate to determine the payout for performance between these levels. Pursuant to our long-term incentive compensation plan, performance levels are adjusted to account for dispositions, acquisitions and other corporate restructuring transactions. The committee makes the LTIP awards under our long-term incentive plan which our shareholders most recently approved in 2012.

In 2011, the committee established the following performance measures and weightings for both the cash LTIP awards and the LTIP awards in the form of performance shares:

EBITDA before asbestos	50%
Adjusted earnings per share	50%

In prior years, the committee had also applied net cash outflow for asbestos as a third performance measure in LTIP awards. The committee did not include net cash flow for asbestos as a performance measure in 2011 in the light of the impact of the ACRP on cash outflow for asbestos.

Mr. Pease, who joined our company on February 28, 2011, was not eligible to receive an award under our LTIP for the 2011-2013 LTIP cycle. However, Mr. Pease received an award, outside the LTIP and payable in cash, based on the established performance targets for the 2011-2013 performance cycle, to be calculated, administered and paid pursuant to the LTIP. Mr. Pease was awarded performance shares pursuant to our equity compensation plan, but outside the LTIP, as indicated above for the 2011-2013 performance cycle, to be calculated, administered and paid pursuant to the LTIP.

Once the company’s performance results are determined at the end of the award cycle, the committee cannot use discretion to increase the size of any LTIP award. However, it may use negative discretion to reduce the award that would otherwise be payable to any of the executive officers.

The 2011-2013 cycle performance goals that corresponded to the threshold, target and maximum payout levels were set assuming continuous improvement from prior levels and are set out in the following table, along with our actual cumulative performance during the 2011-2013 cycle and the resulting plan payout level as a percentage of target with respect to each performance goal:

	Performance Levels			Actual Performance
	Threshold	Target	Maximum	Amount	Payout %(2)
	(dollars in millions, except per share amounts)
EBITDA before asbestos(1)	$487.0	$573.0	$659.0	$646.9	185.9%
Adjusted earnings per share(1)	$9.88	$11.62	$13.36	$13.05	182.2%

(1)	EBITDA before asbestos and adjusted earnings per share are not financial measures under GAAP. EBITDA before asbestos is earnings before interest, taxes, depreciation, amortization and asbestos expenses and is adjusted for selected items. Adjusted earnings per share is earnings per share adjusted to exclude the after-tax impact of asbestos related expenses and other selected items.

(2)	Because the performance measures were equally weighted, the total payout percentage is the average of the percentages shown.

Despite a softer-than-expected 2013 performance, we significantly exceeded the target levels for both performance measures for the 2011-2013 cycle due to strong performance in the first two years of the performance cycle when we benefitted from the global economic recovery and from our efforts to reduce costs and improve our margins. As a result, our EBITDA before asbestos and adjusted earnings per share each approached the maximum performance level, which resulted in a payout for the 2011-2013 cycle of 184.1% of the target level.

The dollar amount of the cash LTIP payouts to each of the named executive officers is included in column (g) (see footnote 3) of the summary compensation table. The portion of the restricted stock units awarded in 2011 that vested in 2013 is included in the table in “Executive compensation — Option exercises and stock vested.”

Awards granted in 2013

At its February 2013 meeting, the committee authorized the grant of long-term compensation awards to executive officers for the 2013-2015 performance cycle. At this meeting, the committee determined that one-third of the target long-term compensation to each executive would be in the form of an LTIP award payable in cash, one-third would be an LTIP award in the form of performance shares and payable in shares and the remaining one-third would be an award of time-vested restricted stock units.

In recognition that the payout of annual performance plan compensation to Mr. Macadam for 2012 was lower than the payout level of other corporate executive officers because the senior executive annual performance plan in which he participates did not permit adjustment for unforeseen, unusual items and to provide additional incentive for retention, the committee authorized the grant of an additional 2,650 restricted stock units to Mr. Macadam in February 2013. In recognition that, because of his hire date, Mr. Pease was not eligible to receive the same payout percentage as other corporate executive officers with respect to LTIP awards for the 2010 – 2012 performance cycle and in recognition of his superior performance during that period, and to provide additional incentive for retention, the committee authorized the grant of an additional 5,000 restricted stock units to Mr. Pease in February 2013.

The committee believes that both types of long-term incentive compensation — an LTIP award payable in cash and an LTIP award in the form of performance shares — align officers’ long-term interests with those of our shareholders, and that the specific target mix between the type of the awards is appropriate to increase management’s ownership stake in our company. The committee elected to provide a portion of long-term compensation award in time-vested restricted stock units to encourage retention.

For our long-term incentive compensation awards made in 2013, the committee adopted an “enduring standard” by which to measure and reward performance. In prior years, awards under our long-term incentive compensation plan used metrics such as cumulative earnings per share and cumulative EBITDA before asbestos measured over a three-year performance cycle, with threshold, target and maximum performance levels for these metrics set by the committee at the beginning of each three-year performance cycle. Rapidly changing business conditions in recent years have made setting appropriate three-year performance targets particularly difficult.

The standard used by the committee in 2013 compares the company’s growth in calculated equity value over the three-year performance period (2013 – 2015) to a target return. The calculated equity value is determined as a multiple of the company’s consolidated adjusted earnings before interest, depreciation, amortization and asbestos-related expenses less adjusted net debt. The adjustments to earnings before interest, depreciation, amortization and asbestos-related expenses include management fees and royalties payable to or from GST, inter-company interest, restructuring charges, asset impairments, all expenses and charges related to discontinued operations, including environmental reserve adjustments for discontinued operations, fair value adjustments to inventory related to acquisitions and other non-recurring items in connection with acquisitions and dispositions, extraordinary items and pension expense.

Net debt is determined by subtracting cash and marketable securities from the sum of interest-bearing debt, consolidated asbestos liability, if any, and pension liabilities. The target return is determined by adding a risk premium to the average 10-year Treasury bond yield for the three-year period.

The calculated equity value is subject to adjustments for acquisitions and dispositions that occur during the performance period based on timing of the completion of the acquisition or disposition, as well as equitable adjustments where necessary (i) in response to changes in applicable laws or regulations, (ii) to account for changes in accounting principles that were not anticipated at the time the awards were made, (iii) to account for adjustments in expense due to re-measurement of pension benefits, (iv) to account for restructurings, discontinued operations, and any other items deemed by the committee to be non-recurring in nature or otherwise not reflective of operating performance that were not anticipated at the time the awards were made, and (v) to reflect other unusual, non-recurring, or unexpected items similar in nature to the foregoing, in each case as determined in good faith by the committee consistent with the principles set forth in section 162(m) of the Internal Revenue Code and the regulations thereunder.

As shown in the chart below, the compound annual growth rate (or, “CAGR”) of the calculated equity value divided by the target return determines the amount of the LTIP payout.

Calculated equity value CAGR / target return	LTIP payout (% of target award)
0.5	50%
1.0	100%
1.7	300%

Actual performance that falls between the established levels will yield a proportional payout. No payment is made if the ratio of the CAGR of the calculated equity value to the target return is less than 0.5.

The committee believes that the new plan design holds management accountable for not only earnings growth, but also the quality of any investments. It aligns management’s interests with those of shareholders by rewarding the creation of equity value in excess of the company’s defined target return. Unlike a formula based solely on total shareholder return, payouts under the equity value plan are not subject to broader movements in the stock market, which are largely outside of management’s control.

The following table sets forth for each of the named executive officers the payout amount at target level of performance for the LTIP award payable in cash and the LTIP award made in the form of performance shares, along with the number of restricted stock units awarded in 2013:

	Target Payout		Restricted Stock Units
	Cash LTIP	Performance Shares
Macadam	$550,000	12,348	14,998
Pease	$169,000	3,794	8,794
Magee	$151,667	3,405	3,405
Herold	$96,333	2,163	2,163
Walker	$80,750	1,813	1,813
Gioffredi	$87,833	1,972	1,972

The committee elected to provide one-third of the long-term compensation award in time-vested restricted stock units, and made additional discretionary awards of restricted stock units to Mr. Macadam and Mr. Pease as described above. The committee believes that such awards further the goals of aligning officers’ long-term interests with those of our shareholders and increasing management’s ownership stake in our company. The restricted stock units vest three years after the date of grant subject to the executive’s continued employment during that period. The restricted stock units vest earlier in the event of death, disability or a change in control of the company. In the event of retirement, generally one-third of the restricted stock units vest if retirement occurs on or after the first anniversary of the grant date but before the second anniversary of the grant date and two-thirds vest if retirement occurs on or after the second anniversary of the grant date but before the third anniversary of the grant date. In addition to annual awards made in February, in October 2013 the committee authorized an award to Mr. Walker, in connection with the assignment to him of expanded responsibilities, of 5,000 restricted shares that vest, subject to his continued employment, on the third anniversary of the date of the award.

The grant date fair value of the target level payout of performance shares for LTIP share opportunities awarded in 2013 and the grant date fair value of the restricted stock units awarded in 2013, in each case as determined under FASB ASC Topic 718, are included in column (e) (see footnote 1) of the summary compensation table and in column (l) of the table in “Executive compensation — Grants of plan-based awards.”

Base salary

We pay each of our executive officers a base salary to give them a relatively secure baseline level of compensation. Mr. Macadam’s employment agreement provides for a minimum base annual salary of $825,000. From the date he was hired in 2008 through 2013, the committee did not adjust his base salary from this minimum level. With respect to the other named executive officers, the committee made adjustments to base salaries in 2013 from the levels set in 2012, with base salary increases for these named executive officers averaging 3.0% and ranging from 0% to 9.6%.

Perquisites

Since February 2006, we have provided only minimal perks, which include an umbrella liability policy, to our executive officers.

Other in-service benefits

Our executive officers also receive the following benefits, which we provide to all salaried employees as compensation for their services to us:

•	group health, dental and life insurance, part of the cost of which we pay;

•	optional term life, accidental death and disability insurance and long-term disability insurance, the cost of which the employee pays; and

•	travel and accident insurance, for which we pay.

We provide these insurance benefits because we believe at a company of our size they are a standard part of the compensation package available to salaried employees.

Retirement and other post-termination compensation

401(k) Plan

We sponsor a 401(k) plan in which our executive officers participate on the same basis as other salaried employees. Under this plan, each participant can defer into his 401(k) plan account a portion of his plan-eligible compensation (generally, base salary and annual incentive compensation), up to the annual limit set by the IRS. Each plan participant directs how his account will be invested. We match each participant’s deferrals under this plan, other than catch-up contributions, on a monthly basis at a rate of 100% up to the first 6% of the aggregate of annual salary and annual incentive compensation contributed by the participant. Our matching contributions are fully vested.

Deferred compensation and management stock plans

We provide a non-qualified, deferred compensation plan for our executive officers to permit them to save for retirement on a tax-deferred basis beyond what the 401(k) plan permits, because of either federal tax code limits or the design of the 401(k) plan. In addition, the plan allows for matching contributions, at the same rate and subject to the same aggregate limit under the 401(k) plan that cannot be made in the 401(k) plan because of federal tax code limits. The committee believes this type of additional deferral and matching opportunity is part of a competitive compensation package for public company executive officers.

In 2012, we adopted a management stock purchase deferral plan to permit officers and other senior personnel to defer, for five years or more, up to 50% of annual incentive compensation, with deferred amounts credited to accounts based on the value of our common stock. Participants in that plan are eligible to receive restricted stock unit awards equal to 25% of the amount deferred, with a three-year vesting period and payable in shares of common stock at the same time the related annual incentive deferrals are payable. This plan began with respect to annual incentive compensation earned for performance in 2013. The amount of annual incentive compensation deferred pursuant to this plan is included in the amount of Non-Equity Incentive Plan Compensation reflected in column (g) (see footnote 3) of the summary compensation table.

These plans are unsecured, and the participants’ plan accounts would be available to satisfy our creditors in the event of our insolvency. This means that the officers have voluntarily placed at risk all funds they have deferred under these plans, and with respect to the management stock purchase deferral plan such risk includes changes in the value of our common stock.

Pension and defined benefit restoration plans

Our named executive officers who were hired and were aged 40 prior to 2006, like many of our salaried employees, continue to participate in a defined benefit pension plan that will give them a retirement benefit based on their years of service with the company and their final average compensation (base salary plus annual incentive compensation). This pension plan was closed to new participants, and participation was frozen for participants who were not 40 years of age, in 2006. For salaried employees, including Messrs. Macadam, Pease and Herold, who were hired after the pension plan was closed to new participants, and Mr. Walker, who was younger than 40 in 2006, we instead make a contribution equal to 2% of salary and annual incentive compensation to the employee’s account in our 401(k) plan, with any amount in excess of permitted 401(k) contributions being made to the deferred compensation plan.

In addition, we provide certain of our named executive officers and others who participate in the defined benefit pension plan with a defined benefit restoration plan to give them the benefits they would have under our pension plan were it not for limitations under the pension plan. The federal tax code places caps on the amount of annual compensation that the pension plan can take into account and on the amount of annual benefits that the pension plan can provide. We were required to include these caps in our pension plan in order to maintain its tax-qualified status. In addition, the pension plan does not take into account amounts that an individual defers under our non-qualified deferred compensation plan. The defined benefit restoration plan permits participants to receive retirement pension benefits that take into account their full salaries and annual incentive compensation.

SERP

Mr. Magee participated in a supplemental executive retirement plan (or SERP) established in connection with our spin-off from Goodrich Corporation in 2002. The SERP pays an additional retirement benefit equal to the combined benefit under our pension plan and restoration plan for the participant’s first 15 years of service. This benefit is based on Mr. Magee’s base salary and annual incentive compensation. LTIP payments and gains from equity grants do not factor into the benefit formula. In connection with Mr. Magee’s retirement on January 6, 2014, we entered into an agreement with Mr. Magee which provides that in full satisfaction of the our obligations under the SERP, we would pay Mr. Magee a final lump sum payment, determined as of his retirement date, based on actuarial assumptions that would apply under our tax-qualified pension plan had it continued in effect through the retirement date, as such amount is determined by our actuary.

Double-trigger change-in-control agreements

In a situation involving a change in control of our company, our executive officers would face a far greater risk of termination than the average salaried employee. To attract qualified executives that could have other job alternatives that may appear to them to be less risky absent these arrangements, and to provide them with an incentive to stay with us in the event of an actual or potential change in control, we have entered into a management continuity agreement with each of them. In addition, we view management continuity agreements for our executive officers as an important part of a competitive executive compensation package. In establishing the terms of these agreements, we looked at similar arrangements established by peer companies and by our former corporate parent. Our inclusion of particular terms in these agreements, including the applicable continuation period and provisions increasing the amount payable to account for excise taxes for agreements entered into prior to 2009, reflected our subjective judgment regarding the terms offered in comparable agreements by peer companies and the desire to offer competitive arrangements.

Each of these continuity agreements provides for the individual to continue employment for a specified period after a change in control, with the same responsibilities and authorities and generally the same benefits and compensation as he had immediately prior to the change in control (including average annual increases). The length of the period was set based on the relative responsibilities of the executive officers. The period is three years for Mr. Macadam and two years for the other executive officers. If during this continued employment period we or our successor were to terminate the individual’s employment for reasons other than “cause”, or the individual voluntarily terminated his employment for a “good reason” (in each case as defined in the agreements), he would be entitled to certain payments and other benefits.

Because the executive must leave the company before becoming entitled to these payments and benefits, the agreement has a “double trigger”— the first trigger is the change in control, and the second trigger is the termination, either by the company other than for “cause” or by the executive for “good reason.” The requirement of the second trigger provides the incentive for the executive to stay with us in the event of a change in control. For more information about these payments and other benefits, see “Executive compensation — Potential payments upon termination or change in control.” The committee has reviewed the amounts that are potentially payable under these agreements and believes that they are reasonable.

Severance policy

We have written severance policies under which we provide severance benefits to all full-time employees at our corporate office, including our executive officers. Under these policies, an executive officer whom we terminate without cause is entitled to continue receiving his or her base salary for a specified period. The terminated officer is also entitled to receive a pro rata portion of the annual incentive compensation payable for the year in which the officer is terminated, along with a pro rata payout of all LTIP awards based on the number of completed months in each performance cycle. The period was set based on the relative responsibilities of the executive officers. The period is 24 months for our CEO and 12 months for our other executive officers. An executive officer may not receive any payments under the severance policy if the executive officer is entitled to receive payments under the change-in-control continuity agreements described above.

We maintain this severance policy because we believe that such a policy is consistent with market compensation packages for executive officers and therefore is an important component of a competitive compensation package.

Changes to compensation program in 2014

For the compensation program for 2014, the committee employed the same general compensation design used in 2013, with one significant addition. In recognition of the order issued in January 2014 by the bankruptcy court estimating the liability for present and future mesothelioma claims against GST at $125 million, consistent with the positions GST put forth at trial, and the efforts related to that outcome, the committee issued additional awards of restricted stock units to executive officers and other key personnel. The additional restricted stock unit awards were twice the amounts of the restricted stock units awarded as part of the committee’s practice of granting one-third of target long-term compensation in the form restricted stock units. The additional restricted stock units vest three years from the date of grant.

Executive compensation

The following information relates to compensation paid or payable for 2013 to:

•	our CEO;

•	our CFO; and

•	the three other most highly compensated of our executive officers who were serving as executive officers as of December 31, 2013;
•	a former executive officer who was not serving as an executive officer as of December 31, 2013.

We have also included information relating to compensation for 2012 and 2011 for the named executive officers who were also named executive officers in those years.

Summary compensation table

The following table sets forth for the named executive officers:

•	their names and positions held in 2013 (column (a));

•	year covered (column (b));

•	salaries (column (c));

•	other annual and long-term compensation (columns (d), (e), (f), (g) and (i));
•	the change for 2013 in the actuarial present value of their benefits under the defined benefit plans in which they participate (column (h)); and

•	their total compensation (column (j)), which is the sum of the amounts in columns (c) through (i).

Name and Principal Position (a)	Year (b)	Salary($) (c)	Bonus($) (d)	Stock Awards ($)(1) (e)	Stock Options ($)(2) (f)	Non-Equity Incentive Plan Comp.($)(3) (g)	Change in Pension Value and Nonqualified Deferred Comp. Earnings($)(4) (h)	All Other Comp.($) (5) (i)	Total($) (j)
Stephen E. Macadam	2013	825,000	—	1,220,452	—	2,026,973	—	92,233	4,164,658
President and Chief Executive Officer	2012	825,000	—	824,987	—	2,116,275	—	184,813	3,951,075
	2011	825,000	—	1,274,964	499,944	2,728,700	—	197,749	5,526,357

Alexander W. Pease(6)	2013	390,000	—	561,802	—	637,855	—	42,302	1,631,959
Senior Vice President	2012	386,538	—	356,696	—	819,446	—	60,721	1,623,401
and Chief Financial Officer	2011	320,192	—	414,329	—	620,791	—	24,559	1,379,871

Richard L. Magee(7)	2013	347,923	—	303,930	—	555,226	292,749	32,569	1,532,487
Former Senior Vice President	2012	338,461	—	214,492	—	602,700	341,746	26,013	1,523,412
	2011	328,385	—	356,885	—	745,577	425,538	45,342	1,901,727

Dale A. Herold	2013	333,077	—	193,069	—	454,896	—	31,170	1,012,213
Chief Customer Officer and Division President, Garlock	2012	317,731	—	749,533	—	359,167	—	55,229	1,481,660

Kenneth D. Walker	2013	294,038	—	461,178	—	287,957	—	63,491	1,106,664
Segment President, Engineered Products and Division President, Compressor Products International

Anthony R. Gioffredi(8)	2013	231,307	—	175,666	—	255,448	—	330,172	992,948
Former Division President, Compressor Products International	2012	307,692	—	127,483	—	324,231	201,787	32,802	993,995

(1)

The equity component of the annual long-term compensation awards made in 2013 was, in general, subdivided as follows: 50% of the award was made in performance share award opportunities and 50% was made in restricted stock units. Mr. Macadam received an additional 2,650 restricted stock units and Mr. Pease received an additional 5,000 restricted stock units. In addition, in October 2013 Mr. Walker received an additional award of 5,000 restricted shares. The reported value of these awards has been developed solely for purposes of disclosure in accordance with the rules and regulations of the SEC and is the “grant date fair value” thereof under FASB ASC Topic 718 for financial reporting purposes, except that it does not reflect any adjustments for risk of forfeiture. For awards of restricted stock units and restricted shares, the only assumption we used in determining these amounts was the grant date share price, which in each case was the closing price of our common stock on the day prior to the grant date. The restricted stock units and restricted shares are scheduled to vest three years after the date of grant subject to the executive’s continued employment during that period. The restricted stock units and restricted shares would vest earlier in the event of death, disability or retirement. For awards of performance shares in 2013 and 2012, we assumed the number of shares based on the target level of performance. Assuming maximum payouts under the performance shares, which are 300% of the target levels, the amounts reported above for the restricted stock units, restricted shares and performance units awarded for 2013 would be as follows: Mr. Macadam, $2,322,634; Mr. Pease, $900,455; Mr. Magee, $607,861; Mr. Herold, $386,139; Mr. Walker, $623,007; and Mr. Gioffredi, $351,332. For awards of performance shares in 2011, we assumed the number of shares based on the maximum level of performance. See Note 16 to the Consolidated Financial Statements included in our Form 10-K for the year-ended December 31, 2013 for a discussion of the assumptions made in determining the grant date fair values in this column. The reported amounts for any award do not reflect any adjustments for restrictions on transferability.

(2)	The reported value of this stock option award has been developed solely for purposes of disclosure in accordance with the rules and regulations of the SEC and is the “grant date fair value” thereof under FASB ASC Topic 718 for financial reporting purposes, except that it does not reflect any adjustments for risk of forfeiture. See Note 16 to the Consolidated Financial Statements included in our Form 10-K for the year-ended December 31, 2013 for a discussion of the assumptions made in determining the grant date fair value of this award.

(3)	For 2013, these amounts consist of amounts earned under our annual performance incentive plans and cash awards earned under our LTIP for performance cycles ending in 2013. Here is the breakdown for each named executive officer:

	Annual Plan	Cash LTIP Award	Total
Macadam	$646,223	$1,380,750	$2,026,973
Pease	189,111	448,744	637,855
Magee	168,708	386,518	555,226
Herold	231,905	222,991	454,896
Walker	111,911	176,046	287,957
Gioffredi	47,453	207,995	255,448

Pursuant to our management stock purchase deferral plan, the following named executive officers deferred receipt of the following amounts payable to them under our annual performance incentive plans: Mr. Macadam, $323,544; and Mr. Herold, $34,211.

(4)	For 2013, these amounts consist of the following (total amounts that are negative are included as $0 in the Summary Compensation Table):

	Increase in Actuarial Present Value Under
	Pension Plan	Restoration Plan	SERP	Total
Macadam	—	—	—	—
Pease	—	—	—	—
Magee	$(4,948)	$113,171	$184,526	$292,749
Herold	—	—	—	—
Walker	(17,083)	—	—	(17,083)
Gioffredi	(18,640)	(17,899)	—	(36,539)

(5)	For 2013, these amounts consist of the following:

	401(k) plan*	Amounts paid for umbrella liability insurance	Non-qualified deferred compensation plan match	Other**	Total
Macadam	$19,800	$657	$71,776	—	$92,233
Pease	19,800	386	22,116	—	42,302
Magee	14,700	657	17,302	—	32,569
Herold	19,800	386	10,984	—	31,170
Walker	20,100	386	—	$43,005	63,491
Gioffredi	8,340	386	11,446	310,000	330,172

*	For Mr. Macadam, includes a matching 401(k) contribution of $14,700 and an employer 401(k) contribution of $5,100. For Mr. Pease, includes a matching 401(k) contribution of $14,700 and an employer 401(k) contribution of $5,100. For Mr. Magee, includes a matching 401(k) contribution of $14,700. For Mr. Herold, includes a matching 401(k) contribution of $14,700 and an employer 401(k) contribution of $5,100. For Mr. Walker, includes a matching 401(k) contribution of $15,300 and an employer 401(k) contribution of $5,100. For Mr. Gioffredi includes a matching 401(k) contribution of $8,340.

**	Includes a lump sum payment to Mr. Gioffredi of $310,000 consistent with the terms of our severance policy. For Mr. Walker, the amount includes an allowance of $43,005 for residence and living expenses in connection his posting during a significant portion of each month at our facility in Annecy, France.

(6)	Mr. Pease joined EnPro on February 28, 2011.

(7)	Mr. Magee retired as Senior Vice President on January 6, 2014.

(8)	Mr. Gioffredi resigned on September 11, 2013.

The “Stock Awards” values shown in column (e) of this table include grants of performance shares for three-year long-term incentive cycles. The officers do not actually earn any performance shares unless we achieve performance at a specified threshold level, and the number of shares they actually earn will be based on the level of performance. The value for these awards included in the table assumes that performance will be achieved at the target level. For more information about our long-term incentive plan, or LTIP, under which we granted these performance share awards, see below under “— Grants of plan-based awards — LTIP awards.”

In February 2014, we paid out awards under our LTIP for our long-term performance cycles ending in 2013. For awards made to our executive officers, other than Mr. Pease, these LTIP awards were granted in February

2011 for the 2011-2013 performance cycle. We paid each award in cash based on achievement of performance goals the Compensation Committee set in early 2011. Participants in this LTIP cycle, including the named executive officers, earned the awards as of December 31, 2013. Mr. Pease, who joined our company on February 28, 2011, was not eligible to receive an LTIP award under our plan for the 2011-2013 LTIP cycle. In connection with the commencement of his employment, however, Mr. Pease received an award, outside the LTIP and payable in cash, based on the established performance targets for the 2011-2013 performance cycle, to be calculated, administered and paid pursuant to the LTIP. The cash payment for 2013 associated with these awards to the named executive officers appears in column (g) of the summary compensation table (see footnote 3 for the exact amounts). As described above, for 2013 column (e) reflects the grant date fair value, determined in accordance with the rules and regulations of the SEC, with respect to restricted stock units and performance share opportunities awarded in 2013.

For more information about payouts under our annual performance plan, which are included in the amounts shown in column (g) above (see footnote 3), see the section below entitled “ — Grants of Plan-Based Awards — Annual Performance Plan Awards.”

Employment agreement

In connection with our recruitment of Mr. Macadam as our President and Chief Executive Officer, on March 10, 2008 we entered into an employment agreement with Mr. Macadam to establish the terms of his employment. The employment agreement provides for a minimum annual salary of $825,000. The employment agreement also provided for initial awards, upon commencement of employment, of stock options and restricted stock, but does not provide for any subsequent equity awards.

The employment agreement provides that Mr. Macadam will be eligible to participate in our annual incentive plan, with a target opportunity equal to 100% of his annual base salary and a maximum opportunity of 200% of annual base salary, and in our LTIP, in the discretion of our board of directors, at levels comparable to and competitive with the long-term incentive awards granted to the CEOs of similarly sized diversified manufacturing companies, meets standards of internal and external pay fairness, complies with existing legal and regulatory requirements, is consistent with our compensation objectives, meets the approval of our independent compensation consultant, and appropriately rewards performance that enhances shareholder value and furthers our strategic and financial objectives.

The period of employment under the employment agreement will terminate upon Mr. Macadam’s death, resignation or termination of employment by EnPro. We may terminate Mr. Macadam’s employment for any reason, and Mr. Macadam may resign his employment for any reason. The employment agreement also provides for the maintenance of confidential information by Mr. Macadam and includes a covenant against certain activities in competition against EnPro for two-years following termination of employment.

Pursuant to the employment agreement, we entered into a management continuity agreement with Mr. Macadam. The management continuity agreement and the provisions for severance in the event of the termination of Mr. Macadam’s employment are described below in “— Potential payments upon termination or change in control.”

Grants of plan-based awards

The following table provides additional information about awards we granted in 2013 to the named executive officers under our 2013 annual performance plans, awards payable in cash and awards of performance shares made under our LTIP in 2013, and awards in 2013 of restricted stock units and restricted share awards under our Amended and Restated 2002 Equity Compensation Plan.

									All Other Stock Awards: Number of Shares or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards(2) (l)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name (a)	Plan	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Stephen E. Macadam	Annual Plan(1)	2/5/2013	1,732,500	1,732,500	1,732,500	—	—	—	—	—	—	—
	LTIP	2/5/2013	275,000	550,000	1,650,000	—	—	—	—	—	—	—
	Equity Plan	2/5/2013	—	—	—	6,174	12,348	37,044	—	—	—	551,091
	Equity Plan	2/5/2013	—	—	—	—	—	—	14,998	—	—	669,361

Alexander W. Pease	Annual Plan(1)	2/5/2013	507,000	507,000	507,000	—	—	—	—	—	—	—
	LTIP	2/5/2013	84,500	169,000	507,000	—	—	—	—	—	—	—
	Equity Plan	2/5/2013	—	—	—	1,897	3,794	7,588	—	—	—	169,326
	Equity Plan	2/5/2013	—	—	—	—	—	—	8,794	—	—	392,476

Richard L. Magee	Annual Plan(1)	2/5/2013	325,000	325,000	325,000	—	—	—	—	—	—	—
	LTIP	2/5/2013	75,834	151,667	455,001	—	—	—	—	—	—	—
	Equity Plan	2/5/2013	—	—	—	1,703	3,405	10,215	—	—	—	151,965
	Equity Plan	2/5/2013	—	—	—	—	—	—	3,405	—	—	151,965

Dale A. Herold	Annual Plan(1)	2/5/2013	374,000	374,000	374,000	—	—	—	—	—	—	—
	LTIP	2/5/2013	48,167	96,333	288,999	—	—	—	—	—	—	—
	Equity Plan	2/5/2013	—	—	—	1,082	2,163	6,489	—	—	—	96,535
	Equity Plan	2/5/2013	—	—	—	—	—	—	2,163	—	—	96,535

Kenneth D. Walker	Annual Plan(1)	2/5/2013	352,000	352,000	352,000	—	—	—	—	—	—	—
	LTIP	2/5/2013	40,375	80,750	242,250	—	—	—	—	—	—	—
	Equity Plan	2/5/2013	—	—	—	907	1,813	5,439	—	—	—	80,914
	Equity Plan	2/5/2013	—	—	—	—	—	—	1,813	—	—	80,914
	Equity Plan	10/2/2013	—	—	—	—	—	—	5,000	—	—	299,350

Anthony R. Gioffredi	Annual Plan(1)	2/5/2013	313,500	313,500	313,500	—	—	—	—	—	—	—
	LTIP(3)	2/5/2013	43,917	87,833	263,499	—	—	—	—	—	—	—
	Equity Plan(3)	2/5/2013	—	—	—	986	1,972	5,916	—	—	—	87,833
	Equity Plan(3)	2/5/2013	—	—	—	—	—	—	1,972	—	—	87,833

(1)	For 2013 awards under our annual performance incentive plans, performance at the threshold level results in a payout at 200% of the amount at the target payout level, which is the maximum incentive award payout at the target and maximum performance levels as well. However, the committee has retained “negative discretion” to reduce the award based upon the assessment of the company’s performance (and, for Messrs. Herold, Walker and Gioffredi, the performance of the relevant divisions) in light of the goals set at the target and maximum levels. In setting these levels, the committee anticipated exercising its negative discretion in determining annual incentive payments to executive officers if performance levels were not at the maximum level in a manner consistent with past practice — that is, that absent unusual circumstances payouts at a target level of performance would likely be in the range of one-half of the amount shown in the table and at a threshold level of performance would likely be in the range of one-quarter of the amount shown in the table.

(2)	The amounts in this column reflect the grant date fair value under FASB ASC Topic 718 of respective awards of performance share opportunities, restricted stock units and restricted share awards in 2013.

(3)	In connection with Mr. Gioffredi’s termination of service in September 2013, the award was prorated from the amount reflected in the table.

Annual performance plan awards

The Compensation Committee granted each named executive officer an award opportunity for 2013 under our annual performance plans. Information about these award opportunities is reported in the line beside each officer’s name in the table above. The 2013 payout amounts are included in column (g) of the summary compensation table and broken out in footnote 3 to the summary compensation table.

Mr. Macadam participates in our senior executive annual performance plan. Annual performance incentive awards for Mr. Pease and Mr. Magee were made under a similar plan for other corporate officers that permits adjustments for unusual items, which adjustments are not permitted under our senior executive annual performance plan. Annual performance incentive awards for Mr. Herold, Mr. Walker and Mr. Gioffredi were made under our management annual performance plan. This plan operates identically in all material respects with the plan in which Mr. Pease and Mr. Magee participate, except that one-half of the awards under the management annual performance plan is based the same corporate-wide performance measures and weightings applicable to the other NEOs and the remaining one-half is based on performance measures applicable to the respective division of the plan participant. The committee established the performance goals under the plans and communicated them to plan participants in February 2013. For each goal, the committee also assigned a specific weight, i.e., the percentage of the participants’ total annual incentive compensation that the goal would contribute. Under the three plans, the 2013 corporate performance goals and weightings were:

Adjusted operating income	50%
Adjusted return on invested capital	50%

For 2013, the performance measures and weighting for the divisional component of the annual performance plan in which Messrs. Herold, Walker and Gioffredi participated were as follows:

Adjusted operating income (division)	50%
Adjusted return on invested capital (division)	50%

The committee set performance levels for each of these goals, with a threshold level below which participants would not receive any payout related to that goal, a target level and a maximum level. At the same time, the committee communicated to each participant a total award opportunity, expressed as a percentage of the participant’s base salary. The salary percentages of the award opportunities increased with the level of job responsibility.

Performance below the threshold level results in no payout, performance at or above the threshold level results in a payout at 200% of the amount at the target payout level. However, achievement of the threshold level of performance does not assure that an executive officer will receive the maximum incentive award, because the committee has retained “negative discretion” to reduce the award based upon the assessment of the company’s performance (and for Messrs. Herold, Walker and Gioffredi the performance of the relevant division) in light of the goals set at the target and maximum levels. In setting these levels, the committee anticipated exercising its negative discretion, if performance levels were not at the maximum level, to reduce annual incentive payments to executive officers to levels consistent with past practice — that is, that, absent unusual circumstances, payouts at a target level of performance would likely be in the range of 100% of the target payout and that payouts at a threshold level of performance would likely be in the range of 50% of the target payout.

LTIP awards

For 2013, our long-term compensation awards were a combination of restricted stock units and LTIP awards payable in cash and in performance shares, with one-third of the target long-term compensation to each executive in the form of an LTIP award payable in cash, one-third as an LTIP award in the form of performance shares and the remaining one-third in the form of restricted stock units. In determining the number of performance shares that make up our target awards, the committee begins with target dollar values and divides those values by the fair market value of our common stock.

Under our LTIP, the committee may provide a long-term incentive opportunity for plan participants in any year. Each opportunity is in the form of a target award based on corporate performance over a three-year cycle. The committee establishes the relevant performance metrics at the time it grants the awards, which is generally in the first part of the first year in the cycle. For each award, there is also a threshold level of performance below which the participants will earn no award and a maximum performance level that corresponds to the maximum award they can earn. Each performance share, if earned, will be paid in the form of a share of our common stock. The award recipients will not actually own any of these shares, however, unless our corporate performance through the end of the three-year performance cycle at least meets the threshold level.

For our LTIP awards made in 2013, the committee adopted an “enduring standard” by which to measure and reward performance. In prior years, awards under our long-term incentive compensation plan used metrics such as cumulative earnings per share and cumulative EBITDA before asbestos measured over a three-year performance cycle, with threshold, target and maximum performance levels for these metrics set by the committee at the beginning of each three-year performance cycle. Rapidly changing business conditions in recent years have made setting appropriate three-year performance targets particularly difficult.

The standard used by the committee in 2013 compares the company’s growth in calculated equity value over the three-year performance period (2013 – 2015) to a target return. The calculated equity value is determined as a multiple of the company’s consolidated adjusted earnings before interest, depreciation, amortization and asbestos-related expenses less adjusted net debt. The adjustments to earnings before interest, depreciation, amortization and asbestos-related expenses include management fees and royalties payable to or from GST, inter-company interest, restructuring charges, asset impairments, all expenses and charges related to discontinued operations, including environmental reserve adjustments for discontinued operations, fair value adjustments to inventory related to acquisitions and other non-recurring items in connection with acquisitions and dispositions, extraordinary items and pension expense. Net debt is determined by subtracting cash and marketable securities from the sum of interest-bearing debt, consolidated asbestos liability, if any, and pension liabilities. The target return is determined by adding a risk premium to the average 10-year Treasury bond yield for the three-year period.

The calculated equity value is subject to adjustments for acquisitions and dispositions that occur during the performance period based on timing of the completion of the acquisition or disposition, as well as equitable adjustments where necessary (i) in response to changes in applicable laws or regulations, (ii) to account for changes in accounting principles that were not anticipated at the time the awards were made, (iii) to account for adjustments in expense due to re-measurement of pension benefits, (iv) to account for restructurings, discontinued operations, and any other items deemed by the committee to be non-recurring in nature or otherwise not reflective of operating performance that were not anticipated at the time the awards were made, and (v) to reflect other unusual, non-recurring, or unexpected items similar in nature to the foregoing, in each case as determined in good faith by the committee consistent with the principles set forth in section 162(m) of the Internal Revenue Code and the regulations thereunder.

As shown in the chart below, the compound annual growth rate of the calculated equity value divided by the target return determines the amount of the LTIP payout.

Calculated equity value CAGR / target return	LTIP payout (% of target award)
0.5	50%
1.0	100%
1.7	300%

Actual performance that falls between the established levels will yield a proportional payout. No payment is made if the ratio of the CAGR of the calculated equity value to the target return is less than 0.5.

An award recipient generally must be employed with us on December 31, 2015 to earn any payout for the 2013-2015 cycle for the 2013 LTIP awards. Exceptions under the plan include for termination of employment due to death, disability or retirement during the cycle. In any of those events, a recipient will receive a pro rata portion of the award he would have received had he remained employed through the end of 2015.

If we pay any common stock dividends during the 2013-2015 performance cycle, recipients will not receive any dividends on their performance share awards for this cycle unless and until they earn the shares. At that time, they will receive the value of any dividends we have paid during that period in the form of additional shares of our common stock (with cash in lieu of fractional shares).

Our Amended and Restated 2002 Equity Compensation Plan governs the performance share awards. All shares of our common stock that we pay out for this cycle will reduce the number of shares available to be issued under our Amended and Restated 2002 Equity Compensation Plan.

Restricted stock unit awards

For 2013, the committee determined that, in general, one-third of the target long-term compensation would be payable in the form of restricted stock units. In recognition that the payout of annual performance plan compensation to Mr. Macadam for 2012 was lower than the payout level of other corporate executive officers because the senior executive annual performance plan in which he participates did not permit adjustment for unforeseen, unusual items and to provide additional incentive for retention, the committee authorized the grant of an additional 2,650 restricted stock units to Mr. Macadam. In recognition that, because of his hire date, Mr. Pease was not eligible to receive the same payout percentage as other corporate executive officers with respect to LTIP awards for the 2010-2012 performance cycle and in recognition of his superior performance during that period, and to provide additional incentive for retention, the committee authorized the grant of an additional 5,000 restricted stock units to Mr. Pease.

Awards of restricted stock units were made under our Amended and Restated 2002 Equity Compensation Plan and vest three years after the date of grant subject to the executive’s continued employment during that period. The restricted stock units would vest earlier in the event of death, disability or a change in control of the company. In the event of retirement, one-third of the restricted stock units vest if retirement occurs on or after the first anniversary of the grant date but before the second anniversary of the grant date and two-thirds vest if retirement occurs on or after the second anniversary of the grant date but before the third anniversary of the grant date.

If we pay any common stock dividends prior to the vesting of the restricted stock units, recipients of the restricted stock units will not be entitled to receive any such dividends when such dividends are paid. Recipients have no right to vote any restricted stock units on any matter presented to a vote of the company’s shareholders. Upon vesting, the recipient would be entitled to receive, for each restricted stock unit vesting, one share of common stock plus a cash payment equal to the aggregate amount of cash dividends paid with respect to one share of common stock from the date the award was made through the date of vesting.

Restricted share awards

In addition to awards made on an annual cycle, the committee has from time to time made awards of restricted shares of common stock to executive officers. The committee authorized an award to Mr. Walker in October 2013, in connection with the assignment to him of expanded responsibilities, of 5,000 restricted shares that vest, subject to his continued employment, on the third anniversary of the date of the award. The committee authorized an award to Mr. Herold in May 2012, in connection with the assignment to him of enhanced responsibilities, of 15,000 restricted shares that vest, subject to his continued employment, as follows: 50% of the award to vest on the third anniversary of the date of the award and the remaining 50% to vest on the fourth anniversary of the date of the award. The committee authorized an award to Mr. Pease in February 2011, in connection with his initial employment, of 2,500 restricted shares that vest, subject to his continued employment, on the third anniversary of the date of the award. Recipients of these awards are entitled to receive any dividends paid on shares of common stock and to vote these restricted shares of common stock at meetings of shareholders.

Outstanding equity awards at fiscal year-end

The next table gives a snapshot as of the end of 2013 of equity awards to our named executive officers, the ultimate outcomes of which the officers have not yet realized. In fact, other than the option awards in column (b), these awards either have not vested or the officers have not yet earned them.

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1) (j)
Stephen E. Macadam	100,000	—		34.55	4/13/2018	—		—	—		—
	—	25,288	(2)	42.24	2/10/2021	—		—	—		—
	—	—		—	—	5,319	(3)	306,640	—		—
	—	—		—	—	6,574	(4)	378,991	—		—
	—	—		—	—	14,998	(5)	864,635	—		—
	—	—		—	—	—		—	15,338	(6)	884,236
	—	—		—	—	—		—	37,044	(7)	2,135,587
Alexander W. Pease	—	—		—	—	1,729	(3)	99,677	—		—
	—	—		—	—	4,942	(4)	284,906	—		—
	—	—		—	—	8,794	(5)	506,974	—		—
	—	—		—	—	2,500	(8)	144,125	—		—
	—	—		—	—	—		—	4,532	(6)	261,270
	—	—		—	—	—		—	11,382	(7)	656,172
Richard L. Magee	—	—		—	—	1,489	(3)	85,841	—		—
	—	—		—	—	1,709	(4)	98,524	—		—
	—	—		—	—	3,405	(5)	196,298	—		—
	—	—		—	—	—		—	3,988	(6)	229,908
	—	—		—	—	—		—	10,215	(7)	588,895
Dale A. Herold	—	—		—	—	859	(3)	49,521	—		—
	—	—		—	—	1,016	(4)	58,572	—		—
	—	—		—	—	2,163	(5)	124,697	—		—
	—	—		—	—	15,000	(9)	864,750	—		—
	—	—		—	—	—		—	2,370	(6)	136,631
	—	—		—	—	—		—	6,489	(7)	374,091
Kenneth D. Walker	—	—		—	—	678	(3)	39,087	—		—
	—	—		—	—	813	(4)	46,869	—		—
	—	—		—	—	1,813	(5)	104,519	—		—
	—	—		—	—	5,000	(10)	288,250	—		—
	—	—		—	—	—		—	1,896	(6)	109,304
	—	—		—	—	—		—	5,439	(7)	313,558
Anthony R. Gioffredi	—	—		—	—	802	(3)	46,235	—		—
	—	—		—	—	593	(4)	34,186	—		—
	—	—		—	—	493	(5)	28,421	—		—
	—	—		—	—	—		—	1,383	(6)	79,729
	—	—		—	—	—		—	1,479	(7)	85,264

(1)	We calculated these values using a price of $57.65, the closing price per share of our common stock on the New York Stock Exchange on December 31, 2013.

(2)	These options vest in equal annual increments over three years beginning on February 10, 2014.

(3)	These restricted stock units, which each represent a contingent right to receive one share of common stock and cash payment equal to dividends paid on a share of common stock since the date of grant, vest on February 10, 2014.

(4)	These restricted stock units, which each represent a contingent right to receive one share of common stock and cash payment equal to dividends paid on a share of common stock since the date of grant, vest on February 6, 2015.

(5)	These restricted stock units, which each represent a contingent right to receive one share of common stock and cash payment equal to dividends paid on a share of common stock since the date of grant, vest on February 5, 2016.

(6)	The amounts for these outstanding awards for the 2012–2014 LTIP cycle are presented at the target performance levels. The awards for the 2012–2014 LTIP cycle generally will vest December 31, 2014.

(7)	The amounts for these outstanding awards for the 2013–2015 LTIP cycle are presented at the maximum performance levels, which is 300% of the target levels. The awards for the 2013–2015 LTIP cycle generally will vest December 31, 2015.

(8)	The restricted shares of common stock awarded to Mr. Pease vested on February 28, 2014.

(9)	These restricted shares of common stock awarded to Mr. Herold vest as to one-half of the shares on May 2, 2015 and the remaining one-half on May 2, 2016.

(10)	The restricted shares of common stock awarded to Mr. Walker vest on October 2, 2016.

Option exercises and stock vested

This table provides information about amounts the named executive officers realized in 2013 from equity awards.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Stephen E. Macadam	—	—	9,336	417,039	(1)
	—	—	17,834	872,083	(2)
	—	—	18,717	916,197	(3)
Alexander W. Pease	—	—	—	—
Richard L. Magee	—	—	2,533	113,149	(1)
	—	—	5,440	266,288	(3)
Dale A. Herold	—	—	1,428	63,789	(1)
	—	—	2,086	102,110	(3)
Kenneth D. Walker	—	—	691	30,867	(1)
	—	—	1,343	65,740	(3)
Anthony R. Gioffredi	—	—	1,376	61,466	(1)
	—	—	2,955	144,647	(3)

(1)	Value realized based on $44.67 per share, the closing price of our common stock on February 8, 2013, the trading day preceding the day the stock award vested.

(2)	Value realized based on $48.90 per share, the closing price of our common stock on April 12, 2013, the trading day preceding the day the stock award vested.

(3)	Value realized based on $48.95 per share, the closing price of our common stock on April 26, 2013, the trading day preceding the day the stock award vested.

Pension benefits

The next table shows information about the named executive officers’ accumulated benefits under our defined benefit pension plans. The information includes the present value of accumulated benefit for each officer under each plan. This is the lump sum value, as of December 31, 2013, of the annual benefit earned as of that date that would be payable under each plan at the officer’s retirement, assuming he retired at the earliest age at which his benefits would not be reduced. The present value of accumulated benefit is an estimate only. Each officer’s actual benefit under these plans will depend on his compensation and years of service at retirement or termination, and on other data used in the benefit calculations. The assumptions used to estimate these benefits are the same as those assumptions used in Note 14 to our Consolidated Financial Statements in our 2013 annual report.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)
Stephen E. Macadam(1)	Pension	—	—
	Restoration	—	—
	SERP	—	—
Alexander W. Pease(1)	Pension	—	—
	Restoration	—	—
	SERP	—	—
Richard L. Magee(2)	Pension	12.00	366,594
	Restoration	12.00	396,150
	SERP	11.58	594,526
Dale A. Herold(1)	Pension	—	—
	Restoration	—	—
	SERP	—	—
Kenneth D. Walker(1)	Pension	5.50	67,250
	Restoration	—	—
	SERP	—	—
Anthony R. Gioffredi(3)	Pension	12.25	345,430
	Restoration	12.25	420,517
	SERP	—	—

(1)	Mr. Macadam, Mr. Pease and Mr. Herold do not participate in any of our defined benefit plans. All existing defined benefit plans were closed to new participants prior to the date that each of them joined EnPro. Mr. Walker’s participates only in the pension plan, but his participation in that plan was frozen in 2006, when continued participation in that plan was frozen for participants not then 40 years of age.

(2)	Mr. Magee retired on January 6, 2014.

(3)	Mr. Gioffredi resigned on September 11, 2013.

We maintain three defined benefit plans. One, which we refer to as our pension plan, is a broad-based plan that provides funded, tax-qualified benefits up to the limits on compensation and benefits under the Internal Revenue Code. The second provides unfunded, non-qualified benefits in excess of the limits that apply to the pension plan. We call this one the restoration plan. The third is a supplemental executive retirement plan, or SERP, that provides additional unfunded, non-qualified benefits to one of our named executive officers.

Pension plan

Benefits under our pension plan are paid as a life annuity, with monthly payments. Benefit amounts for salaried employees depend on a participant’s pay and credited service with our company. For benefits accrued due to service with the company through December 31, 2006, the monthly payments will be reduced by 4% per year if a participant chooses to receive payments before age 62. There will be no reduction in the amount of the payments if the participant waits until after age 62. For benefits accrued due to service after December 31, 2006, the monthly payments will be reduced by 5% per year if the participant chooses to begin receiving payments before age 65.

Pay used to determine a salaried participant’s benefit amount is the average compensation over the final 60 months of employment, or the highest consecutive 60 months of compensation during the last 120 months of employment, whichever is greater. For purposes of the plan, “compensation” means base pay plus annual incentive plan awards. However, compensation for the pension plan is limited under the federal tax code. The limit was $255,000 in 2013. In addition, benefits provided under the pension plan may not exceed a benefit limit under the federal tax code. In 2013, this limit was $205,000, payable as a single life annuity beginning at normal retirement age.

We established the pension plan to provide tax-qualified retirement benefits for most of our full-time employees of the company. In 2006, we began to phase out participation in this plan for salaried employees, replacing it with an additional benefit under our 401(k) plan, and at that time the pension plan was closed to new participants. However, salaried employees who were hired prior to January 1, 2006, and who were at least age 40 on December 31, 2006, were offered a choice to continue to accrue benefits under the pension plan. Each of the named executive officers then employed by us and aged 40 or older chose to continue to accrue future benefits under the pension plan rather than to receive the additional benefit under our 401(k) plan.

As required by federal pension laws, benefits under the pension plan are funded by assets held in a tax-exempt trust.

Restoration plan

The restoration plan provides a benefit that is equal to the benefit that would be provided under the pension plan if the federal tax code compensation and benefit limits did not exist, minus the benefit actually provided under the pension plan. In addition, the restoration plan provides benefits on compensation that is deferred and not taken into account under the pension plan.

The definition of compensation is the same as the definition used for the pension plan, except that compensation includes amounts deferred pursuant to our non-qualified deferred compensation plan.

Vested benefits are generally payable in an actuarially equivalent single cash payment following termination of employment. Special payment rules apply to Mr. Magee as discussed below under “— SERP.”

Employees participate in the restoration plan only with board approval. Of the named executive officers, only Mr. Magee and Mr. Gioffredi participated in this plan.

Because this is a non-qualified plan, benefits are unsecured, and a participant’s claim for benefits under the plan is no greater than the claim of a general creditor.

SERP

At January 1, 2013, Mr. Magee was the sole remaining participant in the SERP continuing to earn an additional benefit under the SERP equal to the combined benefit under our pension plan and restoration plan for his first 15 years of service. The SERP takes into account service only for periods beginning on or after June 1, 2002.

Under the supplemental retirement and death benefit agreements we have entered into with Mr. Magee, we agreed to pay SERP and restoration plan benefits annually as they accrue, up to retirement. We made these annual lump-sum payments by transferring to Mr. Magee ownership of a portion of the life insurance policy we own on his life, with the portion transferred having a cash value equal to the lump sum value of SERP and restoration plan benefits being paid. The death benefit of the transferred policy reduced the amount that might otherwise become payable under his death benefits agreement. However, under the agreement, we could have delayed the annual pre-retirement payments to the extent that Section 162(m) of the federal tax code would limit our tax deduction for them. This supplemental agreement also required us to make a tax gross-up payment each year to cover Mr. Magee’s income taxes resulting from the policy transfer.

On December 11, 2009, Mr. Magee entered into an agreement providing that after January 1, 2010, his vested benefits accrued under the SERP and the restoration plan ceased to be paid in annual lump sum payments and are payable upon his termination of employment. In connection with Mr. Magee’s retirement on January 6, 2014, we entered into an agreement with Mr. Magee which provides that in full satisfaction of the our obligations under the SERP and the restoration plan, we would pay Mr. Magee a final lump sum payment, determined as of his retirement date, based on actuarial assumptions that would apply under our tax-qualified pension plan had it continued in effect through the retirement date, as such amount is determined by our actuary.

Non-qualified deferred compensation

We provide a deferred compensation plan that allows our executive officers to defer compensation each year beyond the limits that apply to deferrals under our tax-qualified 401(k) plan for salaried employees. We also make contributions to the officers’ plan accounts to match some of their contributions.

In 2012, we adopted a management stock purchase deferral plan to permit officers and other senior personnel to defer up to 50% of annual incentive compensation for five years or more, with deferred amounts credited to accounts based on the value of our common stock. Participants in that plan are eligible to receive restricted stock unit awards equal to 25% of the amount deferred, with a three-year vesting period and payable in shares of common stock at the same time the related annual incentive deferrals are payable.

The following tables provide information about amounts we and the executives contributed to these plans in 2013, and about earnings and withdrawals under these plans. The last column shows each officer’s total account balance as of the end of the year for these plans.

Deferred compensation plan

Name (a)	Executive Contributions in Last FY ($)(1) (b)	Registrant Contributions in Last FY ($)(2) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Stephen E. Macadam	68,976	93,538	433,922	—	1,882,599
Alexander W. Pease	19,316	28,818	25,975	—	159,334
Richard L. Magee	15,123	17,302	42,373	—	265,589
Dale A. Herold	11,192	15,571	36,302	—	219,459
Kenneth D. Walker	—	—	2,101	—	9,574
Anthony R. Gioffredi	54,823	11,446	39,425	—	511,273

(1)	Each officer’s contributions during 2013 were deferred from his salary or annual incentive compensation. Accordingly, all amounts in this column are included in the summary compensation table, either as “Salary” (column (c)) or as “Non-Equity Incentive Plan Compensation” (column (g)).

(2)	These amounts appear in the “All Other Compensation” column, column (i), of the summary compensation table (see footnote 5 to that table).

Management stock purchase deferral plan

Name (a)	Executive Contributions in Last FY ($)(1) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Stephen E. Macadam	323,111	—	—	—	323,111
Alexander W. Pease	—	—	—	—	—
Richard L. Magee	—	—	—	—	—
Dale A. Herold	57,976	—	—	—	57,976
Kenneth D. Walker	—	—	—	—	—
Anthony R. Gioffredi	—	—	—	—	—

(1)	Each officer’s contributions during 2013 were deferred from his annual incentive compensation. Accordingly, all amounts in this column are included in the summary compensation table as “Non-Equity Incentive Plan Compensation” (column (g)).

Under the deferred compensation plan, each officer can defer up to 25% of his salary each year and up to 50% of his annual incentive plan compensation and any cash LTIP payout. We match contributions each year in an amount equal to 100% of the first 6% of salary and annual incentive plan compensation deferred under the plan, provided that the officer is receiving the maximum match permitted under our 401(k) plan. This is the same matching contribution rate that applies under our 401(k)

plan. Also, any officer hired after our pension plan was closed to new participants in 2006 receives an additional employer contribution equal to 2% of salary and annual incentive compensation that is in excess of the IRS compensation limit for the year ($255,000 for 2013).

Each executive officer who participates in the plan also directs how the money in his plan account will be invested. The investment options available under the plan are the same as those available under the 401(k)

plan (excluding our common stock). All participants’ accounts are credited with their actual investment earnings or losses. We do not guarantee any investment return on the accounts. The following table shows the investment options currently available under the plan, as well as the 2013 return (loss) for each option.

Investment Option	2013 Return (%)
Schwab Retirement Advantage Fund	0.01
PIMCO Total Return Fund	(1.92)
Invesco Van Kampen Equity and Income Fund	25.27
Black Rock Global Allocation Instl.	14.71
Dodge & Cox Stock	40.55
Schwab S&P 500 Index	32.27
Nuveen Winslow Large Cap Growth I	36.31
Columbia Mid Cap Value Opportunity	35.40
T. Rowe Price Mid-Cap Growth	36.89
Columbia Small Cap Value II Z	40.14
Royce Value Plus Instl.	32.99
American Funds EuroPacific Gr R6	20.58
Virtus Emerging Markets Opportunity	19.64

When first eligible to participate in the deferred compensation plan, participants may elect to receive payment of their account balances under this plan in one of the following ways:

•	a single lump sum cash payment as soon as practicable after termination (generally within 75 days);

•	a single lump sum cash payment in a year specified by the participant (but not later than the year in which the participant attains age 65);

•	either five or ten annual installments with the first installment paid as soon as practicable after termination; or

•	either five or ten annual installments with the first installment paid in a year specified by the participant (but not later than the year in which the participant attains age 65).

Accounts of participants in the deferred compensation plan who do not make a payment election will be paid in a single lump sum cash payment as soon as practicable after termination (generally within 75 days but subject to a potential six-month payment delay if required by certain federal tax rules). Once a participant makes a payment election, he or she can change it only in accordance with federal tax laws that apply to non-qualified plans. In limited circumstances, withdrawals due to an unforeseeable emergency are permitted.

Amounts deferred under the management stock purchase deferral plan are credited to an account denominated in stock units in an amount based on the fair market value of our common stock on the date of deferral. The deferral accounts will be credited with additional whole or fractional stock units for any cash dividends paid during the deferral period on our common stock based on the number of stock units in the participating employee’s account. Payments of amounts under the management stock purchase deferral plan are to be made in cash, based on the then fair market value of our common stock, either, at the election of the participating employee,

•	upon the termination of the employee’s service or

•	upon the earlier of a date specified by the participating employee upon electing to make the deferral (which may be no earlier than a date within the fifth calendar following the year of deferral) or the termination of the employee’s service.

The management stock purchase deferral plan permits subsequent adjustments by participating employees to the elected deferral period subject to specified restrictions and early payment of deferred amounts in the event of an unforeseen emergency, to the extent and subject to the conditions specified in the management stock purchase deferral plan. A six-month payment delay applies to certain participants for payments upon termination of service.

In connection with the deferral of annual incentive compensation under the management stock purchase deferral plan, participants are eligible to receive at the time of the deferral, subject to the determination of the committee, awards of restricted share units under our Amended and Restated 2002 Equity Compensation Plan. The amount of restricted share units a participant is eligible to receive is equal to the whole number of stock units then being credited to the participant’s account under the management stock purchase deferral plan divided by four, and rounded up to the next whole share. The committee may determine to proportionately reduce the number of restricted share units being awarded to all participants receiving such awards as of a given grant date or to make no such awards at all. The restricted share units would vest three years after the grant date, with earlier vesting upon death, disability or retirement after the first anniversary of the date of grant (in the case of retirement, proportionate incremental amounts of the restricted share units vest based on the date of retirement). Unvested restricted share units are to be forfeited upon the participant’s termination of service. Vested restricted share units are payable to the recipient of the award upon payment of the associated deferral amount under the management stock purchase deferral plan. A vested restricted share unit is payable in one share of our common stock plus cash equal to the aggregate amount of cash dividends paid with respect to one share of our common stock after the grant date to and including the applicable payment date. Such awards of restricted share units are to be made in accordance with the terms of the Equity Plan and are to be evidenced by separate award agreements under the Equity Plan.

Because the deferred compensation plan and the management stock purchase deferral plan are non-qualified plans, benefits are unsecured. This means that a participant’s claim for benefits is no greater than the claim of a general creditor.

Potential payments upon termination or change in control

Double-trigger management continuity agreements

We are party to management continuity agreements with each of our current executive officers. The purpose of these continuity agreements is to encourage the individuals to carry out their duties in the event of the possibility of a change in control of our company. The agreements are not ordinary employment agreements. Unless there is a change in control, they do not provide any assurance of continued employment, or any severance beyond the severance that we provide under the terms of our severance policy.

Under these agreements, any of the following events would be a “change in control”:

•	any person, entity or group becoming the beneficial owner of 20% or more of our common stock, or of the combined voting power of our securities (subject to certain exceptions);

•	a change in the majority of our directors that our directors have not approved;

•	a corporate transaction, such as a merger, after which our existing shareholders do not retain more than 70% of the outstanding common stock and combined voting power of the surviving entity in substantially the same proportions as their prior ownership; or

•	our liquidation or dissolution, or the sale of substantially all of our assets (other than to a company more than 70% of the outstanding common stock and combined voting power of which our shareholders hold, in substantially the same proportions as their holdings of our securities prior to the sale).

Each continuity agreement generally provides for the officer’s employment to continue, in the same position and with the same responsibilities and authority, for a period of time following the change in control. It also provides for the officer to maintain the same benefits and level of compensation, including average annual increases. The continuation periods for our named executive officers who are currently employees are as follows:

Macadam	3 years
Pease	2 years
Herold	2 years
Walker	2 years

If we or our successor terminated an executive officer’s employment during his continuation period, other than for “cause,” or he voluntarily terminated his employment for a “good reason” (in each case as defined in the agreement), he would be entitled to the following payments and benefits:

•	His annual base salary for a period of time, which we refer to as the payment period, in a lump sum cash payment. The payment periods for such named executive officers are:

Macadam	3 years
Pease	2 years
Herold	2 years
Walker	2 years

•	His pro rata target annual incentive plan compensation for the year of termination, in a lump-sum cash payment.

•	A lump-sum cash payment equal to the market value (as defined in the agreement) of the performance shares awarded to the individual under the LTIP for each incomplete performance period. The number of shares paid out would be based on a specified mix of actual and targeted performance.

•	A lump-sum cash payment intended to approximate continuation of annual incentive plan compensation for the rest of the payment period. This payment will be equal to the number of years in his payment period, multiplied by the greatest of (1) his most recent annual incentive plan payout, (2) his target annual incentive plan compensation for the year of termination, or (3) his target annual incentive plan compensation for the year in which the change in control occurs.

•	A lump-sum cash payment intended to approximate the value of foregone performance share and phantom performance share LTIP awards for the rest of the payment period (based on the market value of our common stock, as defined in the agreement). This payment will be equal to a specified number, multiplied by the greatest of (1) 1/12 of the number of performance shares actually awarded the officer for the most recently completed cycle, (2) 1/12 of the target number of phantom performance shares awarded him for the most recent cycle that began before the termination of employment and (3) 1/12 of the target number of phantom performance shares awarded him for the most recent cycle that began before the change in control. The specified numbers for the named executive officers are:

Macadam	24
Pease	16
Herold	16
Walker	16

•	If the officer is under age 55, or over age 55 and not eligible to retire, a lump sum payment equal to the present value of the health and welfare plans and programs and all fringe benefit programs, perquisites and similar arrangements the officer would be entitled to during his payment period, as well as the ability to exercise any vested options during his payment period.

•	If the officer is at least age 55 and is eligible to retire, a lump sum payment equal to the present value of the health and welfare plans and programs to which the officer would be entitled under the company’s general retirement policies if the officer retired, and all fringe benefit programs, perquisites and similar arrangements the officer would be entitled to during his payment period, as well as the ability to exercise any vested options during his payment period.

•	In addition to the benefits to which he was entitled under our retirement plans, a lump-sum cash payment equal to the actuarial equivalent of the additional retirement pension to which he would have been entitled under the terms of these plans had he continued to work for us through the end of the payment period.

•	Other than with respect to Mr. Pease and Mr. Walker, whose agreements were executed after we had modified our form continuity agreement regarding this provision, a tax gross-up payment for any excise tax due under the federal tax code as a result of these payments and benefits.

•	The agreements with Mr. Pease and Mr. Walker include provisions to scale back payments under the agreement in the event that the payments otherwise would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code and such reduction would result in the officer retaining a larger amount on an after-tax basis.

In addition, each officer is entitled to reimbursement of attorneys’ fees and expenses incurred to successfully, in whole or in part, enforce the terms of his agreement with us.

Because the executive must leave the company before becoming entitled to these payments and benefits, the agreement has a “double trigger” — the first trigger is the change in control, and the second trigger is the termination, either by the company other than for “cause” or by the executive for “good reason.”

The following table estimates the total amounts we would owe the named executive officers under these agreements if there had been a change in control, and they had been terminated, on December 31, 2013. The table does not include a pro rata annual incentive plan compensation for the year of termination because even without these agreements, the officers would be entitled to their full 2013 annual incentive plan compensation if they had been terminated without cause on December 31.

Name	Salary and Annual Incentive Plan Compensation Continuation ($)	Foregone LTIP Awards ($)	Pro Rata LTIP Awards ($)	Options, Restricted Shares and Restricted Stock Units ($)	Continuation of Benefits ($)	Estimated Tax Gross-up ($)	Scale-back Adjustment ($)	Total ($)
Macadam	4,950,000	5,193,836	1,706,813	1,939,954	59,046	5,762,636	N/A	19,612,286
Pease	1,287,000	1,125,389	588,528	1,035,682	26,200	—	—	4,062,800
Herold	1,114,038	559,152	260,774	1,097,541	36,745	1,031,450	N/A	4,099,699
Walker	992,000	441,421	210,214	478,726	39,561	—	—	2,161,922

Options, restricted share and restricted stock unit awards

The restrictions under the restricted share awards made to our executive officers lapse, and unvested stock options and restricted stock unit awards made to our executive officers vest, upon a change in control. The following table sets forth the value of outstanding options, restricted share awards and restricted stock unit awards at December 31, 2013 as to which restrictions would have lapsed or would become vested, as the case may be, as a result of a change in control had such an event occurred on December 31, 2013. The value is based on the $57.65 per share closing price of our common stock on the New York Stock Exchange on December 31, 2013.

Name	Value of Options, Restricted Shares and Restricted Stock Units ($)
Macadam	1,939,954
Pease	1,035,682
Magee	380,663
Herold	1,097,540
Walker	478,725

Severance benefits

We have written severance policies under which we provide severance benefits to all of the full-time employees at our corporate office, including the named executive officers. Under these policies, each covered employee whom we terminate without cause is entitled to continue receiving his or her base salary for a specified period of time, which we refer to as the “severance period”; provided, however, if the total severance pay exceeds two times the maximum amount that may be taken into account under a qualified retirement plan under Section 401(a)(17) of the federal tax code $255,000 in 2013), the severance pay will be paid to the officer in a lump sum no later than March 15 of the year following termination of the officer’s employment. Each employee is also entitled to continue receiving certain benefits during his or her severance period, including a pro rata payment of any annual incentive plan compensation and outstanding LTIP awards through the date of termination. The length of the severance period increases with the employee’s level of responsibility. Our executive officers generally receive the same severance benefits as all of our other full-time corporate office employees, except that our executive officers’ severance periods are longer.

The severance periods for our named executive officers are:

Macadam	24 months
Pease	12 months
Magee	12 months
Herold	12 months
Walker	12 months
Gioffredi	12 months

However, in the event of any termination following a change in control, the management continuity agreements described above would supersede our severance policies.

The following table estimates the severance benefits we would owe the named executive officers under these policies if they had been terminated on December 31, 2013 (assuming no prior change in control). The table does not include a pro rata annual performance plan compensation for the year of termination for officers because even without this severance policy, those officers would be entitled to their full 2013 annual performance plan compensation if they had been terminated without cause on December 31.

Name	Salary Continuation ($)	Continuation of Benefits ($)	Pro Rata LTIP Awards ($)(1)	Outplacement ($)	Total ($)
Macadam	1,650,000	19,682	1,706,812	82,500	3,458,994
Pease	390,000	13,100	588,528	39,000	1,030,628
Magee(2)	350,000	18,399	436,411	35,000	839,810
Herold	340,000	18,373	260,773	34,000	653,146
Walker	320,000	19,780	210,213	32,000	581,993
Gioffredi(3)	325,000	18,018	239,167	32,500	614,685

(1)	Pro rata LTIP award calculations reflect an assumed value of $57.65 per share, the closing price per share of our common stock on the New York Stock Exchange on December 31, 2013.

(2)	Mr. Magee retired on January 6, 2014. In connection with Mr. Magee’s retirement, we entered into agreements with him pursuant to which he agreed to serve as a consultant to support our company and its subsidiaries, including GST LLC and Garrison Litigation Management Group, Ltd. (“Garrison”), in connection with the asbestos claims resolution process that includes the Chapter 11 bankruptcy case filed in 2010 by GST LLC, Garrison and another subsidiary, The Anchor Packing Company, in a manner consistent with past practice, including related negotiations and proceedings, as well as other mutually-agreed-upon assignments as may be requested by our Chief Executive Officer or General Counsel. In connection with such consulting arrangement, Mr. Magee will be entitled to a retainer of $30,000 per month in exchange for being available for not less than 80 hours per month, an hourly rate of $425 for time in excess of the minimum monthly availability, and reimbursement of service-related out-of-pocket expenses, with the monthly retainer and minimum monthly availability reducing to $15,000 and 40 hours beginning on July 1, 2014. Pursuant to the terms of our incentive compensation plans, Mr. Magee will receive the full amount of the annual performance plan award for 2013 and long-term incentive plan award for the 2011-2013 performance cycle, and pro rata portions of the long-term incentive plan award for the 2012-2014 and 2013-2015 performance cycle, as and when performance for the relevant period is certified by the Compensation and Human Resources Committee, and, given his continued consulting arrangement, Mr. Magee’s restricted stock unit awards will continue to vest through February 10, 2014. In full satisfaction of our obligations under the SERP and the restoration plan, Mr. Magee will receive the final lump sum payment thereunder, determined as of the retirement date, based on actuarial assumptions that would apply under our tax-qualified pension plan had it continued in effect through the retirement date, as such amount is determined by our actuary. In addition, we agreed to pay Mr. Magee a lump sum of $36,600 in lieu of 18 months of company-funded COBRA coverage.

(3)	Mr. Gioffredi resigned on September 11, 2013. Accordingly, the table reflects the pro ration of amounts payable to Mr. Gioffredi to reflect his separation from service on that date.

Proposal 2 — Advisory vote approving executive compensation

(Item 2 on the proxy card)

The board of directors has determined to provide shareholders with the opportunity annually to cast an advisory vote on compensation to our named executive officers as reported in our proxy statement for the annual meeting of shareholders. Accordingly, the following resolution will be presented to the shareholders at the annual meeting:

“Resolved, that the shareholders hereby approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed, pursuant to Item 402 of Regulation S-K of the Securities and Exchange Commission, in the Company’s proxy statement for the 2014 annual meeting of shareholders.”

This vote is nonbinding on the company. The board of directors and the Compensation Committee, which is comprised of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions.

As described in detail under “Compensation discussion and analysis,” we design our executive officer compensation programs to attract, motivate, and retain the key executives who drive our success. Our objective is to establish pay practices that reward them for superior performance and align their interests as managers of our company with the long-term interests of our shareholders.

We achieve our objectives through compensation that:

•	is primarily performance based, with the percentage of an executive officer’s total compensation opportunity that is based on our financial performance increasing with the officer’s level of responsibility;

•	is significantly stock-based in order to ensure our executives have common interests with our shareholders;

•	enhances retention of our executives by subjecting much of their total compensation to multi-year vesting;

•	links a significant portion of total pay to the execution of strategies intended to create long-term shareholder value;

•	provides our executives with an opportunity for competitive total pay; and

•	does not encourage our executives to take unnecessary or excessive risks.

We were challenged to maintain our objectives for growth in 2013 as activity in many of our markets slowed compared to activity in 2012. In this environment, we sought to maintain a stable operating base that will enable us to take advantage of improving conditions as they arise in the future. Several accomplishments helped us achieve our goal.

•	We built on the advantages brought to us by businesses we acquired in previous years. Acquisitions enable us to grow in the semiconductor, aerospace, water and waste water, upstream oil and gas, and heavy-duty trucking markets and expand our presence in key geographic markets. They give us access to faster growing markets and to new segments of markets that we have served historically. Stemco, our heavy-duty truck business, is a prime example of how acquisitions benefit our business. Through acquisition, Stemco has repositioned itself from a provider of wheel-end products to a provider of a full suite of wheel-end, brake and suspension components. The size of its addressable market has increased from about $200 million to about $2 billion, its sales have more than doubled in five years and it is developing a state-of-the-art distribution center that will enable it to send customers a complete bundle of Stemco products in a single, cost effective shipment.

•	Fairbanks Morse Engine countered a softening outlook for new engine orders from the U.S. Navy, long the primary source of new engine demand at FME, by capturing key orders in commercial markets and exploring improvements in a proprietary design that may open up even more opportunities for new engine sales. The commercial awards included contracts to supply multiple engines and auxiliary equipment for pumping applications on an oil pipeline in South America and to supply a combined heat-and-power system based on a dual-fuel (natural gas or biodiesel) engine to a Veterans Administration hospital in Houston. To improve the commercial viability of its proprietary opposed-piston engine design, FME has teamed with Achates Power, Inc., a company dedicated to developing technology to improve the performance of opposed-piston diesel engines. With Achates, FME is exploring ways to reduce emissions and fuel consumption in opposed-piston engines, a design that has proven reliable over many decades in critical standby and emergency power applications. Advancing this technology could open a significant market for FME.

•	We made substantial changes at Compressor Products International that we believe will enable us to realize the true value of this business after several years of operational and market-based challenges. Ken Walker, who has led our GGB Bearing Technology business since 2009, took additional responsibility for the leadership of CPI in 2013 with the objective of implementing the same successful practices that enabled GGB to improve its financial performance despite relatively lower levels of demand for its products in recent years. Mr. Walker has identified a number of opportunities for operational and commercial improvement at CPI that we believe will benefit the business’ performance over the course of 2014.

•

We continued to support our subsidiary, Garlock Sealing Technologies LLC, in its efforts to reach a permanent resolution of all current and future asbestos claims against it. We were very gratified when, on January 10, 2014, Judge George Hodges of the U.S. Bankruptcy Court for the Western District of North Carolina issued an opinion estimating GST LLC’s liability for mesothelioma claims at $125 million. At a trial in July and August, 2014, GST LLC offered compelling evidence that the liability was no more than this amount compared to the nearly $1.3 billion sought by representatives of the asbestos claimants. While there is much work left to be done before reaching a final resolution of asbestos claims against GST LLC, we hope the judge’s estimate will lead to an expeditious conclusion to the case, the reconsolidation of GST LLC into EnPro and a finality that will allow all of EnPro to move forward and achieve its full potential.

Our accomplishments in 2013 were reflected in our share price, which improved 41% during the course of the year compared to a 29.6% improvement in the Standard & Poor’s 500 Index and a 37% improvement in the Russell 2000 Index. In 2014, our share price has increased even more, following the announcement of the judge’s opinion in GST LLC’s asbestos claims resolution process. Our $71.63 closing share price as of February 28, 2014 represents a 24.2% increase from its closing price on December 31, 2013, compared to an average decline of 1.1% among the peer group of companies listed on page 32 of this proxy statement.

We have engaged with our shareholders and made changes in 2013 to address their concerns

Prior to making executive compensation decisions for 2013, we engaged in a wide-ranging dialogue with numerous shareholders, which included conversations with many of our largest shareholders. Although from this dialogue, we concluded that there was no consensus among our shareholders for any specific change to the design of our compensation program, we carefully considered the diverse views expressed by shareholders who provided us with feedback on their votes. We made several changes to our 2013 compensation program, including the following:

•	we fundamentally changed the design of our long-term incentive compensation plan to set an enduring standard which measures and rewards performance based on the equity value we create;

•	we raised stock ownership and retention requirements not only for our executive officers, but for all senior leaders;
•	we adjusted our long-term compensation program to make a greater proportion payable in our stock rather than in cash; and

•	we modified the composition of the peer group used for compensation benchmarking purposes to include companies whose sizes and products are more comparable to those of EnPro.

We employ best practices in executive compensation

Our executive compensation practices include:

•	a policy requiring executives to own stock in our company, with ownership requirements increasing with levels of responsibility,

•	a policy prohibiting executives and directors from hedging ownership of EnPro stock,

•	no separate retirement plans or perquisites for our CEO;

•	the use by our Compensation and Human Resources Committee of an independent executive compensation consultant which reports directly to that committee and does not provide any services to our company other than the assistance that it provides to that committee; and

•	a clawback policy for the recovery of performance-based compensation in the event an executive officer engages in fraud or willful misconduct that caused, directly or indirectly, the need for a material restatement of our financial results.

Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure included in this proxy statement.

The board of directors unanimously recommends that you vote FOR the adoption of the resolution approving, on an advisory basis, the compensation paid to our named executive officers as disclosed in this proxy statement.

Proposal 3 — Approval of an amendment and restatement of our Amended and Restated 2002 Equity Compensation Plan

(Item 3 on the proxy card)

The board of directors is submitting a proposal for approval by the shareholders of an amendment and restatement of our Amended and Restated 2002 Equity Compensation Plan (as so amended, the “Equity Plan”), which was last amended and restated in 2012, to increase the number of shares of common stock authorized to be issued under the Equity Plan by 900,000 shares. Our board of directors believes the Equity Plan is an important factor in attracting, keeping and motivating key employees, and further believes that the type of incentive compensation offered under the Equity Plan should continue to be offered in the future.

The following general discussion of the Equity Plan, including the increase in the number of shares reflected in the proposed amendment and restatement, is qualified by reference to the copy of the Equity Plan that is attached to this proxy statement as Annex B. The board approved the Equity Plan, subject to shareholder approval, at its February 6, 2014 meeting.

Effect of the proposed amendment and restatement

The Equity Plan currently limits the aggregate number of shares of common stock available for delivery pursuant to the Equity Plan since its inception in 2002 to 4,325,000 shares. The proposed amendment and restatement would increase the number of shares that may be delivered by 900,000 shares. Since the adoption of the Equity Plan in May 2002 through February 28, 2014, an aggregate of 3,268,957 shares of our common stock have been issued pursuant to the Equity Plan. At February 28, 2014, there were:

•	125,288 options outstanding with an average exercise price of $36.10 and an average remaining term to expiration of 4.9 years;

•	333,992 unvested restricted shares and restricted stock units outstanding;

•	78,304 shares deliverable under outstanding phantom share awards to outside directors; and

•	awards for an additional 399,138 shares under outstanding performance share awards under the LTIP plan (based on maximum performance levels).

By increasing the number of shares authorized to be available for delivery under the Equity Plan by 900,000 shares, we would have an aggregate of 1,019,321 shares available for future awards, which would represent approximately 4.3 percent of our fully diluted shares. Our board of directors believes that this 900,000 share increase is required to permit us to continue to offer the type and amount of incentive compensation needed to attract, keep and motivate key employees.

Because the proposed amendment and restatement of the Equity Plan would increase the number of shares that may be issued under the Equity Plan, shareholder approval of the amendment and restatement of the Equity Plan is required under the rules of the New York Stock Exchange applicable to companies whose shares are listed on the exchange.

In addition, we are seeking shareholder approval of the amendment and restatement of the Equity Plan under Section 162(m) of the Internal Revenue Code. Section 162(m) generally limits the deduction for compensation paid by a public company to each of its chief executive officer and three additional most highly compensated officers (other than the chief financial officer) to $1.0 million per year, unless the compensation is excludable from the deduction limit as qualified “performance-based compensation.” In addition to other requirements, for awards of shares to qualify as performance-based compensation under Section 162(m), the shares must be issued pursuant to a plan approved by the shareholders. Although we are seeking the shareholders’ approval of the amendment and restatement of the Equity Plan under Section 162(m), we may issue any or all of the shares authorized under the Equity Plan pursuant to awards, such as restricted share awards or restricted stock unit awards, that are not intended to qualify as performance-based compensation under Section 162(m).

In addition, as described below (see “General provisions of the Equity Plan — Performance share awards”), the Equity Plan permits awards of performance shares based on performance measures selected, at the time of the award, from a specified list. Under Treasury regulations, because the Equity Plan permits this discretion in selecting the performance measures used in performance share awards, the shareholders must re-approve the Equity Plan at least every five years in order for performance share awards under the Equity Plan to continue to be eligible to qualify as performance-based compensation excluded from the non-deductibility limitations of Section 162(m). The shareholders’ approval of the proposed amendment and restatement of the Equity Plan at the 2014 annual meeting will be deemed to constitute a re-approval of the Equity Plan for this purpose.

In the event that the shareholders do not approve the proposed amendment and restatement of the Equity Plan, the Equity Plan will not be amended and restated as described herein. In such event, we will continue to be able to make awards under the Equity Plan up to the amount previously approved by the shareholders. The shareholders last approved the Equity Plan at the 2012 annual meeting.

The following table sets forth for each of 2013, 2012 and 2011, the number of options, restricted stock units and shares of restricted stock granted in the year, the number of performance shares vested and issued in the year, the total of these amounts and our weighted average shares outstanding (basic) for the year.

Year	Options Granted	Performance Shares Issued / Vested	Time-vested Restricted Shares and Restricted Stock Units Granted	Restricted Stock Granted	Total	Weighted Average Shares Outstanding (Basic)
2013	—	273,379	99,174	11,330	383,883	20,900,000
2012	—	—	83,841	15,000	98,841	20,700,000
2011	25,288	52,920	67,454	3,750	149,412	20,504,000

General provisions of the Equity Plan

Participants

Awards under the Equity Plan may be made to any salaried, full-time employee of EnPro or any of our majority-owned subsidiaries or, in certain circumstances, to our outside directors. A total of 170 full-time employees, including all of our executive officers, received awards under the Equity Plan in 2013, and eight outside directors received awards of phantom shares under the Equity Plan in 2013.

Plan administration

The Equity Plan is administered by the Compensation and Human Resources Committee, which we refer to in this section of the proxy statement as the “committee.” The committee is comprised entirely of “independent directors,” as that term is defined by the listing standards of the New York Stock Exchange. The committee has full power and authority to interpret and administer the Equity Plan, and its decisions and interpretations are conclusive and binding.

The committee may delegate to senior officers the authority to make awards with respect to not more than 10% of the shares authorized under the Equity Plan, except that only the committee or a subcommittee may make awards to participants who are subject to Section 16 of the Exchange Act.

Shares subject to plan

For purposes of calculating the number of shares of common stock available for delivery, the following rules apply:

•	The grant of a performance share award or other unit or phantom share award is deemed to be equal to the maximum number of shares of common stock issuable under the award;

•	If the value of an award is variable on the date it is granted, the value is deemed to be the maximum possible under the award;

•	Shares issued or issuable under the Equity Plan that are withheld from an award or separately surrendered by the participant in payment of any exercise price or taxes relating to such an award are deemed to constitute shares delivered to the participant and will not be available for future awards under the Equity Plan; and
•	Any shares of common stock that are not issued or are returned us, as a result of forfeiture, expiration, cancellation, termination or cash settlement are again available for awards under the Equity Plan.

No individual may receive awards for more than 500,000 shares in any calendar year.

Stock options

Under the Equity Plan, the committee may grant options to purchase common stock at not less than fair market value on the date of grant. For purposes of the Equity Plan, the “fair market value” is the closing selling price of a share of our common stock as of 4:00 p.m. (New York, New York Time), as reported on the New York Stock Exchange. These options may or may not qualify as incentive stock options under the Internal Revenue Code. The federal income tax treatment of incentive stock options is generally more favorable to optionees than the treatment accorded other options. At the same time, it is less favorable to EnPro because we generally will not receive a tax deduction with respect to these options. (See “— Federal income tax treatment” below.) Under current law, the maximum amount of incentive stock options that may be granted to an individual that are exercisable for the first time during any calendar year may not exceed $100,000 in aggregate fair market value.

The Equity Plan provides that, subject to certain limitations with respect to the price and term of stock options and rights upon termination of employment, discussed below, the committee will have the authority in its discretion to specify all other terms and conditions relating to options granted under the Equity Plan. The committee may, in its discretion, grant options to the officers and other salaried, full-time employees of EnPro or our majority-owned subsidiaries (including directors who are also officers or employees, but not non-employee directors). The committee may also determine at the time of the grant the term of each option, which may not exceed ten years from the date of grant, and may permit payment upon exercise to be made in common stock owned by the optionee, valued at the fair market value on the date of exercise, or other acceptable form of consideration equal in value to the option price.

The Equity Plan provides that no more than 1,000,000 shares of common stock may be issued pursuant to options awarded under the Equity Plan intended to qualify as incentive stock options.

Performance share awards

The committee may award performance shares under the Equity Plan that are contingent upon the attainment of performance objectives. The permitted performance objectives listed in the Equity Plan are total sales, sales growth (with or excluding acquisitions), revenue-based measures for particular products, product lines or product groups, net income (before or after asbestos charges and/or other selected items), earnings per share of common stock (before or after asbestos and/or other selected items), pretax income (before or after asbestos charges and/or other selected items), consolidated operating income (pre or post-tax and before or after asbestos charges and/or other selected items), segment operating income (pre or post-tax and before or after asbestos charges and/or other selected items), earnings before interest and taxes (before or after asbestos charges and/or other selected items), earnings before interest, taxes, depreciation and amortization (before or after asbestos charges and/or other selected items), free cash flow (pre or post-tax and before or after asbestos charges and/or other selected items), asbestos-related cash outflows (or changes in asbestos-related cash outflow), new asbestos commitments (or changes in new asbestos commitments), return on equity, assets, investment, invested capital, capital, total or net capital employed, or sales (pre or post-tax and before or after asbestos charges and/or other selected items), cash flow return on investments, total shareholder return, common stock price increases, total business return (before or after asbestos charges and/or other selected items), economic value added or similar “after cost of capital” measures, return on sales or margin rate, in total or for a particular product, product line or product group, working capital (or any of its components or related metrics), working capital improvement, market share, measures of customer satisfaction (including survey results or other measures of satisfaction), safety (determined by reference to recordable or lost time rates, first aids, near misses or a combination of two or more such measures or other measures), measures of operating efficiency such as productivity, cost of non-conformance, cost of quality, on time delivery and efficiency ratio and strategic objectives with specifically identified areas of emphasis such as cost reduction, acquisition assimilation synergies, acquisitions or organization restructuring.

Performance share awards can be made in the form of phantom shares or common stock, as the committee determines.

Restricted share awards

The committee may award restricted shares under the Equity Plan, subject to conditions, if any, established by the committee. These conditions may include continued service with EnPro or its subsidiaries. The Equity Plan provides that restricted share awards that are conditioned upon continued employment shall be conditioned upon continued employment for a minimum period of three years following the award, except in the case of death, disability or retirement or upon a change in control.

SARs

The committee may award SARs under the Equity Plan. SARs confer on the participant the right to receive, upon exercise, the excess of the fair market value of one share of common stock on the date of exercise over the grant price of the SAR as determined by the committee. The terms and conditions of the SAR are as determined by the committee at the time the award is granted, however, each SAR may be settled only in shares of common stock, the grant price may be no less than the fair market value of a share of common stock on the date of grant, and the date on which an SAR expires, if not exercised, may not be later than ten years after the date of the grant.

Other awards to employees

The Equity Plan permits the committee to make other types of awards to employees, the value of which are based in whole or in part on the value of common stock, in lieu of making such awards in common stock. These potential awards include stock units and phantom shares. The committee may provide for these awards to be paid in cash, in common stock, or in a combination of both cash and common stock, and may establish the other terms and conditions of these awards.

Phantom share awards to directors

The Equity Plan authorizes the committee to make grants of phantom shares to outside directors in its discretion. The Equity Plan defines an “outside director” as any director who is not and has not been within the previous five years an employee of EnPro or any of our subsidiaries. The members of the committee, which administers the Equity Plan and which has authority to determine the amounts of awards of phantom shares, are all outside directors and will all be eligible to receive awards of phantom shares under the Equity Plan.

Phantom shares granted to outside directors are fully vested upon grant. In the event a dividend is declared and paid on our common stock, each outside director receives a number of additional phantom shares equal to the aggregate amount of dividends the director would receive if the director’s phantom shares were actual shares of common stock, divided by the then current fair market value of our common stock. These dividend equivalent phantom shares are also vested upon grant. When an outside director leaves the board, we issue to the director one share of our common stock for each whole phantom share awarded to the director under the Equity Plan, plus cash for any fractional phantom share, based on the then current fair market value of our common stock.

Miscellaneous

The committee has discretion to make any provisions it deems appropriate regarding the effect a participant’s termination of employment will have on the participant’s outstanding awards under the Equity Plan, and to make such rules and determinations as it deems appropriate in connection with a participant’s leave of absence or other change in employment status. In addition, the committee has discretionary authority under the Equity Plan to permit a participant to receive or accrue dividends and other distributions made with respect to awards under the Equity Plan, other than awards of performance shares, on terms and conditions that it deems appropriate.

The committee may require that any federal, state or local withholding tax requirements be satisfied by withholding shares of common stock.

Options and other awards granted under the Equity Plan will not be transferable other than by will or the laws of descent and distribution, or as the committee approves.

The Equity Plan permits us to offer to exchange or buy out any previously granted award for a payment in cash, shares of common stock, other awards or property based on such terms and conditions as the committee may determine, except that, without the approval of the shareholders, we may not amend or replace previously granted stock options or SARs in a transaction that constitutes a repricing. The Equity Plan defines repricing to be buying-out, for cash or shares, an outstanding option or SAR at a time when its exercise price exceeds the fair market value of the underlying stock, or (consistent with the meaning of repricing under Section 303A.08 of the Listed Company Manual of the New York Stock Exchange) lowering the exercise price of an option or SAR after it is granted, taking any other action that is treated as a repricing under generally accepted accounting principles, or canceling an option or SAR at a time when its exercise price exceeds the fair market value of the underlying common stock in exchange for another option, SAR, restricted stock award or other equity of EnPro, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off, or similar corporate transaction.

In the event of a change in control of EnPro, all stock options will become immediately exercisable, and will remain exercisable for two years (or, if sooner, until such time as the options expire by their terms). In addition, the committee may make such other provisions with respect to other outstanding awards as it deems appropriate. A “change in control” generally is deemed to have occurred if:

•	any person, entity or group becomes the beneficial owner of 20% or more of either the common stock or the combined voting power of our outstanding securities (subject to certain exceptions);

•	there has been a change in the majority of EnPro’s directors that has not otherwise been approved by the directors;

•	a corporate reorganization occurs where our existing shareholders do not retain more than 70% of the outstanding common stock and combined voting power of the surviving entity in substantially the same proportions as their prior ownership; or

•	EnPro is liquidated or dissolved, or substantially all of its assets are sold (other than to a company more than 70% of the outstanding common stock and combined voting power of which is held by the shareholders of EnPro, in substantially the same proportions as their holdings of EnPro securities prior to the sale).

The board of directors may amend the Equity Plan in its discretion, except that no amendment that increases the number of shares of stock subject to the Equity Plan may be made without the approval of our shareholders. In addition, no amendment may adversely affect any rights or obligations with respect to awards previously made unless the action is taken in order to comply with applicable law, stock exchange rules or accounting rules.

Term of the Equity Plan

No award under the Equity Plan may be made after February 10, 2019.

New plan benefits under the Equity Plan

It is not presently possible to determine the dollar value of award payments that may be made, or the individuals that may be selected for such awards, in the future under the Equity Plan with respect to the additional 900,000 shares. For information about awards of performance shares made in 2013 under the Equity Plan, see “Executive Compensation — Grants of plan-based awards.” The table below sets forth certain information as of December 31, 2013, with respect to the Equity Plan, which is the only compensation plan or arrangement (other than our tax-qualified plans) under which we have options, warrants or rights to receive equity securities authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(a)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))(c)
Equity compensation plans approved by security holders	739,472	(1)	$36.10	(2)	414,005
Equity compensation plans not approved by security holders	—		—		—
Total	739,472	(1)	$36.10	(2)	414,005

(1)	Includes shares issuable under restricted share unit awards and performance shares awarded under the Equity Plan at the level paid for the 2011-2013 performance cycle and at the maximum levels payable for the 2012-2014 and 2013-2015 performance cycles.

(2)	The weighted average exercise price does not take into account awards of performance shares, phantom shares or restricted share units. Information with respect to these awards is set forth above under the captions “Corporate Governance Policies and Practices —Director Compensation” and “Executive Compensation — Grants of Plan Based Awards — LTIP Awards.”

Federal income tax treatment

The following is a general summary of the current federal income tax consequences of the granting and exercise of stock options and of awards of common stock (including both performance shares and restricted stock), phantom stock, stock units and SARs under the Equity Plan. It does not attempt to describe all possible federal or other tax consequences of participation in the Equity Plan. Furthermore, the tax consequences of awards made under the Equity Plan are complex and subject to change, and some variation of the described rules may be applicable to any particular participant’s tax situation. The summary assumes in each case that there will no violation of the new deferred compensation rules mentioned above, which would subject the affected participants to immediate taxation and penalties on unvested awards.

Incentive stock options

An employee who is granted an incentive stock option under the Equity Plan will not be subject to federal income tax upon the grant or exercise of the option. However, upon the exercise of an incentive stock option, the difference between the exercise price for the option and its fair market value on the date of exercise, which is commonly referred to as the spread, is a tax preference item that must be taken into account in determining the employee’s alternative minimum tax. If the employee disposes of the shares in the same year the option was exercised, there are no alternative minimum tax implications. Generally, the employee can recover any alternative minimum tax liability paid as a credit against ordinary income taxes owed in future years.

In the event of a sale of the shares received upon exercise of an incentive stock option after two years from the date of grant and one year after the date of exercise (which we refer to as the “Holding Period”), any appreciation of the shares received above the exercise price should be a capital gain. The current federal tax rate applicable to long-term capital gains is 15 percent.

We will not be entitled to a tax deduction with respect to the grant or exercise of an incentive stock option, or with respect to any disposition of such shares after the Holding Period. However, if shares acquired pursuant to the exercise of an incentive stock option are sold by the employee before the end of the Holding Period, the lesser of the difference between the fair market value of the acquired shares and the aggregate exercise price and any gain on the sale will be ordinary income for the taxable year in which the sale occurs. Income will be realized only to the extent the amount received upon sale exceeds the employee’s adjusted basis for the stock. We will be entitled to a tax deduction in the amount of the ordinary income realized by the employee.

Non-incentive stock options

An employee who is granted a stock option under the Equity Plan that is not an incentive stock option will not be subject to federal income tax upon the grant of the option and we will not be entitled to a tax deduction by reason of such grant. Upon exercise of a non-incentive stock option, the spread or excess of the fair market value of the shares on the exercise date over the option price, will be considered compensation taxable as ordinary income to the employee. Because it is treated as compensation, the spread is subject to withholding of applicable payroll taxes. We may claim a tax deduction in the amount of the taxable compensation realized by the employee.

Common stock awards

Common stock awards made without restrictions are subject to federal tax to the recipient and are deductible to EnPro. Stock awards with restrictions (including both performance shares and restricted stock) will not be subject to federal tax upon grant and we will not be entitled to a tax deduction upon grant. When the restrictions lapse, the fair market value of shares free of restrictions will be considered compensation taxable as ordinary income to the employee and we generally may claim a tax deduction at the same time in the same amount.

Phantom stock, stock unit awards and SARs

A director or employee who is granted a phantom share, stock unit or SAR award under the Equity Plan will not be subject to federal tax upon the grant of the award and we will not be entitled to a tax deduction by reason of such grant. However, when common stock or cash is delivered to the participant pursuant to such an award, the participant will recognize ordinary income equal to the fair market value of the shares or cash delivered under the award, and we generally may claim a tax deduction at the same time in the same amount.

Vote required

Applicable rules of the New York Stock Exchange require that the proposed amendment and restatement of our Amended and Restated 2002 Equity Compensation Plan be approved by a majority of the votes cast on the proposal. Abstentions, which will be considered to be votes “cast,” will have the effect of a vote “Against” approval, and broker non-votes, which are not considered to be votes “cast,” will not count in determining the outcome.

The board of directors unanimously recommends that you vote “FOR” approval of the proposed amendment and restatement of our Amended and Restated 2002 Equity Compensation Plan.

Proposal 4 — Ratification of PricewaterhouseCoopers LLP as our company’s independent registered public accounting firm for 2014

(Item 4 on the proxy card)

On February 5, 2014, the Audit Committee reappointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. The board of directors agrees with this decision. If the shareholders do not ratify this appointment, the Audit Committee will consider other independent registered public accounting firms.

The board of directors unanimously recommends that you vote FOR ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014.

Independent registered public accounting firm

The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2014. We refer herein to PricewaterhouseCoopers as our “external auditors.” We understand that representatives of PricewaterhouseCoopers will be present at the annual meeting on April 30, 2014. They will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

The Audit Committee has a policy that outlines procedures intended to ensure that it pre-approves all audit and non-audit services that our external auditors provide to us. The policy provides for pre-approval of a budget that sets the fees for all audit services to be performed during the upcoming fiscal year. It also mandates pre-approval of amounts for separate non-audit and tax compliance, planning and advisory services for the year, as well as proposed services exceeding pre-approved cost levels. The policy allows the Audit Committee to delegate pre-approval authority to one or more of its members (except pre-approval authority for certain internal control-related services). A copy of the pre-approval policy is available on our website at www.enproindustries.com; click on “Investor,” then “Corporate Governance,” then “Committee Composition,” and then “Audit and Risk Management Committee.”

Before approving services to be performed by the external auditors, the Audit Committee considers whether the proposed services are consistent with the SEC’s rules on auditor independence. The Audit Committee also considers whether the external auditors may be best positioned to provide the most effective and efficient service, for reasons such as its familiarity with our business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance our ability to manage or control risk or improve audit quality. The committee considers all of these factors as a whole. No one factor is necessarily determinative.

Fees paid to external auditors

The following table sets forth the total fees and expenses from PricewaterhouseCoopers for each of the past two years:

	2013	2012
Audit Fees	$1,875,300	$1,531,800
Audit-Related Fees(1)	12,800	23,200
Tax Fees	—	1,600
All Other Fees(2)	2,000	28,700

Total Fees	$1,890,100	$1,585,300

(1)	Audit-Related Fees in 2013 consisted of work performed in the review of compiled published financial information prepared to fulfill statutory audit requirements.

(2)	All Other Fees in 2013 consisted of a license fee for use of an online financial reporting research library.

The Audit Committee pre-approved all audit, audit-related and non-audit services that

PricewaterhouseCoopers performed in 2012 and 2013 in accordance with our pre-approval policy.

Other matters

The board knows of no other matters that may properly be presented at the annual shareholders’ meeting. If other matters do properly come before the meeting, we will ask the persons named in the proxy to vote according to their best judgment.

Shareholder proposals

Under our bylaws, any shareholder entitled to vote at our annual shareholders’ meeting may nominate a person for election to our board of directors or bring other business before the meeting if the shareholder provides written notice to, and such notice is received by, our corporate Secretary generally not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. If the date of the meeting is moved up by more than 30 days or delayed by more than 60 days from the anniversary date, however, notice is timely provided if it is delivered not earlier than the 120th day prior to the date of the meeting and not later than the close of business on the 90th day prior to the meeting, or the tenth day after the day on which the meeting is first publicly announced, whichever is later.

We have not been timely notified of any additional business to be presented at this meeting. This notice requirement applies to matters being brought before the meeting for a vote. Shareholders may ask appropriate questions at the meeting without having to comply with the notice provisions.

Any shareholder who intends to present a proposal for consideration at our 2015 annual shareholders’ meeting must ensure that our Secretary receives the proposal between December 31, 2014 and January 30, 2015 (unless we move the meeting up by more than 30 days or delay it by more than 60 days from April 30, 2015). Each notice must include:

•	a brief description of each proposed matter of business and the reasons for conducting that business at the annual meeting;

•	the name and address of the shareholder proposing the matter, and of any other shareholders believed to be supporting the proposal;
•	the number of shares of each class of our common stock that these shareholders own; and

•	any material interest that these shareholders have in the proposal.

If the notice contains a nomination to the board of directors, it must also contain the following information:

•	the name and address of the person or persons to be nominated;

•	a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	a description of all arrangements or understandings to make the nomination between the shareholder and each nominee and any other person or persons (naming such person or persons);

•	all other information regarding each nominee that would be required to be included in a proxy statement if the board had nominated the nominee; and

•	the written consent of each nominee to serve as a director if elected.

In addition, we must receive any shareholder proposal intended to be included in our proxy statement for the 2015 annual shareholders’ meeting at our offices at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina 28209, Attention: Secretary, on or before November 20, 2014. Applicable rules of the SEC govern the submission of shareholder proposals and our consideration of them for inclusion in the proxy statement and form of proxy for the 2015 annual shareholders’ meeting.

We suggest that notice of all shareholder proposals be sent by certified mail, return receipt requested.

By Order of the Board of Directors

Robert S. McLean

Secretary

March 20, 2014

PLEASE VOTE YOUR SHARES BY TELEPHONE, INTERNET OR USING THE ENCLOSED PROXY CARD

ANNEX A

CALCULATION OF ADJUSTED EBITDA-A

The following table sets forth a reconciliation of our consolidated earnings before interest, taxes, depreciation, amortization expense, asbestos expense and other selected items (or, adjusted EBITDA-A) to our consolidated net income from continuing operations for 2013, 2012, 2011, 2010 and 2009. Adjusted EBITDA-A is a primary metric we use to evaluate our performance and one used in determining annual and long-term incentive compensation, during these periods. Adjusted EBITDA-A is not a measure under U.S. generally accepted accounting principles.

EnPro Industries, Inc.

Reconciliation of Adjusted EBITDA-A to Net Income (Loss) From Continuing Operations (Unaudited)

(Stated in Millions of Dollars)

	Years Ended December 31,
	2013	2012	2011	2010	2009
Earnings before interest, income taxes, depreciation, amortization, asbestos and other selected items (adjusted EBITDA-A)	$154.8	$172.2	$155.2	$121.8	$97.1
Adjustments:
Interest expense, net	(44.3)	(42.8)	(39.6)	(25.9)	(11.4)
Income tax benefit (expense)	(8.4)	(22.5)	(20.8)	(21.3)	54.6
Depreciation and amortization expense	(56.6)	(55.5)	(48.4)	(39.6)	(40.3)
Restructuring costs	(6.7)	(5.0)	(1.4)	(0.9)	(10.2)
Asbestos-related expenses	—	—	—	(23.3)	(135.5)
Gain on deconsolidation of GST	—	—	—	54.1	—
Goodwill impairment charge	—	—	—	—	(113.1)
Adjustment of liability for retiree medical benefits	—	—	—	—	19.2
Environmental reserve adjustment	(6.3)	(1.2)	—	—	(2.0)
Other	(5.1)	(4.2)	(0.8)	(3.6)	(2.0)

Impact	(127.4)	(131.2)	(111.0)	(60.5)	(240.7)

Net income (loss) from continuing operations	$27.4	$41.0	$44.2	$61.3	$(143.6)

The following table sets forth a reconciliation of the consolidated adjusted EBITDA-A of GST LLC to its consolidated net income for 2013, 2012, 2011 and the period from June 5, 2010 (the date on which GST LLC and certain affiliated companies filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code as the initial step in a process to resolve all current and future asbestos claims and its financial results ceased to be consolidated with those of EnPro) to December 31, 2010.

GST LLC

Reconciliation of Adjusted EBITDA-A to Net Income (Loss) (Unaudited)

(Stated in Millions of Dollars)

	Years Ended December 31,
	2013	2012	2011	2010(1)
Earnings before interest, income taxes, depreciation, amortization, asbestos-related expenses and other selected items (adjusted EBITDA-A)	$61.4	$53.1	$50.1	$19.4
Adjustments:
Interest income, net	29.7	27.9	26.8	14.6
Income tax benefit (expense)	(18.7)	(16.3)	(19.6)	(10.1)
Depreciation and amortization expense	(6.0)	(5.6)	(5.3)	(2.9)
Asbestos-related expenses	(46.9)	(29.8)	(19.7)	(10.1)
Restructuring costs	(0.4)	(1.1)	(1.0)	—
Other	2.3	1.6	1.4	(0.5)

Impact	(40.0)	(23.3)	(17.4)	(9.0)

Net income	$21.4	$29.8	$32.7	$10.4

(1)	For the period from June 5, 2010 to December 31, 2010.

A-1

ANNEX B

ENPRO INDUSTRIES, INC.

AMENDED AND RESTATED 2002 EQUITY COMPENSATION PLAN

(2014 AMENDMENT AND RESTATEMENT)

1. Purpose. The purpose of this Plan is to promote the interests of the shareholders by providing stock-based incentives to selected employees and members of the Board of Directors (the “Board”) of EnPro Industries, Inc. (the “Company”) and of any subsidiary corporation of which more than 50% of the voting stock is owned, directly or indirectly, by the Company (“Company Subsidiary”) to align their interests with shareholders and to motivate them to put forth maximum efforts toward the continued growth, profitability and success of the Company. In furtherance of this objective, stock options, performance shares, restricted shares, phantom shares, stock appreciation rights, common stock of the Company (“Common Stock”), and/or other incentive awards may be granted to selected employees (including members of the Board who are employees and/or officers) in accordance with the provisions of this Plan.

This Plan, as amended and restated in 2005, also provides for certain awards to members of the Board who are not employees or former employees of the Company or its subsidiaries within five years after their termination of employment (“Outside Directors”). The awards to Outside Directors are only in the form of phantom shares to be settled in shares of Common Stock. The awards of phantom shares to Outside Directors under this Plan replace awards that would have otherwise been granted under the EnPro Industries, Inc. Outside Directors’ Phantom Shares Plan (the “Phantom Shares Plan”). After the effective date of the 2005 amendment and restatement of this Plan, no further awards were made under the Phantom Shares Plan (although any outstanding awards under the Phantom Shares Plan continue to be administered and paid in accordance with, and subject to, the terms and conditions of the Phantom Shares Plan).

This amendment and restatement of the Plan is subject to the approval of the shareholders of the Company, and shall be effective as of the date on which it is approved by the shareholders of the Company.

2. Administration. This Plan is to be administered by the Compensation and Human Resources Committee or any successor committee (the “Committee”) of the Board. The Committee shall consist of at least three members who shall qualify as “independent directors,” as that term is defined under the listing standards of any national securities exchange or securities market on which the Common Stock is then listed or traded.

3. Authority of the Committee. The Committee shall have full power and authority, subject to and consistent with the provisions of this Plan, to construe, interpret and administer this Plan. All decisions, actions or interpretations of the Committee shall be final, conclusive and binding on all parties. The Committee shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to select eligible persons to participate in this Plan; to grant awards; to determine the type and number of awards, the dates on which awards may be exercised and on which the risk of forfeiture or deferral period relating to awards shall lapse or terminate, the acceleration of any such dates, the expiration date of any award, whether, to what extent, and under what circumstances an award may be settled, or the exercise price of an award may be paid, in cash, Common Stock, other awards, or other property, and other terms and conditions of, and all other matters relating to, awards; to prescribe documents evidencing or setting terms of awards (such award documents need not be identical for each participant), amendments thereto, and rules and regulations for the administration of this Plan and amendments thereto (including outstanding awards); to construe and interpret the Plan and award documents and correct defects, supply omissions or reconcile inconsistencies therein; and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan.

4. Delegation. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may act through subcommittees, including for purposes of perfecting exemptions under Rule 16b-3 or qualifying Awards under Code Section 162(m) as performance-based compensation, in which case the subcommittee shall be subject to and have authority under the charter applicable to the Committee, and the acts of the subcommittee shall be deemed to be acts of the Committee hereunder. The Committee may delegate to the Chief Executive Officer and to other senior officers of the Company the authority to make awards under this Plan with respect to not more than ten percent of the shares authorized under this Plan, pursuant to such conditions and limitations as the Committee may establish, except that only the Committee or a subcommittee comprised solely of two or more “Non-Employee Directors” in accordance with Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) may make awards to participants who are subject to Section 16 of the Exchange Act.

5. Shares Available For This Plan. Subject to adjustments made pursuant to Section 21 hereof, the maximum number of shares of Common Stock that shall be available for delivery pursuant to the provisions of this Plan shall be equal to 5,225,000 shares of Common Stock. For purposes of calculating the number of shares of Common Stock available for delivery under this Plan, (i) the grant of a Performance Share Award (as defined in Section 10) or other unit or phantom share award shall be deemed to be equal to the maximum number of shares of Common Stock that may be issued under the award and (ii) where the value of an award is variable on the date it is granted, the value shall be deemed to be the maximum limitation of the award. Awards payable solely in cash will not reduce the number of shares of Common Stock available for awards granted under this Plan. Shares that are potentially deliverable under an award under the Plan that are canceled, expired, forfeited, settled in cash or otherwise terminated without a delivery of such shares to the participant will not be counted as delivered under the Plan and shall be available for awards under this Plan. Shares that have been issued in connection with an award under this Plan that is canceled, forfeited, or settled in cash such that those shares are returned to the Company shall be available for awards under this Plan. Shares that are issued or issuable under this Plan that are withheld from an award or separately surrendered by the participant in payment of any exercise price or taxes relating to such an Award shall be deemed to constitute shares delivered to the Participant and will not be available for future awards under this Plan. With respect to SARs (as defined in Section 13), all of the shares of Common Stock for which the SAR is exercised (that is, shares actually issued pursuant to a SAR, as well as shares that represent payment of the exercise price) will cease to be available for future awards under this Plan.

6. Limitation On Awards. Subject to adjustments made pursuant to Section 21 hereof, (a) no individual employee may receive awards under this Plan with respect to more than 500,000 shares in any calendar year, and (b) the maximum number of shares of Common Stock that may be issued pursuant to options designated as Incentive Stock Options (as defined in Section 9) shall be 1,000,000 shares.

7. Term. No awards may be granted under this Plan after February 10, 2019.

8. Eligibility. Awards under this Plan may be made to any salaried, full-time employee of the Company or any Company Subsidiary, and to Outside Directors, as provided in Section 15. Except as provided in Section 15, directors who are not full-time employees are not eligible to participate in this Plan.

9. Stock Options. The Committee may, in its discretion, from time to time grant to eligible employees options to purchase Common Stock, at a price not less than 100% of the fair market value of the Common Stock on the date of grant (the “option price”), subject to the conditions set forth in this Plan. The Committee, at the time of granting to any employee an option to purchase shares under this Plan, shall fix the terms and conditions upon which such option may be exercised, and may designate options as incentive stock options (“Incentive Stock Options”) pursuant to Section 422 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) or any other statutory stock option that may be permitted under the Internal Revenue Code from time to time, provided, however that (i) the date on which such options shall expire, if not exercised, may not be later than ten years after the date of grant of the option, (ii) the terms and conditions of Incentive Stock Options must be in accordance with the qualification requirements of the Internal Revenue Code and (iii) the provisions of any other statutory stock option permitted under the Internal Revenue Code must be consistent with applicable Internal Revenue Code requirements.

Within the foregoing limitations, the Committee shall have the authority in its discretion to specify all other terms and conditions relating to stock options, including but not limited to provisions for the exercise of options in installments, the time limits during which options may be exercised, and in lieu of payment in cash, the exercise in whole or in part of options by tendering Common Stock owned by the employee, valued at the fair market value on the date of exercise or other acceptable forms of consideration equal in value to the option price. The Committee may, in its discretion, issue rules or conditions with respect to utilization of Common Stock for all or part of the option price, including limitations on the pyramiding of shares.

10. Performance Share Awards. The Committee may make awards (“Performance Share Awards”) in Common Stock or phantom shares subject to conditions established by the Committee that may include attainment of specific Performance Objectives (as defined below). Performance Share Awards may include the awarding of additional shares upon attainment of the specified Performance Objectives. Any Performance Share Award which is conditioned upon attainment of specific Performance Objectives shall have a minimum performance period of one year, except in the case of death or disability and except as otherwise provided pursuant to Section 29.

11. Performance Objectives. Performance objectives that may be used under this Plan include total sales, sales growth (with or excluding acquisitions), revenue-based measures for particular products, product lines or product groups, net income (before or after asbestos charges and/or other selected items), earnings per share of Common Stock (before or after asbestos and/or other selected items), pretax income (before or after asbestos charges and/or other selected items), consolidated operating income (pre or post-tax and before or after asbestos charges and/or other selected items), segment operating income (pre or post-tax and before or after asbestos charges and/or other selected items), earnings before interest and taxes (before or after asbestos charges and/or other selected items), earnings before interest, taxes, depreciation and amortization (before or after asbestos charges and/or other selected items), free cash flow (pre or post-tax and before or after asbestos charges and/or other selected items), asbestos-related cash outflows (or changes in asbestos-related cash outflow), new asbestos commitments (or changes in new asbestos commitments), return on equity, assets, investment, invested capital, capital, total or net capital employed, or sales (pre or post-tax and before or after asbestos charges and/or other selected items), cash flow return on investment, total shareholder return, Common Stock price increases, total business return (before or after asbestos charges and/or other selected items), economic value added or similar “after cost of capital” measures, return on sales or margin rate, in total or for a particular product, product line or product group, working capital (or any of its components or related metrics), working capital improvement, market share, measures of customer satisfaction (including survey results or other measures of satisfaction), safety (determined by reference to recordable or lost time rates, first aids, near misses or a combination of two or more such measures or other measures), measures of operating efficiency such as productivity, cost of non-conformance, cost of quality, on time delivery and efficiency ratio and strategic objectives with specifically identified areas of emphasis such as cost reduction, acquisition assimilation synergies, acquisitions or organization restructuring.

The performance objectives established by the Committee are intended to satisfy the “objective compensation formula” requirements of Treasury Regulations Section 1.162-27(e)(2). To the degree consistent with Section 162(m) of the Internal Revenue Code, or any successor section thereto (the “Code”), the Committee may adjust, modify or amend the above criteria, either in establishing any performance objective or in determining the extent to which any performance objective has been achieved. In particular, the Committee shall have the authority to make equitable adjustments in the criteria where necessary (i) in response to changes in applicable laws or regulations, (ii) to account for items of gain, loss, or expense that are related to the disposal (or acquisition) of a business or change in accounting principles that was not anticipated at the time an award was made, (iii) to account for adjustments in expense due to re-measurement of pension benefits, (iv) to remove the effect of charges for asbestos, (v) to account for restructurings, discontinued operations, and any other items deemed by the Committee to be non-recurring in nature or otherwise not reflective of operating performance that were not anticipated at the time an award was made, and (vi) to reflect other unusual, non-recurring, or unexpected items similar in nature to the foregoing as determined in good faith by the Committee consistent with the principles set forth in section 162(m) of the Code and the regulations thereunder. Such adjustments may be made with respect to the performance of any subsidiary, division, or operating unit, as applicable, shall be made in a consistent manner from year to year, and shall be made in accordance with the objectives of the Plan and the requirements of Section 162(m) of the Code.

12. Restricted Shares. The Committee may make awards in Common Stock subject to conditions, if any, established by the Committee which may include continued service with the Company or its subsidiaries (“Restricted Share Awards”). Any Restricted Share Award which is conditioned upon continued employment shall be conditioned upon continued employment for a minimum period of three years following the award, except in the case of death, disability or retirement and except as otherwise provided pursuant to Section 29.

13. Stock Appreciation Rights. The Committee may, in its discretion, from time to time grant to eligible employees stock appreciation rights (“SARs”). A SAR shall confer on the participant to whom it is granted the right to receive, upon exercise thereof, the excess of (i) the fair market value of one share of Common Stock on the date of exercise over (ii) the grant price of the SAR as determined by the Committee. In no event shall the grant price be less than the fair market value of a share of Common Stock on the date of grant. The Committee, at the time of granting to any employee a SAR, shall fix the terms and conditions upon which such SAR may be exercised, provided, however that (i) the date on which such SAR shall expire, if not exercised, may not be later than ten years after the date of the grant of the SAR, (ii) each SAR may be settled only in Common Stock, and (iii) no such terms and conditions may cause this Plan or the SAR to fail to meet the requirements of Internal Revenue Code § 409A(a)(2), (3) or (4) or to violate § 409A(b).

14. Other Awards. The Committee may make awards to employees authorized under this Plan in units or phantom shares, the value of which is based, in whole or in part, on the value of Common Stock, in lieu of making such awards in Common Stock (“Other Awards”). The Committee may provide for Other Awards to be paid in cash, in Common Stock, or in a combination of both cash and Common Stock, and may establish such other terms and conditions as in its discretion it deems appropriate, provided that no such terms and conditions may cause this Plan or any Other Award to fail to meet the requirements of Internal Revenue Code § 409A(a)(2), (3) or (4) or to violate § 409A(b).

15. Awards of Phantom Shares to Outside Directors.

(a) Awards. The Committee shall make a one-time grant of phantom shares, in an amount determined by the Committee, to each Outside Director upon his or her initial election to the Board. Thereafter, the Committee will make an annual grant of phantom shares to each Outside Director, in an amount and on terms determined by the Committee. In addition, from time to time, the Committee may, in its discretion, make grants of phantom shares to Outside Directors.

(b) Dividend Equivalents on Awards. Dividend equivalents will be accrued on all phantom shares granted under this Section 15. Upon the payment date of each dividend declared on the Company’s Common Stock, that number of additional phantom shares will be credited to each Outside Director’s award which has an equivalent fair market value to the aggregate amount of dividends which would be paid if the number of the Outside Director’s phantom shares were actual shares of the Common Stock. Dividend equivalents shall be vested at the time the dividend is paid.

(c) Vesting. Phantom shares granted under this Section 15 shall be fully vested upon granting.

(d) Payment. Upon termination of service of an Outside Director as a member of the Board (the “termination date”), the Company shall pay to the Outside Director all Phantom Shares credited to the Outside Director on the termination date in the form of one share of Common Stock for each whole phantom share, with cash for any fractional phantom share based on the fair market value of the Common Stock on the applicable date. The shares of Common Stock shall be paid and delivered as soon as administratively practicable after the termination date.

16. Deferred Awards. The Committee may permit recipients of awards to elect to defer receipt of such awards, either in cash or in Common Stock, under such terms and conditions that the Committee may prescribe; provided, however, that the Committee may permit recipients to elect to defer receipt of awards hereunder only to the extent that such deferral would not cause this Plan or such awards to fail to meet the requirements of Code Section 409A(a)(2), (3) or (4), to the extent applicable. The Committee may authorize the Company to establish various trusts or make other arrangements, in each case located in the United States, with respect to any deferred awards, provided that no such trust or arrangement may provide for assets to become restricted to the provision of deferred awards in connection with a change in the financial health of the Company or any of its subsidiaries.

17. Fair Market Value. For all purposes of this Plan the fair market value of a share of Common Stock shall be the closing selling price of Common Stock on the relevant date (as of 4:00 P.M. New York, New York Time) as reported on the New York Stock Exchange — Composite Transactions listing (or similar report), or, if no sale was made on such date, then on the next preceding day on which such a sale was made. Fair market value relating to the exercise price or base price of any Non-409A Award (as hereinafter defined) shall conform to requirements under Code § 409A.

18. Exchange and Buy Out; Repricing. The Company may at any time offer to exchange or buy out any previously granted award for a payment in cash, shares of Common Stock, other awards or property based on such terms and conditions as the Company shall determine and communicate at the time that such offer is made. Notwithstanding anything in this Plan to the contrary, without the approval of the shareholders, the Committee shall not amend or replace previously granted stock options or SARs in a transaction that constitutes a repricing. For this purpose, the term “repricing” shall mean any of the following or any other action that has the same effect: (i) lowering the exercise price of an option or SAR after it is granted, (ii) buying-out an outstanding option or SAR at a time when its exercise price exceeds the fair market value of the underlying stock for cash or shares, or (iii) any other action that is treated as a repricing under generally accepted accounting principles, or (iv) canceling an option or SAR at a time when its exercise price exceeds the fair market value of the underlying Common Stock in exchange for another option, SAR, Restricted Stock Award or other equity of the Company, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off, or similar corporate transaction.

19. Termination Of Employment. The Committee may make such provisions as it, in its sole discretion, may deem appropriate with respect to the effect, if any, the termination of employment will have on any grants or awards under this Plan; provided, however, that no such provisions may cause this Plan or any grants or awards hereunder to fail to meet the requirements of Internal Revenue Code § 409A(a)(2), (3) or (4) or to violate § 409A(b), to the extent applicable.

20. Assignability. Options and other awards granted under this Plan shall not be transferable by the grantee other than by will or the laws of descent and distribution or by such other means as the Committee may approve from time to time.

21. Adjustments to Reflect Capital Changes.

(a) In the event of any corporate event or transaction (including, but not limited to, a change in the Common Stock or the capitalization of the Company), such as any merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin off, or other distribution of stock or property of the Company, a combination or exchange of Common Stock, dividend in kind, or other like change in capital structure, number of outstanding shares of Common Stock, distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee or the Board, in order to prevent dilution or enlargement of participants’ rights under the Plan, shall make equitable and appropriate adjustments and substitutions, as applicable, to or of the number and kind of shares subject to outstanding awards, the purchase price for such shares, the number and kind of shares available for future issuance under the Plan, and other determinations applicable to outstanding awards. The Committee shall have the power and sole discretion to determine the amount of the adjustment to be made in each case.

(b) In addition, in the event that the Company is a party to a merger, reorganization, consolidation, share exchange, transfer of assets or other transaction having similar effect involving the Company, outstanding awards shall be subject to the agreement governing the transaction. Such agreement may provide, without limitation, for the continuation of outstanding awards by the Company (if the Company is a surviving corporation), for their assumption by the surviving corporation or its parent or subsidiary, for the substitution by the surviving corporation or its parent or subsidiary of its own awards for such outstanding awards, for accelerated vesting and accelerated expiration, or for settlement in cash or cash equivalents.

22. Committee’s Determination. The Committee’s determinations under this Plan including without limitation, determinations of the employees to receive awards or grants, the form, amount and timing of such awards or grants, the terms and provisions of such awards or grants and the agreements evidencing same, and the establishment of Performance Objectives need not be uniform and may be made by the Committee selectively among employees who receive, or are eligible to receive awards or grants under this Plan whether or not such employees are similarly situated. The Committee may, with the consent of the participant, modify any determination it previously made.

23. Leave Of Absence Or Other Change In Employment Status. The Committee shall be entitled to determine whether any leave of absence taken by an employee or other change in employment status, such as a change from full time employment to a consulting relationship, shall constitute a termination of employment within the meaning of this Plan and shall further be entitled to make such rules, regulations and determinations as it deems appropriate under this Plan in respect of any such leave of absence or other change in employment status relative to any grant or award. Notwithstanding the foregoing, no such determination, rule or regulation by the Committee may cause this Plan or any grant or award hereunder to fail to meet the requirements of Internal Revenue Code § 409A(a)(2), (3) or (4) or to violate § 409A(b), to the extent applicable.

24. Withholding Taxes. The Committee or its designee shall have the right to determine the amount of any Federal, state or local required withholding tax, and may require that any such required withholding tax be satisfied by withholding shares of Common Stock or other amounts which would otherwise be payable under this Plan.

25. Retention of Shares. If shares of Common Stock are awarded subject to attainment of Performance Objectives, continued service with the Company or other conditions, the shares may be registered in the employees’ names when initially awarded, but possession of certificates for the shares shall be retained by the Secretary of the Company for the benefit of the employees, or shares may be registered in book entry form only, in both cases subject to the terms of this Plan and the conditions of the particular awards.

26. Dividends and Voting. Subject to Section 15(b), the Committee may permit each participant to receive or accrue dividends and other distributions made with respect to awards (other than Performance Share Awards) under this Plan under such terms and conditions as in its discretion it deems appropriate, provided that such receipt or accrual does not cause this Plan or any award hereunder to fail to meet the requirements of Internal Revenue Code § 409A(a)(2), (3) or (4), to the extent applicable. With respect to shares actually issued, the Committee under such terms and conditions as in its discretion it deems appropriate, may permit the participant to vote or execute proxies with respect to such registered shares.

27. Forfeiture of Awards. Any awards or parts thereof made under this Plan which are subject to Performance Objectives or other conditions which are not satisfied, shall be forfeited.

28. Continued Employment. Nothing in this Plan or in any agreement entered into pursuant to this Plan shall confer upon any employee the right to continue in the employment of the Company or affect any right which the Company may have to terminate the employment of such employee.

29. Change In Control. For purposes of this Plan, a “Change in Control” shall mean:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of Common Stock (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company (other than by exercise of a conversion privilege), (B) any acquisition by the Company or any of its subsidiaries, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, or (D) any acquisition by any company with respect to which, following such acquisition, more than 70% of, respectively, the then outstanding shares of common stock of such company and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such acquisition in substantially the same proportions as their ownership, solely in their capacity as shareholders of the Company, immediately prior to such acquisition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

(ii) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest; or

(iii) consummation of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation, do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, solely in their capacity as shareholders of the Company, more than 70% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

(iv) consummation of (A) a complete liquidation or dissolution of the Company or (B) a sale or other disposition of all or substantially all of the assets of the Company, other than to a company, with respect to which following such sale or other disposition, more than 70% of, respectively, the then outstanding shares of common stock of such company and the combined voting power of the then outstanding voting securities of such company to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities, solely in their capacity as shareholders of the Company, who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be.

30. Effect Of Change In Control. In the event of a Change in Control, options that are not then exercisable shall become immediately exercisable, and, notwithstanding any other provisions of this Plan or any award agreement, shall remain exercisable for no less than the shorter of (i) two years or (ii) the remainder of the full term of the option. The Committee may make such provision with respect to other awards under this Plan as it deems appropriate in its discretion, provided that no such provision may cause this Plan or any award hereunder to fail to meet the requirements of Internal Revenue Code § 409A(a)(2), (3) or (4) or to violate § 409A(b), to the extent applicable.

31. Compliance With Laws And Regulations. Notwithstanding any other provisions of this Plan, the issuance or delivery of any shares may be postponed for such period as may be required to comply with any applicable requirements of any national securities exchange or any requirements under any other law or regulation applicable to the issuance or delivery of such shares, and the Company shall not be obligated to issue or deliver any such shares if the issuance or delivery thereof shall constitute a violation of any provision of any law or any regulation of any governmental authority, whether foreign or domestic, or any national securities exchange.

32. Certain Limitation on Awards to Ensure Compliance with Internal Revenue Code § 409A. Notwithstanding any other Plan provision, the terms of any 409A Award and any Non-409A Award, including any authority of the Committee and rights of the participant with respect to the award, shall be limited to those terms permitted under Code § 409A, and any terms not permitted under Code § 409A shall be automatically modified and limited to the extent necessary to conform with Code § 409A. For this purpose, other provisions of the Plan notwithstanding, the Committee shall have no authority to accelerate distributions relating to 409A Awards in excess of the authority permitted under Code § 409A, and any distribution subject to Code § 409A(a)(2)(A)(i) (separation from service) to a “key employee” as defined under Code § 409A(a)(2)(B)(i), shall not occur earlier than the earliest time permitted under Code Section § 409A(a)(2)(B)(i). In the case of a 409A Award, a transaction shall constitute a “Change in Control” as defined in Section 29 only if such transaction would also constitute a “change of control” under Code § 409A.

For purposes of this Plan, “409A Awards” means awards that constitute a deferral of compensation under Code § 409A and regulations thereunder. “Non-409A Awards” means awards other than 409A awards. For purposes of this Plan, options, SARs and Restricted Share Awards are intended to be Non-409A Awards.

33. Amendment. The Board may alter or amend this Plan, in whole or in part, from time to time, or terminate this Plan at any time; provided, however, that no such action shall adversely affect any rights or obligations with respect to awards previously made under this Plan unless the action is taken in order to comply with applicable law, stock exchange rules or accounting rules; and, provided, further, that no amendment which has the effect of increasing the number of shares subject to this Plan (other than as permitted in Section 21) shall be made without the approval of the Company’s shareholders.

34. Governing Law. The validity, construction and effect of the Plan, any rules and regulations relating to the Plan and any award document shall be determined in accordance with the laws of the State of North Carolina, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.

35. Severability. If any provision of this Plan or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Plan and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

2014

Annual Meeting Notice

and Proxy Statement

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Directors	☐	☐	☐
Nominees
01 Stephen E. Macadam 02 Thomas M. Botts 03 Peter C. Browning 04 Felix M. Brueck 05 B. Bernard Burns, Jr.
06 Diane C. Creel 07 Gordon D. Harnett 08 David L. Hauser 09 Kees van der Graaf
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.						For	Against	Abstain
2	On an advisory basis, to approve the compensation to our named executive officers as disclosed in the proxy statement:					☐	☐	☐
3	To approve the amendment and restatement of our Amended and Restated Equity Compensation Plan.					☐	☐	☐
4	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.					☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address change/comments, mark here. (see reverse for instructions)				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

SHARES CUSIP # SEQUENCE #

Signature [PLEASE SIGN WITHIN BOX]	Date	JOB #	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The 10-K Wrap, Notice & Proxy Statement is/are available at www.proxyvote.com.

ENPRO INDUSTRIES, INC. Annual Meeting of Shareholders April 30, 2014 11:30 am This proxy is solicited by the Board of Directors

The undersigned hereby appoints Stephen E. Macadam, Alexander W. Pease and Robert S. McLean, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of EnPro Industries, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the company to be held at the company’s headquarters located at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina on Wednesday, April 30, 2014, at 11:30 am or at any adjournment or postponement thereof, with all powers which theundersigned would possess if present at the Meeting. The materials for the Annual Meeting can also be viewed at http://2014annualmeeting.enproindustries.com

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address changes/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side